   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999
                                                      REGISTRATION NO. 333-85281
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------


                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                               ------------------

                         PENTASTAR COMMUNICATIONS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

              DELAWARE                                                4813                               84-1502003
(State or jurisdiction of incorporation        (Primary Standard Industrial Classification Code       (I.R.S. Employer
         or organization)                                             Number)                        Identification No.)

                                1522 BLAKE STREET
                             DENVER, COLORADO 80202
                                 (303) 825-4400
          (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                       -----------------------------------

                          CRAIG J. ZOELLNER, PRESIDENT
                         PENTASTAR COMMUNICATIONS, INC.
                                1522 BLAKE STREET
                             DENVER, COLORADO 80202
                                  (303)825-4400
            (Name, address and telephone number of agent for service)

                       -----------------------------------
                                   Copies to:

       B. SCOTT PULLARA, ESQ.                     ROBERT W. WALTER, ESQ.
       LESLIE A. NICHOLS, ESQ.                    STACEY L. BOWERS, ESQ.
       SHERMAN & HOWARD L.L.C.           BERLINER ZISSER WALTER & GALLEGOS, P.C.
633 SEVENTEENTH STREET, SUITE 3000          1700 LINCOLN STREET, SUITE 4700
       DENVER, COLORADO  80202                    DENVER, COLORADO  80203
          (303) 297-2900                              (303) 830-1700
                       -----------------------------------


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                       -----------------------------------

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       -----------------------------------

PROSPECTUS                       Subject to completion, dated September 23, 1999



                         PENTASTAR COMMUNICATIONS, INC.

                        1,500,000 SHARES OF COMMON STOCK


         This is an initial public offering. PentaStar is offering all of the 1,500,000 shares. The 1,500,000 shares do not include any of the shares of PentaStar's common stock that will be issued in the two acquisitions described in this prospectus.

         PentaStar estimates that the share price will be between $9.00 and $11.00. PentaStar has applied for the listing of its shares on the Nasdaq SmallCap Market under the symbol "PNTA."

THESE ARE SPECULATIVE SECURITIES. AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7.


                                                       PER SHARE                TOTAL
                                                       ---------                -----
                Public offering price                $                       $
                Underwriting discounts               $                       $
                Proceeds to PentaStar                $                       $

         The representative of the underwriters has a 45-day option to purchase an additional 225,000 shares from PentaStar to cover over-allotments.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIME TO MAKE ANY REPRESENTATION TO THE CONTRARY.

                           SCHNEIDER SECURITIES, INC.

                      PROSPECTUS DATED ______________, 1999

We intend to furnish shareholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each year.

                              PENTASTAR PROSPECTUS

                                  INTRODUCTION

     Please read this prospectus carefully. It describes our business, services and finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
Prospectus Summary................................................................................................1
Risk Factors......................................................................................................7
Where You Can Find Additional Information........................................................................21
Forward Looking Statements.......................................................................................21
Use of Proceeds..................................................................................................22
Dividend Policy..................................................................................................23
Capitalization...................................................................................................24
Dilution.........................................................................................................25
Selected Financial Data..........................................................................................27
Management's Discussion and Analysis of Financial Condition and Results of Operations............................30
Business.........................................................................................................51
Management.......................................................................................................68
Certain Transactions.............................................................................................75
Principal Shareholders...........................................................................................77
Description of Capital Stock.....................................................................................80
Shares Eligible for Future Sale..................................................................................83
Underwriting.....................................................................................................86
Legal Matters....................................................................................................89
Experts..........................................................................................................89
Index to Financial Statements...................................................................................F-1

                               PROSPECTUS SUMMARY

         This summary is qualified by more detailed information appearing elsewhere in this prospectus. The other information is important, so please read this entire prospectus carefully. Simultaneously with the closing of this offering we will acquire two communications services agents, ICM Communications Integration, Inc. and DMA Ventures, Inc., d/b/a Access Communications. References in this prospectus to "PentaStar," "we," "us" and "our" refer to PentaStar, ICM and Access on a combined basis, unless the context otherwise requires. Unless otherwise indicated, all information in this prospectus: (1) reflects a 3,417.96 for 1 split of the PentaStar common stock immediately prior to this offering; (2) assumes completion of the acquisitions of ICM and Access concurrently with the closing of this offering and the issuance of 370,000 shares of common stock to the shareholders of ICM and Access in those acquisitions; and (3) assumes that the representative of the underwriters does not exercise its over-allotment option or its warrants and that no other person exercises any other option or warrant.


                         PENTASTAR COMMUNICATIONS, INC.


         PentaStar was formed on March 15, 1999 to become a communications services agent. PentaStar intends to acquire communications services agents in major metropolitan areas. PentaStar also plans to acquire Internet service providers, or ISPs, in small, high-growth areas. We believe there are a number of significant advantages for agents and ISPs to join us, including enhanced revenue opportunities and reduced costs that we believe are inherent in a larger organization within our industry.

         PentaStar's activities to date have consisted of:

         o    organizing PentaStar;
         o developing PentaStar's business plan, management and corporate structure;
         o    pursuing the acquisitions of ICM and Access; and
         o    conducting activities in connection with this offering.

PentaStar has not yet engaged in any business operations and has not generated any revenues.

         Upon the closing of this offering and the acquisitions of ICM and Access, we will commence our business operations as a communications services agent. We will design, procure and facilitate the installation and use of communications services solutions that best meet customers' specific requirements and budgets. We sell local access, long distance, wireless and Internet services for voice and data communications for various communications service providers. We presently work exclusively with U S WEST to provide customers with local access services, and intend to work exclusively with U S WEST and other regional bell operating companies, or RBOCs, with whom we may establish agent relationships in the future for local access services. We also act as an agent for other U S WEST services, including wireless and Internet services.

         Our customers are small to medium-sized businesses active in a wide variety of industries. They are usually of a size that cannot justify a dedicated internal communications staff but, given the complexities of the communications industry, need assistance in procuring services. Since we do not own any communications infrastructure, we believe that we will be able to give our customers an independent evaluation of available communications services and technologies as we establish relationships with multiple providers of long distance, wireless and Internet services. We intend to continue to work exclusively with RBOCs for local access services. We will focus our personnel and financial resources on:

         o assessing the customers' needs for current and future communications services;
         o    analyzing and designing specific customer solutions;
         o helping customers integrate those communications services into their operations;
         o selecting the providers that best match the customers' requirements;

         o facilitating the ordering and installation of communications services;
         o staying current with developing technologies and pricing plans and analyzing how they may be applicable to our customers; and
         o working with our customers on an on-going basis to address their communications issues.

         We believe our agent services will be attractive to communications service providers because we will allow them to out-source a difficult function in a cost-effective manner that provides them a means of retaining customers and increasing sales. We are paid a commission by each service provider based on a percentage of each customer's cost of service.

         We intend to use the staff and customer relationships of ISPs we may acquire to implement our comprehensive local access, long distance and wireless solution in their small, high-growth markets. We believe we will offer communications service providers an effective means to sell into and service small markets. The ISPs we acquire are expected to offer a unique sales channel to serve the communications needs of these markets, in addition to the value to us of their core Internet businesses.

         We estimate the core communications market segments of local access, long distance, wireless and Internet services had 1998 sales in excess of $200 billion. The communications industry offers its services through the direct sales forces of communications service providers and through independent agents. The agent industry is highly fragmented and characterized by hundreds of local companies with no large national competitors. Based upon the 1999 Boardwatch Magazine's Directory of Internet Service Providers, the ISP industry is also highly fragmented with over 5,000 mostly small, local ISPs in North America. This fragmentation enhances the opportunity to build, through acquisitions, a leading agent with operations in multiple regions of the country.

         ICM was formed in 1990 as a division of ICM, Inc., to provide communications consulting and sell comprehensive communications services to small to medium-sized businesses.

Approximately 99% of ICM's revenues for 1998 were from commissions paid by U S WEST. The balance was comprised of revenues from the sale of long distance and Internet services procured from a former affiliate of ICM.

         Access was formed in 1995. Originally, Access acted as an agent for U S WEST communications services and sold local area network and wide area network hardware for computer systems. In November 1998, Access determined to discontinue its hardware sales to focus on selling U S WEST communications services. While all of Access' 1998 revenues were from commissions paid by U S WEST, Access has recently begun offering Qwest long distance services and is beginning to develop other provider relationships.

         We are party to a consulting agreement with BIBD, LLC, a venture between BACE Industries, LLC and Black Diamond Capital, LLC. Under the consulting agreement, BIBD will help us identify potential agent and ISP acquisition candidates, evaluate certain financial and business aspects of the candidates and document and close the acquisitions approved by PentaStar's board of directors. After this offering BACE Investments, which is under common ownership with BACE Industries, will own 33.5%, and Black Diamond will own 14.6%, of our common stock. Our board of directors has adopted a policy pursuant to which a majority of our directors who are not affiliated with BIBD, BACE Industries or Black Diamond must approve any acquisitions.


         On August 13, 1999, we changed our name to PentaStar Communications, Inc. from Optimal Communications, Inc. Our executive offices are located at 1522 Blake Street, Denver, Colorado 80202 and our telephone number is (303) 825-4400.

                                  THE OFFERING


Common stock offered.............................................    1,500,000 shares

Common stock to be outstanding after this offering...............    4,999,997 shares

Use of proceeds..................................................    To finance the acquisition of ICM and
                                                                     Access; to make other complementary
                                                                     acquisitions or investments; to repay
                                                                     certain indebtedness; and for working
                                                                     capital, systems investment and other
                                                                     general corporate purposes.

Proposed Nasdaq SmallCap Market symbol...........................    PNTA



         The 1,500,000 shares offered by this prospectus do not include any of the shares of our common stock that will be issued in the acquisitions of ICM and Access.

         The number of shares of common stock to be outstanding after this offering does not include shares we have either agreed to issue or reserved for issuance under our stock option plan. For an explanation, please refer to the "Capitalization" section on page 24.

                        SUMMARY PRO FORMA FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following summary unaudited pro forma combined financial data present financial data for our business as adjusted for: (1) the effects of the acquisitions of ICM and Access on an historical basis; (2) the effects of pro forma adjustments to the historical financial statements; and (3) the completion of this offering.


         We prepared the unaudited pro forma statement of operations data to reflect the acquisitions of ICM and Access as if they had each occurred on January 1, 1998. These results have been prepared using the purchase method of accounting. We have presented this information to give you a better picture of what our business might have looked like if we had owned ICM and Access since January 1, 1998. These companies may have performed differently if they had actually been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions. Please see our unaudited pro forma condensed combined financial information beginning on page F-2.


SUMMARY PRO FORMA STATEMENT OF OPERATIONS DATA


                                                  YEAR ENDED    SIX MONTHS ENDED JUNE 30,
                                                   DECEMBER     -------------------------
                                                   31, 1998         1998         1999
                                                  ----------       ------       ------
Total revenues ................................     $6,657         $2,744       $2,996
Costs and expenses ............................      5,592          2,603        2,789
                                                    ------         ------       ------
Income from continuing operations .............     $1,065         $  141       $  207
                                                    ======         ======       ======
Net income (loss) from continuing operations ..     $  617         $   10       $  134
                                                    ======         ======       ======

Basic and diluted per share data (1)
   Net income (loss) per share from
   continuing operations ......................     $ 0.18         $   --       $  .04
                                                    ======         ======       ======
Depreciation and amortization .................     $  307         $  154       $  160
EBITDA(2) .....................................     $1,372         $  295       $  367


SUMMARY PRO FORMA BALANCE SHEET DATA AS OF JUNE 30, 1999


                                                              PRO          PRO FORMA
                                                           FORMA (3)     AS ADJUSTED (4)
                                                           ---------     ---------------
Current assets .......................................      $ 2,008         $12,044
Goodwill .............................................        3,814           3,814
Other noncurrent assets ..............................        1,076           1,076
                                                            -------         -------
        Total assets .................................      $ 6,898         $16,934
                                                            =======         =======

Current liabilities ..................................      $ 3,570         $ 1,120
Shareholders' equity .................................        3,328          15,814
                                                            -------         -------
        Total liabilities and shareholders' equity ...      $ 6,898         $16,934
                                                            =======         =======



(1)  Based upon 3,499,997 pro forma basic and diluted shares outstanding.
(2) EBITDA represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit) depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income (loss), as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.
(3) The pro forma column reflects the acquisitions of ICM and Access as if they had each occurred on June 30, 1999. For purposes of presentation, the current liabilities include the $2,423 cash portion of the purchase price for ICM and Access.
(4) The pro forma as adjusted column gives effect to completion of this offering at an assumed offering price of $10.00 per share, after deducting underwriting discounts and other estimated offering expenses. Additionally, the $2,423 cash portion of the purchase price for ICM and Access shown within the current liabilities in the pro forma column, is reflected as repaid in this column using proceeds from this offering.

                                  RISK FACTORS


         You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us may also impair our business.


         If any of the events described in the following risks actually occur, our business, financial condition and operating results could be materially adversely affected and cause the price of our common stock to be highly volatile. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING GENERALLY TO OUR COMPANY

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE NO COMBINED OPERATING HISTORY AND OUR BUSINESS MODEL IS UNTESTED.

         We are a newly-formed company with no operations for you to review in evaluating our business. We will combine ICM and Access into PentaStar concurrently with the completion of this offering. This makes it difficult to determine if their businesses can be integrated and operated successfully together. We will be applying a business model that has not been tested in our industry, and the success of this business model depends on our ability to build on the strengths of ICM, Access and other future acquisitions and to centralize many of their business functions. It may take us longer than anticipated to implement our business model and some components of our model may not prove to be feasible or possible. As a result, our business may not produce the level of profitability we are trying to achieve.


OUR SUCCESS WILL DEPEND IN LARGE PART ON OUR ABILITY TO SUCCESSFULLY INTEGRATE THE OPERATIONS AND MANAGEMENT OF AGENTS AND ISPS WE ACQUIRE.

         Our success as a multi-regional communications services agent and ISP will depend in large part on our ability to integrate ICM and Access and our ability to integrate agents and ISPs we may acquire in the future. We will have to expend substantial managerial, operating, financial and other resources to integrate these businesses. If we do not successfully integrate our agents and ISPs we may experience significant operating inefficiencies, which would reduce our profitability.


OUR FUTURE REVENUES ARE UNPREDICTABLE, OUR OPERATING RESULTS WILL FLUCTUATE AND THE VALUE OF YOUR INVESTMENT MAY BE ADVERSELY AFFECTED.


         We are unable to forecast our revenues with any degree of certainty as a result of our lack of combined operating history. Our current and projected expense levels are based largely on our estimates of future revenues. We also believe that our operating results may fluctuate significantly from quarter to quarter due primarily to customer ordering patterns for communications equipment and services. As a result, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. It is also likely that in some future quarter, our operating results may be below the expectations of public market analysts or investors. In this event, the price of our common stock may fall.

WE MUST INCREASE REVENUES TO SUPPORT OUR EXPANDED INFRASTRUCTURE.

         To implement our business plan following the acquisitions of ICM and Access, we anticipate making expenditures to build our infrastructure, including the management and systems necessary to support a multi-regional company. As a result, our success will depend greatly upon our ability to continue to increase revenues through acquisitions of agents and ISPs to offset these expenses. To the extent these expenses are not offset by increased revenues, our net income will decline.

WE FACE RISKS ASSOCIATED WITH THE TWO ACQUISITIONS WE WILL COMPLETE CONCURRENTLY WITH THE COMPLETION OF THIS OFFERING AND WE WILL CONTINUE TO FACE RISKS DUE TO OUR ACQUISITION STRATEGY THAT MAY DILUTE SHAREHOLDERS' EQUITY AND RESULT IN US FAILING TO MEET OUR FINANCIAL OBJECTIVES.

         Our acquisition strategy to acquire agents and ISPs is subject to the following risks:

         o we may be unable to identify suitable acquisition candidates at reasonable prices;
         o costs of these acquisitions, including the amortization of intangible assets, could adversely affect our operating results and profitability;
         o because we plan to use our common stock as acquisition currency, the completion of acquisitions is dependent on our stock price and the acquisitions may be dilutive to our shareholders; and
         o we may be unable to retain the customer base of our specific acquisitions.

         In addition, it is typical in our industry for agent agreements to contain provisions that require the consent of the communications service provider to a change of control of the agent. We may not be able to complete attractive acquisitions if we are unable to obtain the approval of these third parties. Additionally, due to these risks, we may be unable to successfully engage in our planned acquisition strategy.


COMPETING BIDS FOR AGENTS AND ISPS THAT WE ARE INTERESTED IN MAY DRIVE UP PURCHASE PRICES AND LIMIT OUR ABILITY TO CARRY OUT OUR ACQUISITION STRATEGY.

         Our future success depends greatly on our ability to expand into new markets through the acquisition of agents and ISPs. We will face competition from other companies seeking to acquire and consolidate agents and ISPs. Many of these companies may have significantly greater financial and other resources than we do. As a result of this competition and demand, we may be unable to purchase potential acquisition candidates due to increased acquisition prices. If we are unable to purchase, or must pay higher acquisition prices for, agents or ISPs, our business, financial condition and operating results will be materially adversely affected.

WE MAY ACQUIRE CONTINGENT OR UNDISCLOSED LIABILITIES AS A RESULT OF OUR ACQUISITIONS THAT COULD DEPLETE OUR CASH RESERVES.


         The acquisitions of ICM and Access are, and the acquisition of other agents and ISPs may be, structured as stock purchases. As a result, we may acquire liabilities that we did not know about at the time we negotiated or closed these acquisitions. If these liabilities arise, they may be in excess of our ability to collect on our indemnification rights against the former owners of the acquired company. In that case, our cash reserves may decline.

THE COMMUNICATIONS INDUSTRY IS UNDERGOING RAPID CHANGE AND WE MUST KEEP CURRENT WITH THESE CHANGES IN ORDER TO ADDRESS THE NEEDS OF OUR CUSTOMERS.

         Our business plan is premised upon providing a comprehensive communications solution to customers. As a result, we must continually be aware of and educate ourselves on developments in the communications industry, including:


         o    rapidly changing technology and communication delivery methods;
         o    constantly evolving industry standards and practices;
         o    frequent new service introductions and enhancements; and
         o    changing client requirements and preferences.


         If we do not remain knowledgeable of technology developments and evolving service offerings, we will not be able to address the complex and varied needs of our customers.

AS A RESULT OF THE ACQUISITIONS OF ICM AND ACCESS WE WILL INCUR GOODWILL EQUAL TO 22.6% OF OUR TOTAL ASSETS, $191,000 OF WHICH WILL BE AMORTIZED EACH YEAR FOR 20 YEARS, WHICH WILL DECREASE OUR NET INCOME.

         As a result of the acquisitions of ICM and Access, we will incur goodwill currently estimated at approximately $3.8 million. This goodwill is equal to approximately 22.6% of our total assets and will be expensed at an approximate annual rate of $191,000 for 20 years . We expect these charges to have a significant adverse effect on our net income for the foreseeable future. In addition, if we are required to write-off a significant portion of any unamortized intangible asset our net income would decline.

WE WILL RELY ON BIBD TO ASSIST US IN EXECUTING OUR ACQUISITION STRATEGY.

         We are party to a consulting agreement with BIBD, LLC, a venture between BACE Industries and Black Diamond. We will be reliant on BIBD in executing our acquisition strategy. BIBD will identify potential acquisitions through industry contacts, referrals from other agents or ISPs and analysis of various data bases. Once a candidate fitting PentaStar's acquisition profile is identified, BIBD will assist PentaStar in gathering and evaluating financial and business information. If the acquisition is approved by a majority of our directors who are not affiliated with BIBD, BACE Industries or Black Diamond, BIBD will help us document and close the acquisition. Robert S. Lazzeri and Carleton A. Brown will be the directors who, at the closing of this offering, will not be affiliated with BIBD, BACE Industries or Black Diamond. Within 90 days of this offering we will add an additional independent director. The termination of this consulting agreement or the loss of the services provided by BIBD could have a material adverse effect on our ability to successfully implement our acquisition strategy. Please see "Certain Transactions" for a more detailed description of the terms of this consulting agreement and other agreements with these parties.

WE MAY HAVE CONFLICTS OF INTEREST WITH BIBD, BACE INDUSTRIES AND BLACK DIAMOND WITH RESPECT TO THE CONSULTING AGREEMENT.

         Under the terms of our consulting agreement with BIBD, we pay BIBD a fee that will range from $12,000 per month to $21,000 per month depending on PentaStar's annualized revenues. Because acquisitions will increase our annualized revenues, and as a result the monthly fee payable to BIBD, there may be conflicts of interest in connection with any proposed acquisition. To address this, any acquisition must be approved by a majority of our directors who are not affiliated with BIBD, BACE Industries or Black Diamond. In addition, after this offering BACE Investments, which is under common ownership with BACE Industries, will own 33.5%, and Black Diamond will own 14.6%, of our common stock.

THE LOSS OF SENIOR MANAGEMENT OR OTHER KEY PERSONNEL, WITH EXPERIENCE IN THE COMMUNICATIONS SERVICES INDUSTRY, THE INABILITY OF THESE PERSONS TO WORK EFFECTIVELY TOGETHER AND OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL HIGHLY SKILLED PERSONNEL COULD HARM OUR BUSINESS AND CAUSE OUR STOCK PRICE TO FALL.

         We believe that our success will depend on the services and performance of our senior management team, especially Robert S. Lazzeri, our chief executive officer upon this offering, and R. Neal Tomblyn, our president and chief operating officer upon this offering, and other key personnel. The loss of the services of any of our senior management team or other key employees could adversely affect our business, financial condition and operating results. Members of our senior management team have not worked together prior to the date of this prospectus and may not be able to work effectively together. Intense competition in the communications industry for qualified personnel may adversely impact our ability to identify, hire, train and retain highly qualified technical, marketing, sales and operations personnel.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS.

         The year 2000 issue could result in major system failures or miscalculations. Many of our service providers, customers and potential customers maintain their operations on systems that may not be year 2000 compliant. If our service providers are not year 2000 compliant, we may be unable to obtain the services we require for our operations. If our customers' and potential customers' systems are impacted by the year 2000 issue, our business could be materially impacted, particularly if demand for our services declines as a result of our customers' needs to upgrade their computer systems. The services we deliver to our customers are dependent on third-party services and products. As a result, it is difficult for us to determine which part of our services may result in year 2000 problems. This may cause us to be involved in litigation concerning our services.


GENERAL ECONOMIC CONDITIONS MAY AFFECT OUR CUSTOMERS' NEEDS FOR COMMUNICATIONS AND INTERNET SERVICES.

         In the last few years the health of the general economy has been relatively strong. To the extent the general economic health of the United States declines from recent historical high levels, or to the extent companies and individuals fear a decline is imminent, these companies and individuals may delay or cancel plans to expand or upgrade their communication systems, which could cause our revenues to decline or be delayed.

WE CURRENTLY HAVE ONLY ONE INDEPENDENT DIRECTOR.

         Upon this offering, our board of directors will consist of four persons, only one of whom will not be affiliated with PentaStar. We intend to add an additional independent director within 90 days of this offering.


RISKS RELATED TO OUR COMMUNICATIONS SERVICES AGENT BUSINESS

WE CURRENTLY DEPEND UPON THE COMMISSIONS AND FEES FROM ONE RBOC.


         Our operating results currently depend upon our agreements with U S WEST. If these agreements were terminated or not renewed, our revenues would be materially impacted. The agreements with U S WEST include performance benchmarks, which if not met, could result in termination of these agreements. These agreements expire in December 2000.

OUR AGREEMENTS WITH U S WEST PERMIT IT TO MAKE CHANGES IN MATERIAL TERMS OF THE AGREEMENTS WITHOUT OUR CONSENT.

         Our agreements with U S WEST provide that, upon notice, U S WEST may without our consent change the commission rates payable, the services covered and the geographical territory in which we may sell its services. Any reduction in the commission rates, changes in the types of services or the geographical territory in which services may be sold would materially reduce our revenues.

THE EXCLUSIVITY PROVISIONS IN OUR U S WEST AGREEMENTS MIGHT IMPAIR THE IMPLEMENTATION OF OUR BUSINESS PLAN.

         Our agreements with U S WEST provide that we are to exclusively market specified U S WEST core products and services, including local access, wireless and Internet services. We believe all U S WEST agent agreements contain similar provisions. Our business plan contemplates that we will market certain of these services, other than local access, for communications service providers other than U S WEST. We believe that U S WEST has not enforced the exclusivity provisions against its agents with respect to communications services other than local access. If the exclusivity provisions were enforced against us for services other than local access, we would be forced to market local access services from a communications service provider other than U S WEST. Enforcement of those provisions could have a material adverse effect on our ability to execute our business plan in the future.

WE WILL NEED TO ESTABLISH AGENT RELATIONSHIPS WITH OTHER COMMUNICATIONS SERVICE PROVIDERS TO FULLY EXECUTE OUR BUSINESS PLAN.

         In order to provide our customers with a comprehensive communications solution and independent evaluation of available communications services and technologies, except in local access, we will need to establish agent relationships with multiple providers of long distance, wireless and Internet services. Failure to establish these relationships could result in reduced revenues due to the loss of customers to other agents or service providers.

A DECLINE IN THE QUALITY OF SERVICES OR COMPETITIVENESS OF PRICING PROVIDED BY THE COMMUNICATION SERVICE PROVIDERS FOR WHOM WE ACT AS AGENTS MAY CAUSE US TO LOSE CUSTOMERS.

         The communications services that we sell are critical to the operations of the businesses of our customers. These communications services are priced, provided and billed by third party providers that we do not control. If the quality or delivery of services offered by U S WEST or any other communications service providers we may deal with were to decline or if their pricing was no longer competitive, we may lose customers, which would adversely affect our revenues.

WE RELY ON U S WEST TO PROVIDE LOCAL ACCESS SERVICE, AND IF U S WEST ENCOUNTERS WORK STOPPAGES, SLOWDOWNS, STRIKES OR OTHER DISRUPTIONS OF THEIR LABOR FORCE, IT MAY IMPACT OUR ABILITY TO SERVICE OUR CUSTOMERS, WHICH MAY AFFECT OUR PROFITABILITY.

         We rely on U S WEST, and in the future may rely upon other RBOCs, to provide local access service to our customers. Unions have been established at all of the RBOCs. If U S WEST or any other RBOC with whom we establish an agent relationship were to experience a work stoppage, slowdown, strike or other labor disruption, local access service could be affected. As a result, we could suffer a decline in revenues or customer loss. If we are unable to market local access services as a result of any labor disruptions, our revenues could decline.

ICM AND ACCESS HAVE RECENTLY BEGUN ACTING AS A SALES AGENT FOR LONG DISTANCE, WIRELESS AND INTERNET SERVICES, AND WE MAY NOT BE SUCCESSFUL IN SELLING OR GENERATING SUBSTANTIAL REVENUES FROM THESE SERVICES.

         Until 1998, the only communications services that ICM and Access marketed to customers were U S WEST's local access services. In January 1998, ICM and Access each began offering U S WEST Internet services. In December 1998, ICM and Access each began offering U S WEST wireless services. ICM began offering Qwest long distance services in October 1998 and AT&T long distance services in April 1999. In January 1999, Access began offering Qwest long distance services. In June 1998, ICM began offering Epoch Internet services. We do not know if our current customers or future customers will purchase these services through us or if we will be successful in marketing these services. If we are unable to establish additional agency relationships with providers or sell these additional services to our customers, our revenues would not increase as we anticipate.


WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH LARGER COMMUNICATIONS COMPANIES AND OTHER COMMUNICATIONS SERVICE PROVIDERS AND AGENTS, AND THE VALUE OF YOUR INVESTMENT MAY DECLINE AS A RESULT.


         The market for communications services is extremely competitive. We expect that this competition will continue to intensify as new communications services agents and ISPs enter the market. The local access, long distance, wireless and Internet services we market compete for customer recognition with other providers offering similar services. We compete directly with other communications services agents and indirectly with national, regional and local communications providers of local access, long distance, wireless and Internet services. Many of our competitors have greater name recognition and financial, marketing and other resources. As a result, we may be unable to successfully compete against our competitors' pricing strategies, technology advances, advertising campaigns and other initiatives. We will need to distinguish ourselves by our communications services knowledge, our ability to offer a range of services and our responsiveness. We cannot assure you that we will be able to distinguish ourselves from our competitors or survive in this intensely competitive market.

SOME OF THE COMMUNICATIONS SERVICES WE SELECT FOR OUR CUSTOMERS ARE SUBJECT TO GOVERNMENT REGULATION AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS, AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.

         A significant portion of the communications services that we select for our customers are subject to regulation at the federal, state or local levels. Future federal state or local regulations may be less favorable to us than current regulations. This could cause a decrease in demand for our services or increase our cost of doing business.

         The RBOC agency programs were developed by the RBOCs as a way to comply with a 1982 federal district court antitrust decree that mandated the breakup of AT&T and with the FCC's requirement that the RBOCs provide enhanced services and equipment through separate subsidiaries. The FCC has accepted the use of agents as a way of meeting these requirements. Changes in the requirements or regulations regarding the RBOCs could result in a change in the way RBOCs use agents or result in the RBOCs no longer using agents. If the RBOCs cease using agents, our business, financial condition and operating results would be materially adversely impacted. In addition, the government has promoted, and is currently taking regulatory action to promote, greater competition in the local access markets. As a result of any increased competition due to these local services market regulations, prices could be eroded which would result in us earning less commission revenues on our agency contracts.


         Since our communications services strategy is dependent on the RBOCs and regulatory activities are chiefly aimed at fostering competition with and among the RBOCs, regulatory activities could have a negative effect on our ability to sell communications services.

RISKS RELATED TO INTERNET SERVICE PROVIDERS


         As part of our growth strategy, we plan to acquire ISPs that provide Internet access across telephone lines in small, high growth markets. As of the date of this prospectus, we have not acquired any ISPs. We may not be able to acquire any ISPs for the reasons set forth elsewhere in this prospectus. If we do acquire any ISPs, our ISP business will be subject to the following risks in addition to those set forth elsewhere in this prospectus, and those not presently known to us.


THE INTERNET SERVICE MARKET CHANGES RAPIDLY AND WE MAY NOT BE SUCCESSFUL IN ADOPTING NEW TECHNOLOGIES OR ALTERNATIVE INTERNET ACCESS SYSTEMS.

         The ISP industry is characterized by rapid changes in technology, evolving industry standards, emerging competition and frequent new service introductions. We are not able to predict if we will have the necessary resources to adapt and compete in this changing marketplace. If the Internet becomes easily accessible in other ways, we would need to change our anticipated method of providing Internet access, which would require substantial time and expense. If we are unable to change our methodology, we would not be able to effectively compete.

IF COMMUNICATIONS CARRIERS DO NOT PROVIDE US WITH ADEQUATE COMMUNICATIONS CAPACITY TO DELIVER OUR INTERNET SERVICES, WE MAY LOSE SUBSCRIBERS AND FAIL TO ATTRACT NEW SUBSCRIBERS, WHICH WOULD RESULT IN REDUCED REVENUES AND PROFITABILITY.

         We will rely on local and long-distance communications companies to provide communications capacity to deliver our Internet services. These providers may experience disruptions of service or may have limited capacity, which could disrupt our services or limit Internet access for subscribers of ISPs we may acquire. We may not be able to replace or supplement these services on a timely basis or at all. In addition, because we will rely on third-party communications service providers for our connection to the Internet, we will face the following limitations on our ability to serve Internet subscribers and add additional subscribers:

         o we will not control decisions regarding availability of service at any particular time;
         o we may not be able to deploy new technologies when we wish to because our communications service providers may not be able to support that technology on their infrastructure;
         o we may not be able to increase access capacity sufficiently to respond to increased subscriber demand; and
         o we may not be able to negotiate favorable interconnect agreements with other communications service providers.

         Communications carriers may also supply their services to ISPs that will be our competitors and these carriers may be, or in the future may become, competitors themselves. Communications carriers with whom we do business may enter into exclusive arrangements with our competitors or stop supplying their services to us at commercially reasonable prices or at all.




A DROP IN DEMAND FOR INTERNET ACCESS MAY RESULT IN A REDUCTION OF ANTICIPATED REVENUES.


         Our anticipated ISP business will rely on demand for access to the Internet and for services related to the Internet. Although the Internet has experienced rapid growth in recent years, commerce and communication over the Internet may not continue to develop and expand. Even if they do, the Internet access and communications services we anticipate offering may not become widely adopted for these purposes.


         Our anticipated business and revenues will not grow as we expect and may decline if:

         o the market for Internet access services fails to continue to develop;

         o    the Internet market develops more slowly than expected; or
         o    the Internet market becomes saturated with competitors.

OUR PLAN TO INCREASE REVENUES BY MARKETING ADDITIONAL COMMUNICATIONS SERVICES TO THE BUSINESS SUBSCRIBERS OF THE ISPS WE ACQUIRE MAY NOT SUCCEED.

         Part of our strategy to increase revenues is to use the sales force of the ISPs we acquire to sell local access, long distance and wireless services to business subscribers of the ISPs. If these additional sales efforts are not successful, the increase in revenues we anticipate will not be realized.


INTERNET SYSTEMS FAILURES AND DELAYS COULD RESULT IN A LOSS OF SUBSCRIBERS AND A CONSEQUENT REDUCTION IN ANTICIPATED REVENUES OF OUR PROPOSED ISP BUSINESS.

         We will face capacity constraints both at the level of particular points of presence, affecting subscribers attempting to use that point of presence, and in connection with system-wide services like e-mail. We may experience delayed delivery from suppliers of new telephone lines, modems, routers, terminal servers and other equipment. If we experience significant delays of this nature, all our incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to our network. We may experience similar problems if we are unable to expand the capacity of our information servers for e-mail, news and the World Wide Web fast enough to keep up with demand from a growing subscriber base. If the capacity of our servers is exceeded, subscribers will experience delays when trying to use a particular service. If we do not maintain sufficient capacity in our network connections, subscribers will experience a general slowdown of all ISP services. If we fail to expand or enhance our network on a timely basis or to adapt to changing subscriber requirements or evolving industry standards, we could lose subscribers, which could result in a reduction in anticipated revenues.

         The occurrence of a natural disaster or other unanticipated problems at one of our points of presence could cause service interruptions for subscribers. In addition, if communications service providers fail to provide the communications capacity we require as a result of a natural disaster, operational disruption or for any other reason, subscribers could experience service disruptions. We do not anticipate maintaining fully redundant or back-up Internet services or infrastructure or other fully redundant computing and communications facilities. Any accident, incident or system failure that causes interruptions in operations could limit our ability to provide Internet services to subscribers.

IF THE SECURITY MEASURES OF ISPS WE ACQUIRE WERE TO FAIL, WE MAY LOSE SUBSCRIBERS OR BE SUED, RESULTING IN ADDITIONAL EXPENSES.

         Fixing problems caused by computer viruses, other inappropriate uses or security breaches may require interruptions, delays or stops in service to Internet subscribers, which could cause them to seek Internet access from other providers. In addition, we expect subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all or completed with compromised security. Our subscribers or others may sue us as a result of a failure, which could result in additional expenses.

IMPLEMENTATION OF NEW GOVERNMENT REGULATIONS MAY INCREASE OUR EXPECTED COSTS OF THE ISP BUSINESS.

         Changes in the regulatory environment relating to the Internet access market, including changes that affect communications costs or increase competition from RBOCs or other communications service providers, could adversely affect the prices at which we may sell ISP services. For example, the imposition of interstate access charges or the elimination of reciprocal compensation for local telephone companies may increase the cost of serving subscribers.


         The FCC may, in the future, reconsider its past ruling that Internet access service is not "interstate telecommunications" and that ISPs are not subject to the requirement to pay a percentage of their gross revenues as a "universal service contribution." If the FCC were to require universal service contributions from providers of Internet access or Internet infrastructure services, our expected costs of doing business could increase substantially, and we may not be able to recover these costs from our customers.

WE COULD INCUR LIABILITY FOR INFORMATION DISSEMINATED BY THE
ISPS THAT WE MAY ACQUIRE OR BY SUBSCRIBERS OF THOSE ISPS.

         We may be subject to lawsuits claiming damages arising out of the dissemination of information by the ISPs that we may acquire, or by subscribers of those ISPs. For example, lawsuits have been brought against ISPs seeking damages for the dissemination by their subscribers of defamatory speech and for copyright infringement. ISPs have also been sued for alleged violations of the Electronic Communication Privacy Act, which imposes conditions on the unauthorized disclosure of the contents of an electronic communication. The law regarding the extent to which ISPs can be held liable for disseminating information originating with their subscribers or for disclosing information about or communications by their subscribers is still developing. However, if lawsuits such as those described were brought against the ISPs that we may acquire, we would incur expenses defending these lawsuits and might be required to pay monetary damages.

AS A RESULT OF AN INCREASE IN THE NUMBER OF COMPETITORS, AND VERTICAL AND HORIZONTAL INTEGRATION IN THE ISP INDUSTRY, WE EXPECT TO FACE SIGNIFICANT COMPETITION.

         Our competitors will include ISPs and on-line service providers with a significant national presence available in small, high growth regions, including America Online, Microsoft Network, Prodigy, MindSpring and EarthLink. Most of these competitors have significantly greater market presence, brand recognition and financial, technical and personnel resources than we will. They also have extensive coast-to-coast access to Internet infrastructure, which may provide them with the ability to provide better service quality. We will also compete with independent regional and local ISPs. We expect increased competition over time in small, high-growth markets as national on-line service providers and other ISPs enter and increase their focus on these markets.

         All of the major long-distance companies, including AT&T, MCI/WorldCom and Sprint, offer Internet access services and will compete with us. Local access carriers, including RBOCs and competitive local exchange carriers, or CLECs, also have entered the ISP market. We believe long-distance and local carriers are moving toward horizontal integration through acquisitions of, and joint ventures with, ISPs. Accordingly, we expect we will experience increased competition from the traditional communications carriers both for Internet subscribers and potential ISP acquisitions.

         In addition, AT&T and Time Warner, among other cable companies, offer high speed Internet access via cable modem in a growing number of markets, either directly or through alliances with Internet access providers such as At Home Corporation. Other alternative service companies are approaching the Internet access market with various newer wireless terrestrial- and satellite-based service technologies. These companies will have substantially greater financial and other resources than we anticipate having.

RISKS RELATED TO OUR STOCK AND THIS OFFERING

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $7.62 PER SHARE AND MAY EXPERIENCE CONTINUED DILUTION IN THE FUTURE.

         The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately following this offering. As a result, if you purchase common stock in this offering you will incur immediate and substantial dilution of approximately $7.62, or 76%, in the net tangible book value per share of the common stock from the price you pay for the common stock in this offering.


         In addition, upon this offering we will issue warrants for 150,000 shares of common stock to the representative and options for 375,000 shares of common stock to a director, two executive officers, some employees of ICM and Access and a consultant. You may experience further dilution to the extent that our common stock is issued upon the exercise of the warrants and options.

MANAGEMENT HAS BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING AND SHAREHOLDERS WILL HAVE NO OPPORTUNITY TO REVIEW ANY ACQUISITION.


         Our management will have broad discretion over the use of proceeds we raise in this offering. You will not have the opportunity to evaluate the economic, financial or other information on which the management bases its decisions on how to use the proceeds. In particular, you will not have an opportunity to review the financial statements or any other information of any agent or ISP business that we may propose to acquire and you will not be able to vote on any of these acquisitions. You must rely on the judgment of management in the application of the proceeds.

THERE IS NO EXISTING MARKET FOR OUR COMMON STOCK AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP.

         Before this offering, there has not been a public market for our common stock. We have applied for listing on the Nasdaq SmallCap Market of our common stock, but we do not know whether active trading in the common stock will develop and continue after this offering. We will determine the initial public offering price for the common stock through negotiations with the underwriters. You may not be able to resell your shares at or above the initial public offering price.

OUR STOCK PRICE MAY BE VOLATILE, WHICH MAY AFFECT YOUR INVESTMENT.

         Following this public offering, our common stock price may fluctuate significantly as a result of:


         o    variations and fluctuations in our operating results, revenues and pace of acquisitions, and related public announcements by us;
         o    failure to meet analyst and investor expectations with respect to our operating results, revenues and acquisitions;
         o    changes in our industry, including regulatory conditions;

         o general economic and market conditions that impact the needs of customers and potential customers for communications services; and

         o our common stock being held by relatively few owners, which could result in a relatively small number of trades having a significant impact on our stock price.


         The securities of many companies have experienced extreme price and volume fluctuation in recent years that is often unrelated to their operating performance. In addition, the market prices for securities of communications, Internet-related and technology companies have frequently reached elevated levels following their initial public offerings. These levels are often not sustainable and may not bear any relationship to that company's operating performance. If the market price of our common stock reaches an elevated level following this offering, it is likely to materially decline. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL AND DECREASE THE VALUE OF YOUR INVESTMENT.


         Following this offering, only 30% of our common stock, or 1,500,000 shares, will be held by the public and publicly traded. As a result, the market price of our common stock could fall if our public shareholders sell substantial amounts of common stock, or if shares not presently available for public trading, including those issued upon the exercise of outstanding warrants and options, are sold into the public market following this offering. These sales might impede our ability to raise capital through the sale of equity securities in the future at a time and price that we deem appropriate.

OUR ANTI-TAKEOVER PROVISIONS AND STOCK OWNERSHIP BY BACE INVESTMENTS AND BLACK DIAMOND COULD NEGATIVELY IMPACT OUR SHAREHOLDERS.

         Some of the provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us. These provisions may adversely affect the price of our common stock, discourage third parties from making bids for us and reduce premiums paid to our shareholders for their common stock. For example, we may issue one or more series of preferred stock without the approval of the shareholders. After consummation of this offering, the members of BACE Investments, LLC (who are also the members of BACE Industries) will beneficially own 33.5% of the outstanding shares of our common stock (32.1% if the representative's over-allotment option is exercised in full) and Craig J. Zoellner and Richard M. Tyler, the members of BACE Investments and BACE Industries, will continue to serve on our board of directors. After completion of this offering, the member of Black Diamond will beneficially own 14.6% of the outstanding shares of our common stock (14.0% if the representative's over allotment option is exercised in full). BACE Investments and Black Diamond will be able to significantly influence the composition of our board of directors and the approval or disapproval of matters requiring shareholder approval and will continue to have significant influence over our affairs.

         This significant ownership by BACE Investments and Black Diamond of our capital stock could have the effect of delaying or preventing a change of our control or otherwise discouraging a potential acquiror from attempting to obtain control of us. This could result in a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the related exhibits and schedules. For further information about us and our common stock, please refer to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit or schedule to the registration statement are qualified by reference to the filed exhibit or schedule.

         A copy of the registration statement, and the exhibits and schedules to the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxies and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.


                           FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "estimates," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS


         We estimate that we will receive net proceeds from this offering of approximately $12.4 million, or approximately $14.4 million if the representative of the underwriters exercises its over-allotment option in full. Each of these amounts is based on an assumed initial offering price of $10.00 per share.


         The principal reasons for this offering are to raise funds to use for the following purposes and in the following priorities:


                          USE                                                  PROCEEDS              PERCENT
                          ---                                                  --------              -------
Pay the cash portion of the purchase price of the acquisition
  of ICM...............................................................      $ 1,923,000               15.5
Pay the cash portion of the purchase price for the acquisition
  of Access............................................................          500,000                4.0
Make other complementary acquisitions or investments,
  which may include the acquisition of agents and ISPs.................        8,400,000               67.7
Working capital, systems investment and other general
  corporate purposes...................................................        1,577,000               12.8
                                                                             -----------              -----
Total..................................................................      $12,400,000              100.0
                                                                             ===========              =====



         Jeffrey A. Veres, who is a founder and minority shareholder of PentaStar, is the sole shareholder of Access and will receive the purchase price for the Access acquisition. Under the acquisition agreement with Mr. Veres, the cash amount actually payable to him will be reduced to the extent that Access has liabilities at the closing other than current payables and accrued expenses, and increased by the amount of cash held by Access at the closing. The same adjustment mechanism applies to the cash amount payable to the shareholders of ICM. No shareholders of ICM are founders, shareholders, directors or executive officers of PentaStar.


         As noted above, we may acquire or invest in complementary businesses or services and a portion of the net proceeds may be used for these acquisitions or investments. However, other than with respect to the pending acquisition of ICM and Access, we currently have no understandings, commitments or agreements for any material acquisition or investment.

         Working capital will be used to pay items such as rent, office expenses, equipment, salaries and PentaStar's other day-to-day costs of doing business. It will also be used to supportanticipated growth in accounts receivable as a result of increasing revenues. If the over-allotment option is exercised by the representative or if warrants are exercised, PentaStar will allocate the additional proceeds to acquisitions and working capital, provided that the amounts allocated to working capital will not exceed 15% of the net proceeds.

         The foregoing represents PentaStar's best estimate of the uses of the net proceeds to be received in this offering, based on current planning and business conditions. However, PentaStar reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results of operations occur. The amounts actually expended for each use may vary significantly depending upon a number of factors including, but not limited to, future acquisitions and the amount of cash generated by PentaStar's operations. PentaStar believes that its existing capital resources and the net proceeds of this offering will be sufficient to maintain its current and planned operations for a period of at least 12 months from the date of this prospectus.

         Because we have not identified specific uses for all of the net proceeds from this offering, management will have broad discretion over the use and investment of the proceeds. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 1999. Our capitalization is presented (in thousands, except share data):

         o    on an actual basis;

         o on a pro forma basis to give effect to the issuance of 370,000 shares of common stock upon the closings of the acquisitions of ICM and Access; and

         o on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 1,500,000 shares of common stock at an estimated initial public offering price of $10.00 per share, after deducting underwriting discounts and estimated offering expenses.


                                                                JUNE 30, 1999
                                                      -------------------------------------
                                                                   (UNAUDITED)
                                                                                 PRO FORMA
                                                       ACTUAL      PRO FORMA    AS ADJUSTED
                                                      --------     ---------    -----------
CURRENT BORROWINGS ..............................     $     27      $  2,450      $     --
                                                      --------      --------      --------

SHAREHOLDERS' EQUITY:

Preferred stock, $.0001 par value per share,
  1,000,000 authorized, no shares issued and
  outstanding ...................................     $     --      $     --      $     --
Series A preferred stock, $1,000 par value per
   share, 86 shares authorized and outstanding...           --            --            86
Common stock (1), $.0001 par value per share,
   20,000,000 shares authorized, 3,129,997 shares
   issued and outstanding, actual; 3,499,997
   shares issued and outstanding, pro forma;
   4,999,997 shares issued and outstanding, pro
   forma as adjusted ............................           --            --            --

Additional paid-in capital ......................           --         3,330        15,730
Retained earnings (loss) ........................           (2)           (2)           (2)
                                                      --------      --------      --------

   Total shareholders' equity ...................           (2)        3,328        15,728
                                                      --------      --------      --------

TOTAL CAPITALIZATION ............................     $     25      $  5,778      $ 15,814
                                                      ========      ========      ========


(1)  Common stock has been restated for a 3,417.96 for one stock split.

         The foregoing discussion and table assume no exercise of the representative's over-allotment option or of any warrants or stock options after June 30, 1999. You will suffer further dilution to the extent any warrants or options are exercised in the future.

              Based on the number of shares outstanding as of the date of this prospectus after giving pro forma effect to the acquisitions of ICM and Access, we expect there to be 4,999,997 shares of common stock outstanding after this offering. In addition to the shares outstanding after the offering, we have reserved 1,000,000 shares for issuance pursuant to the exercise of options granted under our stock option plan. Upon this offering, we will grant options to purchase 375,000 shares of our common stock to a director, two executive officers, some employees of ICM and Access and a consultant at an exercise price per share equal to the initial public offering price. No other options have been granted by PentaStar.


                                    DILUTION


         Our pro forma net tangible book value (deficit) as of June 30, 1999 was approximately $(486,000), or approximately $(0.14) per share. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the issuance of 370,000 shares of common stock upon the closings of the acquisitions of ICM and Access.



         Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of the 1,500,000 shares of common stock offered at an assumed initial public offering price of $10.00 per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999 would have been approximately $12,000,000, or $2.40 per share. This represents an immediate increase in pro forma net tangible book value of $2.54 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.60 per share, or 76%, to purchasers of common stock in this offering. The following table illustrates this per share dilution:



Per Share
---------

Assumed initial public offering price per share......................................................    $10.00
   Pro forma net tangible book value (deficit) per share
   before this offering...................................................................    $  (0.14)
   Increase per share attributable to new investors.......................................        2.54

Pro forma net tangible book value per share after this offering......................................      2.40
                                                                                                         ------

Dilution in pro forma net tangible book value per share to new
   investors........................................................................................     $ 7.60
                                                                                                         ======


         The following table sets forth, on a pro forma basis after giving effect to the acquisitions of ICM and Access, the differences between the number of shares of common stock purchased from PentaStar, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors at the assumed initial public offering price of $10.00 per share, before deducting underwriting discounts and other estimated offering expenses payable by PentaStar.


                                                       SHARES PURCHASED       TOTAL CONSIDERATION
                                                   ----------------------   ----------------------    AVERAGE PRICE
                                                     NUMBER       PERCENT     AMOUNT       PERCENT      PER SHARE
                                                   ---------      -------   ----------     -------      ---------
Existing shareholders...................           3,499,997         70     $     1,000         -         $  0.01
New investors...........................           1,500,000         30      15,000,000       100           10.00
                                                   ---------                -----------       ---

         Total..........................           4,999,997        100     $15,001,000       100
                                                   ---------        ---     -----------       ---



         Based on the number of shares outstanding as of the date of this prospectus after giving pro forma effect to the acquisitions of ICM and Access, we expect there to be 4,999,997 shares of common stock outstanding after this offering. In addition to the shares outstanding after the offering, we have reserved 1,000,000 shares for issuance pursuant to the exercise of options granted under our stock option plan. Upon this offering, we will grant options to purchase 375,000 shares of our common stock to a director, two executive officers, some employees of ICM and Access and a consultant at an exercise price per share equal to the initial offering price. No other options have been granted by PentaStar.

                             SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes beginning on page F-1. The historical statements of operations data set forth below for the periods ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 and the historical balance sheet data at June 30, 1999 are derived from and qualified by reference to our financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                      ICM COMMUNICATIONS INTEGRATION, INC.


                                                                              SIX MONTHS
                                                      YEARS ENDED                ENDED
                                                      DECEMBER 31,              JUNE 30,
                                                  -------------------     --------------------
                                                    1997       1998        1998         1999
                                                  -------     -------     -------      -------
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Advanced communication services ...........     $ 2,910     $ 3,681     $ 1,638      $ 1,795
  Basic dial tone services ..................         611         594         197          348
                                                  -------     -------     -------      -------
  Total revenues ............................       3,521       4,275       1,835        2,143
  Total operating expenses ..................       2,669       3,698       1,586        1,802
  Income from operations ....................         852         577         249          341
  Income before provision for income taxes ..         855         585         251          338
  Net income ................................         517         385         155          205

BALANCE SHEET DATA:
  Total assets ..............................     $ 1,239     $ 2,035          (2)     $ 2,405
  Long-term borrowings ......................          --          --          (2)          --
  Total shareholders' equity ................         486         833          (2)       1,038

CASH FLOW DATA:
  EBITDA (1) ................................     $   862     $   614     $   267      $   366
  Cash flows provided by operating activities         309         291         291          298
  Cash flows used in investing activities ...         137         321         172          220
  Cash flows used in financing activities ...           9          13           6            6

OTHER FINANCIAL DATA:
  Depreciation and amortization .............     $    10     $    37     $    18      $    25
  Capital expenditures ......................         106          96          66            7

(1) EBITDA represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit), depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income (loss) or as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.

(2)  Not provided.


                               DMA VENTURES, INC.
                           (DBA ACCESS COMMUNICATIONS)


                                                                 YEARS ENDED             SIX MONTHS ENDED
                                                                 DECEMBER 31,                JUNE 30,
                                                             --------------------      --------------------
                                                              1997         1998         1998          1999
                                                             -------      -------      -------      -------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
   Advanced communication services .....................     $ 1,921      $ 2,038      $   683      $   784
   Basic dial tone services ............................       1,040          344          226           69
                                                             -------      -------      -------      -------
   Total revenues ......................................       2,961        2,382          909          853
   Total operating expenses ............................       2,141        1,778          959          941
   Income (loss) from operations .......................         820          604          (50)         (88)
   Income (loss)  from continuing operations before
     provision for income taxes ........................         736          555          (97)        (112)
   Net income from continuing operations ...............         427          343          (63)         (70)
   Discontinued operations, net of tax (1) .............        (198)        (370)        (225)         (76)
        Net income (loss) ..............................         229          (27)        (288)        (146)

BALANCE SHEET DATA:
   Total assets ........................................     $ 1,561      $   916           (3)     $   868
   Long-term borrowings ................................         248          185           (3)         156
Total shareholders' equity .............................         240          145           (3)         112

CASH FLOW DATA:
   EBITDA(2) ...........................................     $   875      $   683      $    (9)     $   (48)
   Cash flows provided by (used in) operating
     activities ........................................         559         (224)        (369)        (161)
   Cash flows used in investing activities .............          42           13           --           50
   Cash flows provided by (used in) financing activities         (96)        (271)        (153)         132

OTHER FINANCIAL DATA:
     Depreciation and amortization .....................     $    55      $    79      $    41      $    40
     Capital expenditures ..............................          42           13           --           50

(1) Represents the results of operations of the hardware business which was discontinued in April 1999.

(2) EBITDA represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit), depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income (loss) as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.

(3)  Not provided.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion contains forward-looking statements that involve risks and uncertainties. PentaStar's actual results could differ materially from those discussed in the forward-looking statements as a result of these factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the financial statements and notes thereto appearing elsewhere in this prospectus.

GENERAL


         PentaStar was incorporated on March 15, 1999 under Delaware law. Immediately prior to this offering, PentaStar amended and restated its certificate of incorporation to:

         o effect the 3,417.96 for 1 split of its common stock described elsewhere in this prospectus;
         o    provide for a classified board of directors;
         o cause its authorized capital stock to conform to the "Description of Capital Stock" section of this prospectus; and
         o otherwise cause our certificate of incorporation to contain provisions we believe appropriate for a public company.

         PentaStar's activities to date have consisted of:


         o    organizing PentaStar;

         o developing PentaStar's business plan, management and corporate structure;

         o    pursuing the acquisitions of two agents, ICM and Access; and
         o    conducting activities in connection with this offering.


PentaStar itself has not engaged in any business operations and has not generated any revenues. PentaStar, ICM and Access have no combined operating history and have not generated any revenues from their combined operations. Upon the closing of this offering and the acquisitions of ICM and Access, we will commence our business operations.

         PentaStar will design, procure and facilitate the installation and use of communications and Internet services for small to medium-sized businesses. The services we will offer come from third-party communications service providers. Substantially all of ICM's and Access' combined revenues reflected in the financial statements included in this prospectus originate from the sale of U S WEST communications services. ICM and Access also have agent relationships with other communications service providers for long distance and Internet services. Our goal is to acquire communications services agents in various RBOC territories and sell comprehensive service solutions that include local access, long-distance, wireless and Internet services of various communications service providers.

         We intend to acquire communications agents in major metropolitan areas. We have also formed PentaStar Internet, Inc., which is a Delaware corporation and wholly-owned subsidiary of PentaStar, to acquire ISPs in small, high-growth areas. Our goal is to use the staff and customer relationships of these ISPs to market a comprehensive local access, long distance and wireless solution to subscribers of the ISPs.


         Recent Acquisitions


         On August 13, 1999 we entered into agreements with the shareholders of ICM and Access to acquire all of the shares of ICM and Access concurrently with the completion of this offering. The agreements are subject to customary closing conditions and termination provisions. The closings of the acquisitions of ICM and Access are conditions imposed by underwriters of this offering to the closing of this offering.

         ICM is a U S WEST agent, which means ICM has been accepted by U S WEST to sell, order and assist in the implementation of U S WEST communications services. PentaStar expects to retain its agent relationship with U S WEST indefinitely. PentaStar believes that the loss of ICM's agent relationship with U S WEST would have a material adverse effect on PentaStar. Of ICM's revenues in 1998, 99% were from U S WEST. According to information provided to us by U S WEST, PentaStar believes that ICM is one of U S WEST's leading agents. ICM's president, Dennis W. Schillinger, will remain with PentaStar as manager of our Northwest region after our acquisition of ICM. ICM, located in Bellevue, Washington, was founded in 1990.

         Access is also a U S WEST agent. PentaStar expects to retain its agent relationship with U S West indefinitely. PentaStar believes that the loss of Access' agent relationship with U S WEST would have a material adverse effect on PentaStar. All of Access' revenues in fiscal 1998 were from U S WEST. According to information provided to us by U S WEST, PentaStar believes Access is one of U S WEST's leading agents in Colorado. Access' president, Jeffrey A. Veres, will remain with PentaStar as manager of our Colorado region after our acquisition of Access. Access, located in Denver, Colorado, was founded in 1995.

         The aggregate purchase price for ICM consists of $1.923 million in cash and 165,000 shares of our common stock, subject to adjustment as described below. Of those amounts, Mr. Schillinger will receive $200,000 in cash and 120,000 shares of common stock. Of the shares of common stock received by Mr. Schillinger, 40,000 will be subject to escrow and adjustment as described elsewhere in this prospectus. If the per share initial offering price of PentaStar common stock in this offering is less than $9.00 per share or more than $11.00, 30,000 of the 165,000 shares to be issued to ICM will be increased or decreased in number pursuant to a formula so that the minimum value of such number of shares will be $270,000 and the maximum value will be $330,000 based upon the initial public offering price. Of the cash payable under the ICM agreement, $500,000 will be held in escrow for one year after closing and will be available for application against indemnification obligations.

         The aggregate purchase price for Access consists of $500,000 in cash and 205,000 shares of our common stock. Mr. Veres will receive all of the cash and shares of common stock. Of the shares received by Mr. Veres, 68,265 will be subject to escrow and adjustment as described elsewhere in this prospectus. Jeffrey A. Veres is the sole shareholder of Access.


         The amount of cash payable under both of these agreements will be reduced to the extent that the acquired company has liabilities at the closing other than current payables and accrued expenses, and increased by the amount of cash held by the acquired company at the closing.


         The board of directors of PentaStar valued ICM and Access based primarily upon PentaStar's determination of the adjusted historical earnings from continuing operations of ICM and Access. The purchase prices and other acquisition terms for ICM and Access were negotiated at arm's length by PentaStar's board of directors and the owners of ICM and Access. At that time, Craig J. Zoellner and Richard M. Tyler were the only directors of PentaStar. They unanimously approved the terms, including the purchase prices, of the acquisition agreements with ICM and Access. Those terms were subsequently ratified by Carleton A. Brown, the independent director of PentaStar. PentaStar's board believes the purchase prices and other terms relating to the ICM and Access acquisitions are fair and reasonable to PentaStar. Dennis A. Schillinger, the principal shareholder of ICM, is not a founder, shareholder, director or executive officer of PentaStar. Jeffrey A. Veres, the shareholder of Access, is a founder and minority shareholder of PentaStar but is not a director or executive officer of PentaStar. Mr. Schillinger and Mr. Veres will become employees of PentaStar following the acquisitions of ICM and Access.

         The shareholders of ICM and Access contributed their stock into a limited liability company in July 1999 in order to begin cooperating together on "best practices" in sales and marketing, operations and order processing, accounting and overall customer and vendor management in anticipation of their acquisition by PentaStar.


         We will use the purchase method of accounting for the acquisitions.


         With the completion of the acquisitions of ICM and Access, we expect our general and administrative expenses to grow significantly, due to the amortization of goodwill associated with the acquisitions. We expect this amortization expense to approximate $191,000 on an annual basis for a 20-year period.


         Any reference in the following discussion to information on a pro forma basis assumes the acquisitions of ICM and Access were completed as of January 1, 1998. We have presented this information to give you a better picture of what our business might have looked like if we had owned these companies since January 1, 1998. These companies may have performed differently if they had actually been combined at that time. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions are completed.

         Overview of ICM and Access Operations


         The following table presents financial information, expressed as percentages, as if ICM and Access had operated on a combined basis for the year ended December 31, 1998. This table provides a brief summary of the relative sizes of ICM and Access.



                  OPERATIONS AS A PERCENTAGE OF ICM AND ACCESS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                           ICM            ACCESS
                                                           ----           ------
Revenues
     Advanced communications
        services....................................      64.4%            35.6%
     Basic dial tone services.......................      63.3             36.7
                                                          ----             ----
Costs and expenses
     Salaries and commissions.......................      69.6             30.4
     Other..........................................      62.3             37.7
                                                          ----             ----
Income from operations..............................      48.9%            51.1%
                                                          ====             ====

Earnings before interest, taxes,
     depreciation, and
     amortization (EBITDA)..........................      47.3%            52.7%
                                                          ====             ====


         The line item entitled "Earnings before interest, taxes, depreciation and amortization (EBITDA)" represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit), depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income
(loss) as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.

         Substantially all of the revenues of ICM and Access are derived from the commissions they receive from selling communications services as agents for communications service providers. ICM and Access are paid a commission by each service provider based on a percentage of each customer's cost of services. ICM and Access sell advanced communications and basic dial tone services for the local access market to facilitate data, voice and video communications. ICM and Access expect that, over time, the percentage of advanced communications services revenues will increase as a percentage of revenues because of increased demand for, and availability of, these services. Basic dial tone services in general are telephone connections, voice messaging and call management. Advanced communications services are all other voice and data communications services, including:

         o    data transmission oriented services;
         o    dedicated high capacity transmission services;
         o high speed real time communications access, including digital subscriber line, or DSL;
         o packet-based transmission for wide area networks, including frame relay service; and
         o advanced digital network for data, video, voice and Internet traffic, including ISDN.

         In the ordinary course of business, ICM and Access experience delays in payments on commissions earned from U S WEST, commonly known as disputed items. Disputed items represent accounts receivable in dispute for installed services and arise primarily from differences in documentation between ICM or Access and U S WEST relating to:

         o    the commission percentages earned;
         o    the type of services sold; and
         o    the service installation dates.

In 1997 and 1998, the gross amounts of disputed items represented 10.0% and 12.5% of ICM's and Access' combined revenues in those years. U S WEST does not pay any portion of the commission when an amount is in dispute. PentaStar believes, based upon an extensive review of the disputed items, that the actual amounts in dispute are substantially less than the gross amount of the commissions being withheld as a result of the disputes. ICM and Access have established allowances to reduce the disputed accounts receivable to an amount each of them believes represents the estimated net realizable value of their disputed items. The allowances were established through an extensive review by ICM and Access of commissions due on installed services, and PentaStar believes the allowances are adequate.


         ICM's and Access' salaries and commissions expenses consist principally of salary and incentive compensation that they pay their sales and marketing, operations and engineering support and administrative staff.

         ICM's and Access' other expenses include communications expenses, office rent and utilities, travel, professional fees and depreciation.

         ICM and Access have experienced some seasonal variations in their businesses. Orders for communications services tend to slow in the last quarter of the calendar year due to customers' budgetary constraints. Generally, orders increase in the first quarter of the following year. Because of the time lag between order and installation, revenues of ICM and Access in the first four months of each calendar year are below the average of their revenues for the remaining portion of the year.

SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

         When we obtain an order for U S WEST communications services, we receive an upfront payment of a portion of the commission we are entitled to receive for the whole order. That up-front portion was 35% in 1998, but was increased to 55% for orders received after June 1, 1999. Those initial payments are accounted for as deferred revenue. After the services are fully installed, which usually takes three to 12 weeks from order, we become entitled to receive the remaining portion of the commission. It is not until the final installation is completed by U S WEST that we recognize the revenue for the total commission, including the initial payment and the final payment. We generally receive final payment within 90 days of final installation.


         We will incur goodwill in an estimated amount of $3,814,000 in the acquisitions of ICM and Access. The goodwill amount will be amortized over 20 years. The annual goodwill amortization expense will be approximately $191,000. We anticipate that we will acquire additional agents and ISPs in the future and we expect to incur goodwill in those acquisitions.


ICM COMMUNICATIONS INTEGRATION, INC.

         ICM is located in Bellevue, Washington and has an additional office in Portland, Oregon. As of June 30, 1999, ICM had a total of 37 employees, consisting of 17 in sales and marketing, 12 in operations and engineering support and eight in administration.

         Results of Operations

         The following table sets forth selected financial data for ICM for the periods indicated.

                                                YEAR ENDED                                 SIX MONTHS ENDED
                                               DECEMBER 31,                                    JUNE 30,
                                  --------------------------------------      --------------------------------------
                                         1997                 1998                 1998                  1999
                                  -----------------     ----------------      ----------------      ----------------
                                           (DOLLARS IN THOUSANDS)                           (UNAUDITED)
                                                                                      (DOLLARS IN THOUSANDS)
Revenues
     Advanced communications
          services ..........     $2,910      82.6%     $3,681      86.1%     $1,638      89.3%     $1,795      83.8%
     Basic dial tone services        611      17.4         594      13.9         197      10.7         348      16.2
                                  ------     -----      ------     -----      ------     -----      ------     -----
         Total revenues .....      3,521     100.0       4,275     100.0       1,835     100.0       2,143     100.0

Costs and expenses
     Salaries and commissions      1,858      52.8       2,746      64.2       1,227      66.9       1,364      63.6
     Other ..................        811      23.0         952      22.3         359      19.6         438        20.4
                                  ------     -----      ------     -----      ------     -----      ------     -----

                                                YEAR ENDED                                 SIX MONTHS ENDED
                                               DECEMBER 31,                                    JUNE 30,
                                  --------------------------------------      --------------------------------------
                                         1997                 1998                 1998                  1999
                                  -----------------     ----------------      ----------------      ----------------
                                           (DOLLARS IN THOUSANDS)                           (UNAUDITED)
                                                                                      (DOLLARS IN THOUSANDS)
Income from operations ......     $  852      24.2%     $  577      13.5%     $  249      13.5%     $  341      16.0%
                                  ======     =====      ======     =====      ======     =====      ======     =====
Earnings before interest,
     taxes, depreciation and
     amortization (EBITDA) ..     $  862      24.5%     $  614      14.4%     $  267      14.6%     $  366      17.1%
                                  ======     =====      ======     =====      ======     =====      ======     =====



         The line item entitled "Earnings before interest, taxes, depreciation and amortization (EBITDA)" represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit), depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income
(loss) as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.


         Six-month period ended June 30, 1998 compared to the six-month period ended June 30, 1999

         Revenues. Advanced communications services revenues increased $157,000, or 9.6%, from $1,638,000 for the period ended June 30, 1998 to $1,795,000 for the period ended June 30, 1999. This increase was primarily attributable to increased focus on selling advanced communications services, primarily for data. Basic dial tone services revenues increased $151,000, or 76.6%, from $197,000 for the period ended June 30, 1998 to $348,000 for the period ended June 30, 1999. This increase was primarily attributable to the creation of a specific group dedicated to selling basic dial tone services.

         Costs and expenses. Salaries and commissions increased $137,000, or 11.2%, from $1,227,000 for the period ended June 30, 1998 to $1,364,000 for the period ended June 30, 1999. This increase was primarily attributable to increased staffing in sales, operations and accounting and additional commissions due to increased revenues. Other expenses increased $79,000, or 22.0%, from $359,000 for the period ended June 30, 1998 to $438,000 for the period ended June 30, 1999. This was primarily due to increases in general overhead expenses such as supplies and utilities and a minor increase in rent.

         Income from operations. Income from operations increased $92,000, or 36.9%, from $249,000 for the period ended June 30, 1998 to $341,000 for the period ended June 30, 1999.

This increase was primarily attributable to the increase in revenues discussed above. Income from operations increased from 13.5% of revenues for the period ended June 30, 1998 to 16.0% of revenues for the period ended June 30, 1999 as a result of the above discussed changes in revenues and costs and expenses.

         Other income (expense), net. Other income (expense), net, decreased $5,000, or 250%, from income of $2,000 for the period ended June 30, 1998 to an expense of $3,000 for the period ended June 30, 1999. Interest income, net of expense, consists of interest on available cash balances less interest expense associated with a line of credit.

         Income taxes. Provision for income taxes increased $37,000, or 38.5%, from $96,000 for the period ended June 30, 1998 to $133,000 for the period ended June 30, 1999. The effective tax rate was 38.2% in the 1998 period and increased to 39.3% in the 1999 period.


         Net income (loss). For the reasons discussed above, net income increased $50,000, or 32.3%, from $155,000 for the period ended June 30, 1998 to $205,000 for the period ended June 30, 1999.


         Year ended December 31, 1997 compared to the year ended December 31,
1998

         Revenues. Advanced communications services revenues increased $771,000, or 26.5%, from $2,910,000 for the year ended December 31, 1997 to $3,681,000 for the year ended December 31, 1998. This increase was primarily attributable to increased focus on advanced communications services, primarily for data. Basic dial tone services revenues decreased $17,000, or 2.8%, from $611,000 for the year ended December 31, 1997 to $594,000 for the year ended December 31, 1998. This decrease was primarily attributable to ICM's reduced focus on basic communications services and ICM's increased focus in 1998 on advanced communications services, primarily for data.

         Costs and expenses. Salaries and commissions increased $888,000, or 47.8%, from $1,858,000 for the year ended December 31, 1997 to $2,746,000 for the year ended December 31, 1998. This increase was primarily attributable to increased staffing in sales, operations and accounting and additional commissions due to increased revenues. Other expenses increased $141,000, or 17.4%, from $811,000 for the year ended December 31, 1997 to $952,000 for the year ended December 31, 1998. This was primarily due to increases in general expenses, primarily rent, communications and depreciation.

         Income from operations. Income from operations decreased $275,000, or 32.3%, from $852,000 for the year ended December 31, 1997 to $577,000 for the year ended December 31, 1998. This decrease was primarily attributable to the decrease in basic dial tone revenues and the increase in salaries, commissions and other expenses discussed above. Income from operations decreased from 24.2% of revenues for the year ended December 31, 1997 to 13.5% of revenues for the year ended December 31, 1998 as a result of the above discussed changes in revenues and costs and expenses

         Other income (expense), net. Other income (expense), net, increased $5,000, or 166.7%, from $3,000 for the year ended December 31, 1997 to $8,000 for the year ended December 31, 1998. Interest income, net of expense, consists of interest on available cash balances less interest expense associated with a line of credit.

         Income taxes. Provision for income taxes decreased $138,000, or 40.8%, from $338,000 for the year ended December 31, 1997 to $200,000 for the year ended December 31, 1998. The effective tax rate was 39.5% in 1997 and decreased to 34.2% in 1998.


         Net income (loss). Net income decreased $132,000, or 25.5%, from $517,000 for the year ended December 31, 1997 to $385,000. The decrease is primarily attributable to the increase in salaries and commissions.

         Liquidity and Capital Resources

         ICM's operations provided net cash of $298,000 for the first six months of 1999, which is a slight increase over the $291,000 provided for the first six months of 1998. ICM used net cash in investing activities of $220,000 in the first six months of 1999 to purchase property, plant and equipment as well as to fund advances to related parties of ICM. During the first six months of 1998, ICM used net cash of $172,000 to purchase property, plant and equipment as well as fund advances to related parties of ICM.

         ICM's operations provided net cash of $291,000 for the year ended December 31, 1998, a decrease of $18,000 from the year ended December 31, 1997. Net cash used in investing activities of $321,000 for the year ended December 31, 1998 reflected an increase in the use of cash of $184,000 from the year ended December 31, 1997 and is primarily attributable to an increase in advances to related parties of ICM. Net cash used in financing activities increased $4,000 from $9,000 for the year ended December 31, 1997 to $13,000 for the year ended December 31, 1998.

         EBITDA from operations increased $99,000, or 37.1%, from $267,000 for the period ended June 30, 1998 to $366,000 for the period ended June 30, 1999. This increase was primarily attributable to the increase in revenues discussed above.

         EBITDA from operations decreased $248,000, or 28.8%, from $862,000 for the period ended December 31, 1997 to $614,000 for the year ended December 31, 1998. This decline was primarily attributable to the decrease in basic dial tone revenues and the increase in salaries, commissions and other expenses discussed above.

         ICM expects to be able to fund its cash needs such as working capital through cash it generates from operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. ICM maintains a $150,000 line of credit with a bank. At June 30, 1999, it had no outstanding balance under this line of credit. PentaStar will repay any interest bearing indebtedness and terminate the line of credit when it acquires ICM. The cash portion of the purchase price otherwise payable to the shareholder of ICM at the closing will be reduced by the amount of interest bearing indebtedness so repaid.


ACCESS COMMUNICATIONS


         Access Communications is located in Denver, Colorado and has an additional office in Colorado Springs, Colorado. As of June 30, 1999, Access Communications had a total of 26 employees, consisting of 13 in sales and marketing, seven in operations and engineering support and six in administration.


         Results of Operations

         The following table sets forth certain financial data for Access for the periods indicated.

                                                  YEAR ENDED                                 SIX MONTHS ENDED
                                                  DECEMBER 31,                                    JUNE 30,
                                     --------------------------------------      -----------------------------------------
                                           1997                 1998                    1998                   1999
                                     ----------------      ----------------      -----------------       -----------------
                                             (dollars in thousands)                             (unaudited)
                                                                                           (dollars in thousands)
Revenues
   Advanced communications
       services ................     $1,921      64.9%     $2,038      85.6%     $  683       75.1%      $  784       91.9%
   Basic dial tone services ....      1,040      35.1         344      14.4         226       24.9           69        8.1
                                     ------     -----      ------     -----      ------      -----       ------      -----
      Total revenues ...........      2,961     100.0       2,382     100.0         909      100.0          853      100.0
Costs and expenses
   Salaries and commissions ....      1,504      50.8       1,201      50.4         647       71.1          661       77.5
   Other .......................        637      21.5         577      24.2         312       34.3          280       32.8
                                     ------     -----      ------     -----      ------      -----       ------      -----
Income from operations .........     $  820      27.7%     $  604      25.4%     $  (50)      (5.5)%     $  (88)     (10.3)%
                                     ======     =====      ======     =====      ======      =====       ======      =====
Earnings before interest, taxes,
   depreciation and
   amortization  (EBITDA) ......     $  875      29.6%     $  683      28.7%     $   (9)      (1.0)%     $  (48)      (5.6)%
                                     ======     =====      ======     =====      ======      =====       ======      =====

         The line item entitled "Earnings before interest, taxes, depreciation and amortization (EBITDA)" represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit), depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income
(loss) as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.


         Six-month period ended June 30, 1998 compared to the six-month period ended June 30, 1999

         Revenues. Advanced communications services revenues increased $101,000, or 14.8%, from $683,000 for the period ended June 30, 1998 to $784,000 for the period ended June 30, 1999. This increase was primarily attributable to increased focus on advanced communications services, primarily for data. Basic dial tone services revenues decreased $157,000, or 69.5%, from $226,000 for the period ended June 30, 1998 to $69,000 for the period ended June 30, 1999. This decline was primarily attributable to a decreased focus on basic communications services and increased focus on advanced communications services, primarily for data.

         Costs and expenses. Salaries and commissions remained relatively constant for the period ended June 30, 1998 as compared to the period ended June 30, 1999. Other expenses decreased $32,000, or 10.3%, from $312,000 for the period ended June 30, 1998 to $280,000 for the period ended June 30, 1999.

         Income (loss) from operations. Loss from operations increased $38,000, or 76.0%, from a loss of $50,000 for the period ended June 30, 1998 to a loss of $88,000 for the period ended June 30, 1999. This increase in loss is primarily attributable to the decrease in revenues from basic dial tone services more than offsetting decreases in administrative staffing and occupancy expenses. Loss from operations increased from (5.5%) of revenues for the period ended June 30, 1998 to (10.3%) of revenues for the period ended June 30, 1999 as a result of the above discussed changes in revenues and expenses.

         Other income (expense), net. Other income (expense), net, decreased $23,000, or 48.9%, from expense of $47,000 for the period ended June 30, 1998 to an expense of $24,000 for the period ended June 30, 1999. Other expenses in these periods primarily reflect interest on a line of credit and long-term borrowings.

         Income taxes. Access provided an income tax benefit that increased $8,000, or 23.5%, from $34,000 for the period ended June 30, 1998 to $42,000 for the period ended June 30, 1999. The effective tax rate increased from 35.1% to 37.5% between periods.

         Loss from discontinued operations. Loss from discontinued operations decreased $149,000, or 66.2%, from $225,000 for the period ended June 30, 1998 to $76,000 for the period ended June 30, 1999. The loss from discontinued operations is net of income tax benefits of $129,000 for the period ended June 30, 1998 and $40,000 for the period ended June 30, 1999. The loss from discontinued operations relates to the disposition of Access' hardware business in April 1999.


         Net income (loss). For the reasons discussed above, net loss decreased $142,000, or 49.3%, from a net loss of $288,000 for the period ended June 30, 1998 to a net loss of $146,000 for the period ended June 30, 1999.


         Year ended December 31, 1997 compared to the year ended December 31,
1998


         Revenues. Advanced communications services revenues increased $117,000, or 6.1%, from $1,921,000 for the year ended December 31, 1997 to $2,038,000 for the year ended December 31, 1998. This increase was primarily attributable to increased focus on advanced communications services, primarily for data. Basic dial tone services revenues decreased $696,000, or 66.9%, from $1,040,000 for the year ended December 31, 1997 to $344,000 for the year ended December 31, 1998. This decrease was primarily attributable to a reduced focus on basic communications services and increased focus on advanced communications services, primarily for data.


         Costs and expenses. Salaries and commissions decreased $303,000, or 20.1%, from $1,504,000 for the year ended December 31, 1997 to $1,201,000 for the year ended December 31, 1998. This decrease was primarily attributable to decreased commissions expense in sales and decreased staffing in operations and administration. Other expenses decreased $60,000, or 9.4%, from $637,000 for the year ended December 31, 1997 to $577,000 for the year ended December 31, 1998. This decrease was primarily due to reduced administrative staff and overall corporate cost control measures.

         Income from operations. Income from operations decreased $216,000, or 26.3%, from $820,000 for the year ended December 31, 1997 to $604,000 for the year ended December 31, 1998. This decline is primarily attributable to the reduction in revenues more than offsetting the decrease in costs and expenses discussed above. Income from operations decreased from 27.7% of revenues for the year ended December 31, 1997 to 25.4% of revenue for the year December 31, 1998, as a result of the above discussed decline in revenues more than offsetting the decrease in costs and expenses.

         Other income (expense), net. Other income (expense), net, decreased $35,000, or 41.7%, from expense of $84,000 for the year ended December 31, 1997 to an expense of $49,000 for the year ended December 31, 1998. Interest income, net of expense, consists of interest on available cash balances less interest expense associated with a line of credit and long-term borrowings.

         Income taxes. Provision for income taxes decreased $97,000, or 31.4%, from $309,000 for the year ended December 31, 1997 to $212,000 for the year ended December 31, 1998. The effective tax rate was 42.0% in 1997 and decreased to 38.2% in 1998.

         Loss from discontinued operations. Loss from discontinued operations increased $172,000, or 86.9%, from $198,000 for the year ended December 31, 1997 to $370,000 for the year ended December 31, 1998. The loss from discontinued operations is net of income tax benefits of $129,000 for the year ended December 31, 1997 and $219,000 for the year ended December 31, 1998.


         Net income (loss). For the reasons discussed above, net income decreased $256,000 or 112%, from net income of $229,000 for the year ended December 31, 1997 to a net loss of $27,000 for the year ended December 31, 1998.

         Liquidity and Capital Resources

         Access' operations used $161,000 of net cash for the first six months of 1999, a decrease of $208,000 from 1998, primarily due to a reduced investment in accounts receivable between years. Access used net cash in investing activities of $50,000 in the first six months of 1999, all of which it spent on property, plant and equipment. No cash was used in investing activities during the first six months of 1998. In the first six months of 1999, Access generated net cash of $132,000 in its financing activities, which reflected net proceeds from capital contributions of $113,000. During the first six months of 1998, Access used cash of $153,000 in financing activities, primarily to fund payments on borrowings of a party related to Access and capital lease obligations, as well as to make distributions to its shareholder.

         Access' operations used $224,000 of net cash for the year ended December 31, 1998, a decrease of $783,000 from $559,000 provided by operations in the year ended December 31, 1997, primarily due to a decrease in accrued expenses and income tax payables and an increase in accounts receivable. Net cash used in investing activities of $13,000 for the year ended December 31, 1998 and $42,000 for the year ended December 31, 1997 was spent on the purchase of property and equipment. Access used net cash of $271,000 for the year ended December 31, 1998 and net cash of $96,000 for the year ended December 31, 1997 to fund repayments on Access' related party borrowings, repay long term debt and capital leases as well as to make distributions to its shareholder. Additionally, during 1997 Access received net proceeds of $300,000 in long-term borrowings and made principal payments of $238,000 on long-term borrowings.

         EBITDA from operations decreased $39,000 from a $9,000 deficit for the period ended June 30, 1998 to a $48,000 deficit for the period ended June 30, 1999. This decrease is primarily attributable to the decrease in revenues from basic dial tone services more than offsetting decreases in administrative staffing and occupancy expenses.

         EBITDA from operations decreased $192,000, or 21.9%, from $875,000 for the year ended December 31, 1997 to $683,000 for the year ended December 31, 1998. This decrease is primarily attributable to the decrease in revenues more than offsetting the decrease in costs and expenses discussed above.

         Access expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. Access maintains a $350,000 line of credit with a bank. At June 30, 1999, it had $95,000 outstanding under this line of credit. PentaStar will repay any interest bearing indebtedness and terminate the line of credit when it acquires Access. The cash portion of the purchase price otherwise payable to the shareholder of Access at the closing will be reduced by the amount of interest bearing indebtedness so repaid.


PENTASTAR COMMUNICATIONS, INC.

         PentaStar is located in Denver, Colorado. After this offering and the acquisitions of ICM and Access are completed, PentaStar will be the parent company of ICM and Access as well as the parent of the subsidiary formed to acquire ISPs. PentaStar was founded in March 1999 to pursue the strategies in this prospectus. It has incurred approximately $2,000 of expenses through June 30, 1999.

     PRO FORMA COMBINED

         Results of Operations


         The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. In our opinion, the pro forma information presented in this prospectus, when finalized, should not materially change from the preliminary estimates. The unaudited pro forma financial data does not purport to represent what the financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and is not necessarily representative of our financial position or results of operations for any future period. The pro forma combined financial information in this prospectus covers periods during which ICM and Access operated independently of each other. Since the acquired companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined condensed financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in the prospectus.


         Our pro forma combined statements of operations include pro forma adjustments to our salaries and commissions expenses to reflect the salary differential to owners of the businesses we initially will acquire that will take effect when we acquire them. The decrease is approximately $255,000 in 1998, $127,000 in the first six months of 1998 and $141,000 in the first six months of 1999.


         The pro forma combined statements of operations also include pro forma adjustments to our selling, general and administrative expenses for rent for our headquarters and for consulting fees. The increase is $180,000 in 1998, $90,000 in the first six months of 1998 and $90,000 in the first six months of 1999.


         Our pro forma combined statements of operations include pro forma adjustments to our amortization expenses to reflect the amortization of goodwill associated with the acquisition of the two companies discussed in this prospectus. We amortize goodwill evenly over a 20-year period. The increase is approximately $191,000 in 1998 on a pro forma basis, $95,000 in the first six months of 1998 and $95,000 in the first six months of 1999.

         Our pro forma combined statements of operations do not reflect the cost savings or incremental costs we expect, but cannot quantify.

         The following table sets forth unaudited pro forma combined condensed financial information for the periods indicated:

                                                         SIX MONTHS ENDED JUNE 30,
                                                                (UNAUDITED)
                                                        1998                  1999
                                                  ----------------      ----------------
Revenues
   Advanced communications services .........     $2,321      84.6%     $2,579      86.1%
   Basic dial tone services .................        423      15.4         417      13.9
                                                  ------     -----      ------     -----
                                                   2,744     100.0       2,996     100.0
Costs and expenses

  Salaries and commissions ..................      1,747      63.7       1,884      62.9
  Other general and administrative expenses .        761      27.7         810      27.0
  Goodwill amortization .....................         95       3.5          95       3.2
                                                  ------     -----      ------     -----
Income from operations ......................     $  141       5.1%     $  207       6.9%
                                                  ======     =====      ======     =====

Earnings before interest, taxes, depreciation
   and amortization (EBITDA) ................     $  295      10.8%     $  367      12.2%
                                                  ======     =====      ======     =====



         The line item entitled "Earnings before interest, taxes, depreciation and amortization (EBITDA)" represents the income (loss) from operations before interest, other expense (income), income tax expense (benefit), depreciation and amortization. PentaStar considers EBITDA an important indication of the operational performance of its business. EBITDA is presented to enhance an understanding of operating results. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net income
(loss) as an indicator of operating performance or as an alternative to cash flows as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. PentaStar's definition of EBITDA may not be comparable to EBITDA as defined by other companies.

         Pro forma combined results for the six-month period ended June 30, 1998 compared to the six-month period ended June 30, 1999

         Revenues. Advanced communications services revenues increased $258,000, or 11.1%, from $2,321,000 for the period ended June 30, 1998 to $2,579,000 for the period ended June 30, 1999. This increase was primarily attributable to increased focus on advanced communications services, primarily for data. Basic dial tone services revenues remained relatively constant between the six months ended June 30, 1998 and 1999.

         Costs and expenses. Salaries and commissions increased $137,000, or 7.8%, from $1,747,000 for the period ended June 30, 1998 to $1,884,000 for the period ended June 30, 1999. This increase was primarily attributable to increased staffing in sales and marketing, operations and engineering support and administration and to increased commissions on higher revenues. Other expenses remained relatively constant between the six months ended June 30, 1998 and 1999.


         Income from operations. Income from operations increased $66,000, or 46.8%, from $141,000 for the period ended June 30, 1998 to $207,000 for the period ended June 30, 1999. This increase is primarily attributable to the increase in advanced communications services revenues discussed above.



         Net income (loss) from continuing operations. For the reasons discussed above, net income from continuing operations increased $124,000, or 134% from $10,000 for the period ended June 30, 1998 to $134,000 for the period ended June 30, 1999.

         In the ordinary course of business, ICM and Access have experienced delays in payment for disputed items from a communications service provider due to documentation deficiencies and discrepancies in payment amounts. In 1997 and 1998, the aggregate amounts were $647,000 and $835,000, representing approximately 10.0% and 12.5% of ICM's and Access' combined revenues in those years. We expect that disputed items with this provider due to documentation deficiencies and discrepancies in payment amounts will continue to adversely impact our cash flows in future periods.


FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS

         We believe the following significant factors may affect our future operating results:

         o    our ability to successfully implement our acquisition strategy;
         o continued reliance on RBOCs and other service providers for communications services; and
         o our ability to increase revenues from service providers other than local access service providers.

         Our future operating results are materially dependent upon our ability to complete suitable acquisitions at acceptable prices, integrate the acquired companies and implement our business strategy through the acquired companies.

         Our strategy is to acquire agents in RBOC territories. Those agents will be primarily reliant on RBOCs for revenues. If the agent programs or agent relationships are discontinued, or significant reductions in commission rates are made, we may have difficulty in remaining a viable business and would need to establish agent relationships with other communications service providers.


         We intend to expand our sales of long distance, wireless and Internet services, and will incur additional costs in salaries, commissions and selling and general and administrative expenses to implement this strategy. We will need to increase revenues to offset these increased expenses.


         We believe that we may be able to increase our revenues in the future by providing new services to our customers and obtaining higher sales commission rates. In addition, we believe we can reduce costs as a percentage of sales by consolidating administrative functions and obtaining company-wide purchasing agreements with our suppliers. However, we cannot assure you that we will be able to increase our revenues or reduce our expenses or quantify such increases or savings. Additionally, we will incur new costs associated with:

         o    our corporate management team;
         o    executing our acquisition strategy; and
         o    being a publicly-held company.

LIQUIDITY AND CAPITAL RESOURCES


         On a historical combined basis, the acquired companies generated cash flows from operating activities of $137,000 in the first six months of 1999 as a result of an increase in tax related items which was partially offset by an increase in the accounts receivable balance. During the first six months of 1998, the acquired companies used $78,000, which was primarily attributable to an increase in Access accounts receivable as of June 30, 1998. Net cash used in investing activities of $270,000 during the first six months of 1999 resulted primarily from the purchase of property and equipment. During the first six months of 1998, the acquired companies used $172,000, all of which is attributable to the purchase of property, plant and equipment and advances by ICM to related parties of ICM. Net cash provided by financing activities of $126,000 during the first six months of 1999, resulted primarily from draws on the line of credit and capital contributions. Net cash used in financing activities during the first six months of 1998 of $159,000 was comprised primarily of principal payments on borrowings of a related party of Access and capital leases, as well as distributions to the shareholder, all by Access. During the first six months of 1999, the acquired companies generated $367,000 of pro forma

EBITDA, a $72,000 increase over the first six months of 1998 of $295,000.
The increase is primarily attributable to increased revenues of ICM. On a long-term basis, the acquired companies cash provided by operating activities will not likely be sufficient to fund the acquisition strategy of PentaStar.

         Upon completion of this offering, we will realize net proceeds of approximately $12.4 million. We will use $2.423 million of the net proceeds to complete the acquisitions of ICM and Access. We expect to use the remaining net proceeds of approximately $10.0 million to make complimentary acquisitions or investments, to repay certain indebtedness and for working capital, systems investment and other general corporate purposes.


         We intend to fund future acquisitions through the issuance of additional common stock, the proceeds of this offering and internally generated cash flow. However, other than the acquisitions of ICM and Access, we do not have any understandings, agreements or commitments with respect to any acquisition.


         Upon completion of this offering, PentaStar will have no outstanding debt. We believe we will be able to obtain a working capital line of credit or other debt financing following completion of this offering. However, we may not be able to obtain this financing, or, if available, the terms of the financing may not be favorable to us or our shareholders without substantial dilution of ownership rights.

         We anticipate that the net proceeds from this offering and our cash flow from operations will be sufficient to satisfy our anticipated cash requirements for the 12-month period following this offering. We will likely require additional equity or debt financing beyond that period. We have not yet identified any sources of long-term liquidity.


YEAR 2000 RISKS


         Many software applications and computer hardware and related equipment and systems that use embedded technology, such as microprocessors, rely on two digits rather than four to represent years in performing computations and decision-making functions. These programs, hardware items and systems may fail beginning on January 1, 2000, or earlier, because they misinterpret "00" as the year 1900 rather than 2000. These failures could have a material effect on us because of our direct dependence on our own software, equipment and systems and our indirect dependence on those of third parties. Our year 2000 program consists of the following phases:


         o    identifying all items that may be affected by the year 2000;
         o    investigating those items for year 2000 compliance;
         o    assessing the potential impact of year 2000 non-compliance;
         o    identifying solutions for non-compliant items;
         o    repairing and replacing any non-compliant items;
         o    testing those repairs and replacements; and

         o    contingency planning.

         Upon completion of this offering, our chief financial officer will be assigned the overall responsibility to track and coordinate the year 2000 efforts of the individual companies we acquire. Although we are following the general steps we outlined above, we do not consider preparation and maintenance of formal inventories and risk rankings, detailed test plans and documentation of results as being necessary because of the small number of information technology systems each acquired company uses.


         Prior to this offering, ICM and Access have each maintained their own year 2000 program. PentaStar has not conducted any operations. Subsequent to the offering, PentaStar will utilize computer software and hardware. As PentaStar will be acquiring new software and hardware, management anticipates all software and hardware purchased will be year 2000 compliant.






         The following table depicts the status of each year 2000 program phase for ICM and Access:



                                                          ICM ESTIMATED                                   ACCESS
                                         ICM %               DATE OF              ACCESS %            ESTIMATED DATE
      PROGRAM PHASE                    COMPLETE            COMPLETION             COMPLETE            OF COMPLETION
      -------------                    --------           -------------           --------            --------------
Identify Risks                            98%               10/31/99                100%                   N/A
Investigate Compliance                    98%               10/31/99                100%                   N/A
Assess Impacts                           100%                  N/A                   80%                 10/31/99
Identify Solutions                        98%               10/31/99                 60%                 10/31/99
Repair/Replace                            95%               10/31/99                  0%                 11/30/99
Test Repairs/Replacement                  95%               10/31/99                  0%                 11/30/99
Contingency Planning                       0%             As Necessary                0%               As Necessary



         We have contacted our primary service provider, U S WEST, and have obtained representations and assurances that their hardware, embedded technology systems and software, which we use or which may otherwise impact us, has been or will be modified on a timely basis to be year 2000 compliant. We do not believe that any other third parties we utilize will have a significant impact on our operations based upon year 2000 compliance issues.

         All of the systems ICM and Access currently use include "off the shelf" software which can easily be replaced. After the acquisitions of ICM and Access, we will replace some of their financial and other computer systems in order to obtain internal consistency. Some systems that are being replaced as a result of these inconsistencies are not year 2000 compliant. We will replace these systems prior to December 31, 1999.

         We estimate that the costs of the year 2000 programs of ICM and Access total approximately $5,000 to date and we expect that the additional costs of these programs after completion of this offering, including replacing software, will be less than $20,000. We expect to pay these additional costs from the cash flow from our consolidated operations.

         If we identify significant risks related to year 2000 compliance or if our progress deviates from our anticipated program, we will develop contingency plans as necessary.


         We do not anticipate any material adverse effect to our business from year 2000 failures, but we can offer no guarantee that we will achieve total compliance. Factors that give rise to this uncertainty include our possible failure to identify all susceptible systems, non-compliance by third parties whose systems and operations impact us and a possible loss of technical resources to perform the work.

         Our most likely worst-case year 2000 non-compliance scenarios are:

         o an interruption in our ability to collect amounts due from U S WEST and other vendors;
         o loss of sales due to customers focusing on year 2000 issues rather than new communications services;
         o    loss of accurate accounting records;

         o    loss of phone service; and

         o    office equipment failures.

         Depending on the length of any non-compliance or system failure, any of these situations could have a material adverse impact on our ability to serve our customers in a timely manner and result in lost business and revenues or increased costs. This disclosure is subject to protection under the Year 2000 Information and Readiness Disclosure Act of 1998, Public Law 105-271, as a "Year 2000 Statement" and "Year 2000 Readiness Disclosure" as that Act defines those terms.

INFLATION

         As a result of the relatively low levels of inflation during the last three years, inflation did not have a significant impact on the results of operations in those periods of any of the businesses we initially will acquire.

RECENT ACCOUNTING PRONOUNCEMENTS


         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." PentaStar is required to adopt SFAS No. 133 in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities and have no plans to do so.

                                    BUSINESS

INTRODUCTION


         PentaStar was formed on March 15, 1999 to become a communications services agent. PentaStar's activities to date have consisted of:

         o    organizing PentaStar;
         o developing PentaStar's business plan, management and corporate structure;
         o    pursuing the acquisitions of ICM and Access; and
         o    conducting activities in connection with this offering.

PentaStar has not yet engaged in any business operations and has not generated any revenues.

         Upon the closing of this offering and the acquisitions of ICM and Access, we will commence our business operations as a communications services agent. We will design, procure and facilitate the installation and use of communications and Internet services for small to medium-sized businesses that generally cannot afford in-house communications management resources. Our goal is to provide our customers with a comprehensive communications solution, utilizing the infrastructure of existing communications service providers. By analyzing and selecting from a variety of available communications services providers and technologies, other than for local access where we will offer only RBOC service, we plan to provide our customers a custom-designed, cost-effective solution for local access, long distance, wireless and Internet services for voice and data communications. As the communications industry becomes increasingly complex, we believe our services will become more valuable to our customers.

         At the present time,

         o ICM and Access are agents for U S WEST for local access and other services, including wireless and Internet;
         o    Access is an agent for Qwest for long distance services; and
         o ICM can sell AT&T and Qwest long distance services and Epoch Internet services utilizing the agent relationships of a company owned by the former shareholders of ICM.

PentaStar plans to enter into agent relationships with other long distance, wireless and Internet service providers that will cover ICM, Access and all other agents acquired by PentaStar.

         We service customers in a broad range of industries, including retail, wholesale, manufacturing, service, distribution and professional services. Some of the major benefits we will provide our customers are:


         o assistance in sorting through the abundance of confusing technology options;

         o management of the ordering and installation of communications services;
         o more effective and timely responses to problems encountered with communications service providers than can generally be obtained by an individual customer;
         o ongoing evaluation of new solutions that could better suit the future communications needs of our customers;
         o development and maintenance of customer-specific databases that allow us to better apply our knowledge and experience to each customer's communications needs; and
         o payment of most of our fees by the communications service provider.

         We believe that we offer compelling reasons for communications service providers to view us as a strategic partner. Those reasons are as follows:

         o we are an effective sales force for our service providers, with a competitive, variable cost to them;
         o we provide the ability to retain customers and increase revenues from customers;
         o we provide a professional staff to handle the installation of services and ongoing interface between the customer and the service provider;
         o we can sell into markets that may not be economical for the service providers to support directly; and

         o we can act as a sales agent for communications services that some service providers, the RBOCs in particular, are prohibited by law from offering. This provides their customers with a complete communications solution.

         ICM was formed in 1990 as a division of ICM, Inc., a corporation that provided training for communications service providers. ICM was formed to provide communications consulting and sell communication services to small to medium-sized businesses. In January 1995, the division was spun off into a separate corporation owned by ICM, Inc. In July 1997, ICM was spun off to the shareholders of ICM, Inc. ICM has been a U S WEST agent since 1991. Approximately 99% of ICM's 1998 revenues were from commissions paid by U S WEST. The balance was comprised of revenues from the sale of long distance and Internet services procured from a former affiliate of ICM. ICM has sold U S WEST's local access service since 1991, and has marketed U S WEST'S wireless services since December 1998 and U S WEST's Internet services since January 1998.

         Access was formed in 1995 by Jeffrey A. Veres. Originally, Access acted as an agent for U S West and sold local area network and wide area network hardware for computer systems. In November 1998, Access determined to discontinue its hardware business to focus on selling U S WEST's communications services. Access has been a U S WEST agent since 1995. While all of Access' 1998 revenues were from commissions paid by U S WEST, Access has recently begun offering Qwest long distance services and is beginning to develop other relationships. Access has sold U S WEST's local access services since 1995, has marketed U S WEST'S wireless services since December 1998 and U S WEST's Internet services since January 1998. Access has also been an agent for Qwest long distance services since January 1999.

         We intend to acquire communications agents in major metropolitan areas. We have also formed PentaStar Internet, Inc., a wholly-owned subsidiary, to acquire ISPs in small, high-growth areas. Our goal is to use the staff and customer relationships of these ISPs to implement comprehensive local access, long distance, wireless and Internet solutions for customers in these small markets.


OUR STRATEGY

         Our objective is to be a leading national provider of custom-designed communications solutions to small and medium-sized businesses. Our strategy to achieve this objective is to:


         Provide Comprehensive Communications Solutions

         We plan to offer comprehensive communications solutions by providing customers with the benefit of our independent analysis of multiple technologies and pricing plans, except in local access where we intend to work exclusively with U S WEST and other RBOCs with whom we may establish agency relationships. We believe that by purchasing a package of local access, long distance, wireless and Internet services from one communications service provider, the customer may not have the opportunity to choose the solutions that best meet its communications needs. By engaging our services, the customer will be able to select different providers for each type of service to best meet its needs.

         We will establish a team of technology experts to analyze existing and developing technologies on a continual basis. This team will also evaluate continually changing pricing programs of various service providers. We will seek technology and pricing solutions that best address the needs of our customers. This will facilitate our field sales personnel customizing the services that we recommend for each customer.


         Grow Through Acquisitions

         We intend to build a national presence in the communications market by acquiring RBOC agents in major metropolitan areas and ISPs in small, high-growth areas. We strive to acquire companies that are well managed, have a strong customer base, are profitable and would benefit from the additional resources that we intend to provide. Our goal is to structure these acquisitions so that the owners who manage the business of each acquired agent receive the majority of their portion of the purchase price in our common stock.


         We believe the agents and ISPs we target for acquisition will be attracted to, and benefit from, the opportunity to join us because we plan to offer them:


         o access to ongoing analysis of available communications and Internet technologies and pricing plans;
         o    shared systems, administration and infrastructure support;

         o    lower costs resulting from planned economies of scale;
         o availability of multiple long distance, wireless and Internet options;
         o    access to other acquired companies' "best practices" models;
         o    greater access to capital for future growth;
         o    improved commission structures resulting from aggregating sales;
         o    add-on sales to local operations of regional customers; and
         o    consolidated order entry and processing.




         Increase Revenues of Acquired Companies

         We intend to increase revenues of agents and ISPs we acquire as follows:


              Introduce New Agent Services. ICM, Access and the agents we intend to acquire primarily sell local access services for RBOCs. We also intend to sell long distance, wireless, and Internet services for voice and data communications through other agent relationships. This will enable our customers to use PentaStar as the one resource for all their communications needs.

              Increase Revenues Through Commission Strategies. As a result of creating a larger organization, we expect to enhance our commission rates by meeting volume minimums in some existing commission contracts. We also expect to negotiate more favorable commission arrangements than are available to individual agents. We believe the impact of this strategy will increase as we grow.


              Enhance Selling and Advertising Efforts. We expect to attract new customers by increasing our direct selling and advertising efforts. We expect to accomplish this in part by allowing the managers of acquired agents and ISPs to have more time to focus on selling as a result of relieving them of the administrative functions that will be consolidated into our headquarters or regional centers. We believe advertising has not been used in any significant way by agents or small ISPs. We will provide management assistance and financial resources to implement a significant advertising program. We will also develop marketing materials and presentations to be used by management and the sales personnel of our agents and ISPs.


              Sell Communications Services Through ISP Sales Channel. We believe the limited population of small markets makes it more difficult for service providers to justify a local sales presence. We intend to increase our revenues by utilizing the sales force of the ISPs we acquire to sell providers' local access, long distance and wireless services for voice and data communications to business subscribers of the ISPs. These ISPs will offer a unique sales channel for us to serve small markets, in addition to providing us with the value of their Internet business.

         Utilize our Size to Increase Efficiencies in the Operating Regions

         Over time, we plan to consolidate functions that are not critical to control at the local level into our corporate headquarters. These functions include human resources, information systems, legal services and tax matters. Additionally, we plan to consolidate some aspects of accounting, order processing and after-sales management into regional centers to be established at designated local sites. Purchasing of insurance, supplies, equipment and external services will be managed from our corporate headquarters. Also, our acquired ISPs will aggregate their service provider traffic onto a unified Internet connection, which we believe should result in lower access costs to us.

         Implement a Best Practices Program

         The agents and ISPs we acquire will continue to operate with a high degree of autonomy in their regions. However, we will implement a best practices program under which each acquired company will be able to adopt successful business practices developed by our other agents and ISPs. This will allow each acquired company to develop a best practices model that works for it. Our corporate management team will actively facilitate this process.


         Create Strong Incentives for Management to Increase Earnings


         Our agent managers, who will generally be the former owners of the acquired agents, will have two strong incentives to increase their area's earnings. The first incentive is the opportunity to earn a greater percentage of the total shares of our common stock issued to acquire the agents based on each agent's future performance. The second incentive is a bonus plan pursuant to which each agent manager may receive a cash bonus of up to 5% of their area's operating earnings before amortization expense. Managers of acquired ISPs will participate in bonus programs based upon their operating earnings before amortization expense and in our stock option plan.

INDUSTRY

         The Communications Services Agent Industry

              General. Communications services agents are organizations that are authorized to sell and facilitate the use of communications services of one or more communications service providers. A full-service agent:

         o    establishes relationships with customers;
         o    assists the customer in analyzing its communications needs;

         o arranges for the communications service providers to provide the customer with the communications services that best suit the customer's needs; and

         o facilitates the installation of communications services by the various communications service providers.

         Agents have been successful in obtaining new sales as a result of existing relationships with customers and potential customers. We believe agents have a sales cost that is competitive with that of the direct sales forces of service providers. By utilizing agents to sell their services, service providers can outsource a difficult and costly function.


         Communications services agents are generally paid a commission by each communications service provider based on a percentage of the customer's cost of services sold by the agent. This commission typically ranges from 7% to 16% of the contract value for an individual agent. It is paid upon either the execution of the contract and installation of the services or pro-rata over the contract's life, depending upon the service provider.

         The communications services agent industry is highly fragmented and characterized by hundreds of local companies with no large national competitors. According to the 1999 MultiMedia Telecommunications Association Market Review and Forecast, the core communications market segments, other than the Internet, in which we compete had sales of $200.6 billion in 1998 and are expected to grow to $283.8 billion by the end of 2002, a 9.0% compound annual growth rate. Sales in these market segments are made directly by service providers and by agents. We are not aware of any data that breaks down these sales between service providers and agents. According to the Telecommunications and Information Highways-Internet Market Report by Paul Budde Communication, the U.S.-based Internet services market was $6.6 billion in 1998 and is expected to grow to $24.7 billion in 2002, a compound annual growth rate of 39.1%. The total market for all services that PentaStar sells was $207.2 billion in 1998 and is projected to grow to $308.5 billion in 2002, a compound annual growth rate of 10.5%.


         Communications service providers include:

         o    RBOCs;
         o    CLECs;
         o    long distance service providers;
         o    wireless service providers; and
         o    ISPs.


         Most communications service providers use agents to augment their direct sales force. Generally, communications service providers select agents that they believe have the knowledge and expertise to effectively sell communications services and facilitate the installation process.

         Local Access Market. According to the 1999 MultiMedia
Telecommunications Association Market Review and Forecast, local access services revenues were $56.4 billion in 1998 and are expected to reach $70.4 billion by 2002, a 5.7% compound annual growth rate. ICM and Access derived approximately $6.6 million, or 98.5%, of their combined revenues in

1998 and $2.9 million, or 96.6%, of their combined revenues for the six months ended June 30, 1999 from this market. We believe the RBOCs have continued to dominate the local access market. The Modified Final Judgment that required the break-up of AT&T and the concurrent FCC decisions that permitted the RBOCs to use affiliated and nonaffiliated entities to act as sales agents on a commission basis for the local telecommunications services offered by the RBOCs, led to the development of agency programs. The Telecommunications Act of 1996 which changed the Modified Final Judgment's line-of-business restrictions, permits the RBOCs to enter the in-region long distance market upon the satisfaction of a statutory checklist of market-opening criteria and other requirements. The Telecommunications Act of 1996 also allows long distance carriers to provide local services in the RBOCs' territories. Large long distance carriers were permitted to offer combined packages of long distance and resold RBOC local services in the states where the RBOC has not received in-region long distance authorization beginning February 8, 1999. These long distance carriers are not permitted to market long distance and RBOC resold local services through a "single transaction," meaning those carriers may not use the same sales agent to market both products to the same customer in the same communication. Also, the long distance carriers may not offer long distance and RBOC resold local exchange services as a bundled package under an integrated pricing schedule. The Telecommunications Act of 1996 also required the RBOCs to allow other communications service providers to interconnect with the RBOC's facilities and equipment. This has made the local access market more competitive.


         We believe that the RBOCs continue to have a distinct competitive advantage in the local access market because they:

         o    control the line to customer locations;
         o    have an established customer base; and
         o have greater financial and other resources to deploy new technologies.

As the local access market continues to offer greater service choices and faces increased competition, we believe that agents which are:

         o    cost effective,
         o offer an efficient method of attracting and retaining customers, and
         o    have the ability to provide comprehensive communications services will be in demand by both RBOCs and customers.


         Long Distance Market. According to the 1999 MultiMedia Telecommunications Association Market Review and Forecast, long distance revenues were $106 billion in 1998 and are expected to reach $142.6 billion by 2002, a 7.7% compound annual growth rate. ICM and Access derived $36,000, or 0.5%, of their combined revenues in 1998 and $47,000, or 1.6% of their combined revenues for the six months ended of June 30, 1999 from this market. The long-distance market is highly price competitive and is dominated by large national companies such as

AT&T, MCI/WorldCom, Qwest and Sprint. These large national carriers compete aggressively for market share and most have established agency programs that enhance their overall sales efforts. The RBOCs will also be allowed to offer long distance service upon satisfaction of the statutorily mandated criteria which determine when the local market has become sufficiently competitive.

         Wireless Market. According to the 1999 MultiMedia Telecommunications Association Market Review and Forecast, the wireless communications services market was $38.2 billion in 1998 and is expected to reach $70.8 billion by 2002, a 16.7% compound annual growth rate. ICM and Access derived $3,836, or 0.1%, of their combined revenues in fiscal 1998 and $16,546, or 0.5%, of their combined revenues for the six months ended June 30, 1999 from this market. Although much of the early growth in wireless communications has occurred in the consumer sector, in particular cellular phones, we believe an increasing share of wireless communications services will be used by business customers in the future.

         The development of personal communication service, or PCS, and its ability to facilitate voice, Internet, e-mail and other wireless services has ushered in the increasing use of wireless technologies for the business market. According to the 1999 MultiMedia Telecommunications Association Market Review and Forecast, the PCS services market was $3.7 billion in 1998 and is expected to reach $16.6 billion in 2002, a 45.4% compound annual growth rate. The integration of computer applications and wireless technologies is anticipated to also fuel future market growth.


         We expect that small to medium-sized businesses will increasingly use wireless communications for voice and data applications.


         Internet Services Market. The Internet has grown rapidly since its introduction to the public in the early 1990s, allowing millions of people worldwide to communicate and conduct business electronically. The April 1999 Internet Demographics Survey, conducted by CommerceNet and Neilsen Media Research, estimated the number of Internet users in the United States and Canada at 92 million. According to the Telecommunications and Information Highways-Internet Market Report by Paul Budde Communication, the U.S.-based ISP market was $6.6 billion in 1998 and is expected to grow to $24.7 billion in 2002, a compound annual growth rate of 39.1%. ICM and Access derived $61,820, or 0.9%, of their combined revenues in fiscal 1998 and $38,969, or 1.3%, of their combined revenues for the six months ended June 30, 1999 from this market. The growth in the number of Internet users is being fueled by a number of factors, including the increased use of personal computers, the speed and reduction in cost of computer hardware and the increasing importance of the Internet as a means of communication and commerce.

         The Internet Service Provider Industry

         Businesses are becoming more "virtual," which allows individuals to be less concerned with proximity to the office and more concerned with communications and Internet access to the office. The Internet has allowed many businesses and individuals to conduct their business away from the traditional commercial centers to regions and cities that have not previously been viable locations for business. This trend is spurring growth in both Internet users and ISPs, as well as in the use of the Internet for communications.


         ISPs are organizations that offer a range of Internet and World Wide Web-based services to customers. The Internet services market in the areas we are targeting currently consists primarily of basic Internet access. The rapid development and growth of the Internet has resulted in a highly fragmented market. According to the 1999 Boardwatch Directory of Internet Service Providers, there are over 5,000 ISPs in the United States. Most of these ISPs are small and local businesses, and currently very few ISPs have a regional or national market coverage. This industry is currently undergoing substantial consolidation.


OUR SERVICES

         Local Access


         We currently act as a sales agent for U S WEST's comprehensive local access services. Basic dial tone services are telephone connections, voice messaging and call management. More advanced communications services we act as a sales agent for include:


         o    data transmission oriented services;
         o    dedicated high capacity transmission services;
         o high speed real time communications access, including digital subscriber line, or DSL;
         o packet-based transmission for wide area networks, including frame relay service; and
         o an advanced digital network for data, video, voice and Internet traffic, including ISDN.

         Long Distance


         ICM began offering Qwest long distance services in October 1998 and AT&T long distance services in April 1999. These services are offered utilizing the agent relationships that an affiliate of the former shareholders of ICM has with Qwest and AT&T. Access has been an agent of Qwest for long distance services since January 1999. These relationships allow us to offer our customers the pricing, quality and add-on features that they require for their specific long distance communications. We are seeking to establish similar relationships with MCI/WorldCom and Sprint.

         Wireless


         We plan to concentrate on providing our customers with services and capabilities that will allow them to better utilize wireless technology and make this technology an integral part of their voice and data communications strategy. ICM and Access each began offering U S WEST's wireless services in December 1998. These wireless services include cellular, paging and integrated voice and data communications services. We intend to provide our customers with competitive pricing, coverage and access to add-on features.


         Internet


         We find that customers are often confused by the process of selecting an ISP, connecting to the ISP and integrating the service into their internal systems. Many ISPs do not provide installation and start-up assistance or assistance in internal cabling and networking for their customers. As a result, the customers must coordinate with local access providers, networking/cabling consultants and the ISP to obtain service. To address this problem, we plan to offer a turnkey solution to our customers through our agent relationships, connection expertise and relationships with networking/cabling companies. ICM and Access each began offering U S WEST's Internet services in January 1998. In June 1998, ICM began selling Epoch Internet services through an affiliate of the former shareholders of ICM.


         Project Management

         The combination of wireless technologies, computer networking integration, phone system integration and Internet technologies creates significant challenges for small to medium-sized businesses attempting to implement an overall communications solution. We believe that some of our customers will benefit from our project management capabilities. We intend to offer comprehensive communications services, assistance in the selection of hardware and cabling providers, and supervision of the installation and integration of all the communications services components. However, we do not plan to offer computer network implementation or hardware installation. As our size and geographic coverage expand, we believe we will be able to offer project management to customers who have larger, more complex projects requiring significant planning, resource management and coordination.

         Analysis of New Technologies and Developments


         We believe that over the course of the next few years the communications industry will see the introduction and expanded use of a wide range of new technologies and services. These new technologies will include the use of:


         o Internet and wireless technologies for voice and data communications;

         o wireless receptor technologies, such as dish relay, satellite and radio towers and cable networks for communications; and

         o    intra-company networks.

There are also several private companies developing satellite networks that will be used for providing new services and capabilities. Many of these new technologies will be valuable additions to the overall communications strategies of our customers. However, this abundance of new options may add to the confusion our customers face in making their communications choices. We intend to offer our customers, at no charge to the customer, ongoing analysis of these new technologies and services and assist them in their determination of which technologies may be applicable to their needs.

         Our Proposed Internet Services


         The core product expected to be offered by our ISPs will be dial-up access to the Internet. Although individuals typically use slower, less expensive Internet access methods, business customers often benefit from dedicated, high-speed Internet access. We expect to have the ability to procure the communications services necessary to provide our customers with the highest speed access available in a particular market. We also plan to offer e-mail applications, file transfer protocol, World Wide Web hosting, Web design, project management of Web-based services and assistance with electronic commerce. Our goal is to increase the use of these more advanced services by customers of ISPs we may acquire.


         Other Services

         It is not currently common in the agent industry to provide customers with post-sales support beyond installation. Additionally, our small to medium-size business customers typically do not have communications departments to deal with post-sales issues. Since post-sales services have not been customarily offered by agents, we do not know whether we can sell these services at a price that is acceptable to the customer and economical to us. To fill this need we may eventually offer customers:

         o on-going contract maintenance, including service and billing problem dispute resolution with the communications service provider;
         o 7-day a week emergency assistance for service interruption or degradation;
         o ongoing audits and needs analysis to ensure that all services are functioning appropriately;
         o regular audits and analysis of the services in place and the need for new services; and
         o    audits of billings and consolidation of billings.

         We believe that providing these additional services may add significant incremental revenues and further strengthen our customer relationships.

SALES AND MARKETING

         Our direct sales efforts are conducted at the local level by our direct sales force of approximately 24 full-time employees. Members of our direct sales team meet face-to-face with prospective customers, discuss their communications needs and use our local project management staff to design a comprehensive package of communications services. We will continually focus on improving our project management staff and capabilities and developing programs to recruit and train motivated sales people with good technical and customer skills. Our goal is to establish a long-term relationship as the customer's total solution provider.

         Our agents also establish additional customer referral relationships by working directly with:

         o    interconnect companies;
         o    value-added resellers;
         o    computer network integrators;
         o    telephone system integrators; and
         o    ISPs and equipment vendors.

We customarily pay a referral fee to these companies or reciprocate in the sharing of market opportunities.

         In addition, we intend to maintain a comprehensive database for significant customers that will document their communications service plans and providers, historical usage and anticipated future needs. We believe that this database will become a valuable tool for providing enhanced services to these customers.

COMPETITION

         Agent Business

         The market for communications services is extremely competitive and rapidly changing. We expect competition to increase as communications service providers expand their traditional service offerings. Many of our largest competitors are national communications service providers that have significantly greater financial, marketing and other resources. These competitors may adopt more aggressive pricing policies and offer more attractive terms to customers than we can. We may face increasing price pressure from our larger competitors. In addition, some of our current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to compete more effectively. We cannot assure you of our survival in this intensely competitive and rapidly evolving market. Within this market, we encounter multiple competitors that include:

         o the direct sales forces of communications service providers, such as U S WEST, AT&T, Qwest, MCI/WorldCom and numerous CLECs;

         o    other communications services agents;
         o customer infrastructure out-sourcers, such as Convergent Technologies, which buy a customer's computers, servers and telephone equipment and lease them back to the customer along with providing the customer CLEC-type services; and
         o communications consultants, such as groups within Electronic Data Systems and Andersen Consulting.

         We believe the primary competitive factors in our market include:

         o the ability to provide a solution that satisfies all the customer's communications needs;
         o    pricing;
         o    customer service during and after installation;
         o    quality and reliability of communications services;

         o    access to multiple communications service provider options; and

         o    development of customer loyalty.


         Although we face a broad range of competition from a variety of communications service providers, we will seek to compete effectively by acting as a sales agent for RBOC services in the local access market, along with long distance, wireless and Internet services from providers in those markets, with a strong focus on customer service.


         Proposed ISP Business


         Our target market for Internet access is extremely competitive. We expect competition to increase as Internet use grows and ISPs expand their traditional services and new start-ups emerge in the marketplace. Barriers to entry are minimal and competitors can enter the market at a relatively low cost. Many of our competitors have greater financial, marketing and other resources than we. We cannot guarantee you that we will be able to compete effectively in this market. Our competitors include:


         o    other local and regional ISPs;
         o    national ISPs such as MindSpring and Verio;
         o    on-line information providers, such as America Online and Prodigy;

         o large national communications providers, such as AT&T, Qwest, MCI/WorldCom and the RBOCs; and

         o    traditional cable television providers.

         In our target ISP market, we believe that the following are the principal competitive factors:

         o    maintaining high-speed access options and adequate capacity;
         o    affordable pricing;
         o the ability to assist customers in implementing services and resolving problems; and
         o    offering a variety of services in addition to basic access.

GOVERNMENT REGULATION

         Agent Business


         PentaStar is not, and following our acquisition of ICM and Access will not be, directly subject to any government regulations other than normal business regulations. However, the communications service providers for whom we act as a sales agent are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all communications service providers to the extent they provide services involving the supplying of interstate or international communications. The Telecommunications Act of 1996 expanded the FCC's jurisdiction to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions also retain jurisdiction over significant aspects of the provision of intrastate communications services. The Telecommunications Act of 1996 was intended ultimately to permit service providers in the long distance and local communications services markets, as well as cable television providers, to compete freely in all communications markets. For example, the Telecommunications Act of 1996 eventually will permit the RBOCs to compete fully in the provision of in-region long distance services upon the satisfaction of statutorily mandated criteria. The 1996 Act also allows long distance carriers to provide local services in the RBOCs' territories. Large long distance carriers are permitted to offer combined packages of long distance and resold RBOC local services in states where the RBOC has not received in-region long distance authorization. These long distance carriers are not permitted to market long distance and resold RBOC local services through a "single transaction" meaning that these carriers may not use the same sales agent to market both products to the same customer in the same communication. Also, the telecommunications carrier may not offer long distance and RBOC resold local exchange services as a bundled package under an integrated pricing schedule. The Telecommunications Act of 1996 also generally requires RBOCs to provide competitors with interconnection and nondiscriminatory access to their local exchange network on more favorable terms than have been available in the past. As required by the Telecommunications Act of 1996, the FCC adopted in August 1996 new rules implementing the interconnection and resale provisions of the Telecommunications Act of 1996, which are intended to minimize regulatory, economic and operational impediments to full competition for local services.

         In general, we are unable to determine what effect the Telecommunications Act of 1996 and other laws and regulations will have on the communications industry in general and on us in particular. Numerous FCC, state and local regulatory decisions are expected regarding issues that may materially affect us because they will have an impact on:

         o    the services and the pricing that can be offered by RBOCs; and
         o who can compete with RBOCs in various markets and the prices they will be able to offer.


         Also, the communications service providers whose services we will market are affected by the laws and changes in the laws affecting the provision of telecommunications. These laws and changes may have an indirect effect on PentaStar. For instance, on February 26, 1998, the FCC established rules that restricted telecommunications carriers' use of customer proprietary network information, or CPNI. The rules prohibit carriers from using information gleaned from providing one type of service (local, long distance or wireless) to market another type of service without first obtaining that customer's consent. This means that a carrier could not give PentaStar a local service customer's marketing information in order for PentaStar to market that carrier's long distance, wireless or Internet services without first obtaining that customer's consent to use his or her CPNI. However, the U.S. Court of Appeals for the Tenth Circuit recently overturned most of the FCC's CPNI rules. The FCC will file a petition for rehearing of this case on October 4, 1999.

         The communications service providers for which we act as sales agent must also comply with the FCC's verification requirements enacted to prevent slamming, the unauthorized change of a customer's prescribed carrier selection. The slamming rules govern the manner in which telecommunications carriers effectuate and verify selection by consumers of preferred providers of local exchange and interexchange services. When we successfully sell a customer a service that replaces that customer's local access or long distance service, the provider of the new service must comply with the verification procedures in order to switch our customer's service.


         Proposed ISP Business

         We anticipate providing Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an ISP, we will not be directly regulated by the FCC or any other agency, other than regulations applicable to businesses generally. We could, however, become subject in the future to regulation by the FCC or other regulatory agencies as a provider of basic telecommunications services.


         These regulations could affect the charges that we pay to connect to the local telephone network or for other purposes. We, like other ISPs, will not be required to pay carrier access charges. Access charges are assessed by local telephone companies to long-distance companies for the use of the local telephone network to originate and terminate long-distance calls, generally on a per minute basis. Access charges have been a matter of continuing dispute between local telephone companies and long-distance carriers. In May 1997, the FCC reaffirmed its decision that ISPs should not be required to pay carrier access charges.

         To the extent that an end user's call to an ISP is local rather than long distance, the local telephone company that serves the ISP may be entitled to reciprocal compensation from the end user's local telephone company. Reciprocal compensation is a reimbursement from one local telephone company to a second one for handling calls that originate with the first local telephone company and terminate with the second one. To the extent that a call from an end user to an ISP is considered intrastate, the local telephone company serving an ISP would be entitled to reciprocal compensation. This payment of reciprocal compensation reduces the local telephone company's costs and ultimately reduces the ISP's costs. The FCC recently determined that most, but not all, traffic to an ISP is interstate in nature rather than local. This determination could potentially eliminate the payment of reciprocal compensation to the local telephone company. The FCC has yet to rule on the specific issue of reciprocal compensation and ISP traffic; however, the FCC has stated that state commissions may determine whether, in some circumstances, reciprocal compensation should be paid.

         The FCC's current position is that Internet access providers should not be required to contribute to a new universal service fund established to replace current local rate subsidies and to meet other public policy objectives, such as enhanced communications systems for schools, libraries and health care providers. As a result, unlike telecommunications carriers and other telecommunications providers, ISPs do not have to contribute a percentage of their revenues to the federal universal service fund and are not expected to be required to contribute to similar funds being established at the state level. Both the access charge and universal service treatment of ISPs, however, are the subjects of further FCC proceedings and could change. Telephone companies are actively seeking reconsideration or reversal of the FCC decisions, and their arguments are gaining more support as Internet-based telephony begins to compete with conventional telecommunications companies.

         We are not in a position to predict how these matters will be resolved, but we could be adversely affected if, in the future, we and other ISPs are required to pay access charges, contribute to universal service support or our local telephone companies no longer receive reciprocal compensation for our traffic.

         The law relating to the liability of ISPs and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to this liability, which may require the expenditure of substantial resources or the discontinuation of some of our products or service offerings. Any costs that are incurred as a result of contesting any asserted claims or the consequent imposition of liability could materially adversely affect our profitability.

         Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted in recent months, and may be adopted in the future, by federal and state governments, as well as by foreign governments with respect to the Internet. These laws cover or may cover issues such as content, user privacy, pricing and copyright infringement. We cannot predict the impact, if any, that recent and any future regulatory changes or developments may have on the business, financial condition and results of operations of any ISPs we acquire. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from access providers or others, could have a material adverse effect on the ISP business.

EMPLOYEES


         As of June 30, 1999, ICM and Access had 63 employees, all of whom were full-time employees. Of our full-time employees, 30 were in sales and marketing, 19 were in operations and engineering support, and 14 were in administration. Upon this offering, we will hire three executive officers, who will be PentaStar's first employees.


         We believe that our relations with our employees are satisfactory. We are not a party to any collective bargaining agreements and we have never experienced a work stoppage. As we continue to grow and acquire new companies, we expect to hire additional personnel.

PROPERTIES

         We maintain our corporate headquarters at 1522 Blake Street, Denver, Colorado. We lease 1,875 square feet under a lease which expires August 31, 2002. Additionally, our agents lease the following facilities:


         Location                        Sq. Ft.                 Term
         --------                        -------                 ----
Denver, Colorado                          9,050         4,250 sq. ft. expires 7/31/00
                                                        4,800 sq. ft. expires 12/31/01

Colorado Springs, Colorado                  300         Expires 3/31/00

Bellevue, Washington                      9,902         5,213 sq. ft. expires 11/30/02
                                                        4,689 sq. ft. expires 11/30/02

Portland, Oregon                          3,238         Expires 6/28/01


         We believe additional space is available for expansion.

LEGAL PROCEEDINGS

         There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors upon completion of this offering and the acquisitions of ICM and Access will be:


NAME                               AGE                        POSITION
----                               ---                        --------
Robert S. Lazzeri                   38                        Chief Executive Officer and Director
R. Neal Tomblyn                     44                        President and Chief Operating Officer
David L. Dunham                     41                        Chief Financial Officer
Richard M. Tyler                    41                        Vice President, Secretary and Director
Craig J. Zoellner                   42                        Vice President, Treasurer and Director
Carleton A. Brown                   57                        Director



KEY EMPLOYEES


         Our key employees upon completion of the offering and the acquisitions of ICM and Access will be:


NAME                               AGE                        POSITION
----                               ---                        --------
Dennis W. Schillinger               55                        Manager-Northwest Region
Jeffrey A. Veres                    45                        Manager-Colorado Region


         Robert S. Lazzeri will become PentaStar's chief executive officer and a director upon this offering. Since October 1989, Mr. Lazzeri has worked for Daniels & Associates, L.P., a leading international telecommunications investment banking firm, most recently as a senior vice president. For up to 30 days after this offering, he will assist Daniels & Associates in completing various transactions currently in process. At that time, his employment by Daniels & Associates will cease. While at Daniels & Associates, Mr. Lazzeri specialized in providing merger, acquisition and advisory services to clients in the wired and wireless telecommunications industry, participating in more than 100 telecommunications transactions. He holds a B.S. degree from the University of Colorado.

         R. Neal Tomblyn will become PentaStar's president and chief operating officer upon this offering. From July 1998 until the day prior to the date of this prospectus, he owned and operated NTC Corporation, a company that provided strategic planning and operational consulting to companies in the communications, Internet and broadband industries. From January 1997 until its acquisition in June 1998, Mr. Tomblyn was chief executive officer of IEG, Inc., a private Internet based multimedia, software and database company. From May 1995 to January 1997, Mr. Tomblyn was president and chief operating officer of Ingenius, an educational programming joint venture of Reuters and Tele-Communications, Inc. From December 1992 to April 1994, Mr. Tomblyn was the executive director, and from April 1994 to April 1995, Mr. Tomblyn was chief operating officer, of Bell Atlantic Video Services, a start-up subsidiary of Bell Atlantic Corporation. While at Bell Atlantic Video, he helped create an interactive multimedia business and founded the Internet services group for Bell Atlantic Corporation. He has experience working with RBOCs, ISPs, inter-exchange carriers such as AT&T and MCI/WorldCom, and cable companies. Mr. Tomblyn holds a B.S. degree from Eastern Kentucky University.

         David L. Dunham will become PentaStar's chief financial officer upon this offering. From September 1997 to the day prior to the date of this prospectus, Mr. Dunham was chief financial officer of Strategic Marketing International, LLC, a PGA Tour licensee company that has developed the Golfwatch program for tour events nationwide. Golfwatch provides priority access and hospitality services for PGA Tour spectators for a premium fee. From January 1996 to July 1997, Mr. Dunham was corporate controller for Birner Dental Management Services, Inc., a company that owns and is acquiring dental practices. From September 1989 to December 1995, Mr. Dunham was corporate controller for Gillett Holdings, Inc., a holding company that had 18 subsidiaries in a variety of businesses. Mr. Dunham also worked for Arthur Andersen for eight years, most recently as an audit manager. Mr. Dunham holds a B.S. degree from the University of Wyoming and is a licensed CPA.

         Richard M. Tyler has been vice president, secretary and a director of PentaStar since March 1999. Since November 1988 he has been a member (or a partner in the predecessor partnership), and after this offering will continue to be, a member of BACE Investments and BACE Industries, a private company that has completed consolidations in several industries. Mr. Tyler has been an executive officer or director of various companies for which BACE Industries has led consolidation efforts. Those companies include BACE Plastics Group, Inc. from March 1989 to March 1995, SoftWorld Services Corporation from January 1995 to November 1996, and RentX Industries, Inc. from March 1996 to July 1999. He holds a B.A. degree from The Colorado College.

         Craig J. Zoellner has been president, treasurer and a director of PentaStar since March 1999. Upon this offering, he will cease to be our president and will become a vice president and continue to be our treasurer and a director. Since November 1988 he has been a member (or a partner in the predecessor partnership), and after this offering will continue to be, a member of BACE Investments and BACE Industries. Mr. Zoellner has been an executive officer or director of various companies for which BACE Industries has led consolidation efforts. Those companies include BACE Plastics Group, Inc. from March 1989 to March 1995, SoftWorld Services Corporation from January 1995 to November 1996, and RentX Industries, Inc. from March 1996 to July 1999. He holds a B.A. degree from The Colorado College and an M.B.A. from the Stanford Graduate School of Business.

         Carleton A. Brown has served as a director of PentaStar since August 1999. Since July 1998, Mr. Brown has served as executive vice president-corporate development of Orion Systems, Inc., a start-up CLEC and Internet telephony company. From October 1996 to January 1998, Mr. Brown served as senior vice president of global sales and marketing for Intergram International, Inc., an Internet-based telecommunications messaging company. From November 1994 to September 1996, Mr. Brown served as president and chief executive officer of American Lightwave Systems, Inc., a worldwide provider of broadband video solutions. From January 1994 to November 1994, Mr. Brown served as president and chief executive officer of ATx Telecom Systems, Inc., a network technology solutions company. From January 1992 to January 1994, Mr. Brown served as senior vice president and general manager of Teleport Communications Group, a national CLEC. Mr. Brown also was president and chief operating officer of Alcatel Network Systems, a communications technology company, and served as president, Southwest division, of MCI. He holds a B.S. degree from Norwich University and an M.B.A. from Fairleigh Dickinson University.

         Dennis W. Schillinger will become the regional manager of the Northwest region of our agent business upon completion of the ICM acquisition. He was a founder of ICM in 1990, when it was formed as a division of ICM, Inc. Mr. Schillinger served as a vice president of ICM, Inc., in charge of ICM's business, until ICM was spun-off from ICM, Inc. in January 1995. He has been president and a director of ICM since January 1995. Mr. Schillinger was also a founder in May 1997 of Network Communications, Inc., or NCI, a communications services agent for services other than U S WEST's services, and from May 1997 to August 12, 1999 was president and a director of NCI. NCI is owned by the persons, including Mr. Schillinger, who owned ICM prior to ICM's acquisition by PentaStar. NCI has agent relationships with Qwest and AT&T that are currently utilized by ICM. From August 1965 to February 1990 Mr. Schillinger was engaged in various administration, sales and technology management positions for U S WEST and its predecessors in Seattle, Washington, most recently as director of technical support for U S WEST's agents. Mr. Schillinger has an A.A. degree from Southern Junior College.



         Jeffrey A. Veres will become the regional manager of the Colorado region of our agent business upon completion of the Access acquisition. Mr. Veres has been the president and owner of Access since November 1995. From April 1994 to October 1995 Mr. Veres served as senior vice president of technology services for Random Access, Inc., a LAN/WAN systems integrator. From April 1987 to March 1994, Mr. Veres owned and operated JLV Enterprises, Inc., a regional data communications equipment provider and communications network integrator. Mr. Veres also has been employed in the roles of sales and territory management by different entities of the Bell system, including Mountain Bell, AT&T Information Systems, Mountain Bell Technologies, and U S WEST Information Systems. Mr. Veres has an A.A. degree from Arapahoe Community College.


         There is no family relationship among any of our directors, executive officers or key employees.

DIRECTOR AND OFFICER INVOLVEMENT IN LEGAL PROCEEDINGS


         From January 1995 until November 1996, Richard M. Tyler and Craig J. Zoellner were vice president and secretary and vice president, assistant secretary and director, respectively, of SoftWorld Services Corporation, which provided turnkey manufacturing and fulfillment services to software developers. In April 1997, SoftWorld filed a petition for relief under the Federal Bankruptcy Code and has been liquidated.


         From October 1996 to January 1998, Carleton A. Brown served as a senior vice president of global sales and marketing for Intergram International, Inc. In July 1998, Intergram filed a voluntary petition for relief under Chapter 7 of the Federal Bankruptcy Code. The case is currently pending.


BOARD OF DIRECTORS


         Upon this offering, we will have four directors. Our certificate of incorporation provides for, among other things, a classified board of directors. The certificate of incorporation states that the terms of office of the board of directors will be divided into three classes: class I, whose term will expire at the annual meeting of shareholders to be held in 2000, class II, whose term will expire at the annual meeting of shareholders to be held in 2001 and class III, whose term will expire at the annual meeting of shareholders to be held in 2002. Mr. Brown is the class I director, Mr. Lazzeri will be the class II director and Mr. Tyler and Mr. Zoellner are the class III directors. Within 90 days after the completion of this offering, we will appoint an additional independent director. He will be a class I director and will be appointed to the audit committee. At each annual meeting of shareholders beginning with the 2000 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected.


COMMITTEES OF THE BOARD OF DIRECTORS

         The compensation committee consists of Mr. Brown, Mr. Zoellner and Mr. Tyler. The compensation committee makes recommendations to the board of directors regarding compensation and benefits for PentaStar's executive officers.

         The audit committee consists of Mr. Brown, Mr. Zoellner and the independent director to be added as described above. The functions of the audit committee are to:

         o review the scope of the audit procedures utilized by our independent auditors;

         o review with the independent auditors our accounting practices and policies;

         o    consult with PentaStar's independent auditors during the year;

         o    approve the audit fee charged by the independent auditors; and

         o report to the board of directors with respect to these matters and to recommend the selection of independent auditors.

DIRECTOR COMPENSATION

         Directors who are not receiving compensation as officers, employees or consultants are entitled to receive an annual retainer fee of $5,000 and to be reimbursed for expenses incurred in connection with each meeting of the board attended in person. In addition, each of these directors receives a grant of options to acquire 10,000 shares of common stock under our stock option plan upon becoming a director and an annual grant of options to purchase 5,000 shares of common stock on each annual meeting date on which the individual is still a director.

STOCK OPTION PLAN

         PentaStar's stock option plan was adopted on August 13, 1999. The plan will terminate on the tenth anniversary of the date of its adoption, unless earlier terminated by the board pursuant to the terms of the plan. The plan is administered by the board or a committee appointed by the board.

         Grants may be made to full-time employees of PentaStar or any of its subsidiaries and non-employees selected by the board or the committee administering the plan, in their discretion, whose judgment, initiative and efforts are, or will be, important to the successful conduct of its business. Grants under the plan may consist of:

         o options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code; and

         o    stock options that are not intended to so qualify.


         We have reserved 1,000,000 shares for issuance pursuant to the exercise of options granted under our stock option plan. Upon this offering, we will grant options to purchase 375,000 shares of our common stock to a director, two executive officers, some employees of ICM and Access and a consultant at an exercise price per share equal to the initial public offering price. No other options have been granted under our stock option plan.


         The board or a committee appointed by the board determines the exercise price of options granted under the plan in accordance with the guidelines set forth in the plan. The exercise price of incentive stock options granted pursuant to the plan cannot be less than 100% of the fair market value of the common stock on the date of the grant and the term of these options cannot exceed ten years. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of PentaStar's capital stock or any of its affiliates must be at least 110% of the fair market value of PentaStar's common stock on the date of grant and the term of these incentive stock options cannot exceed five years. PentaStar has agreed that for a period of at least one year following the date of this prospectus non-qualified options will not be granted at an exercise price of less than 100% of the fair market value of PentaStar's common stock on the date of grant and the terms will not exceed five years. The board or a committee appointed by the board determines the exercise price of nonqualified stock options. Options granted under the plan vest at the rate specified in the option agreement.


         Upon a change of control (as defined in the plan) of PentaStar, the board or a committee appointed by the board in its sole discretion, without obtaining shareholder approval unless otherwise required by the plan, may take any or all of the following actions:


         o accelerate or partially accelerate the vesting and exercise date of any outstanding options or make all such options fully vested and exercisable;

         o grant a cash bonus award to any option holder in an amount necessary to pay the option price of all or any portion of the options then held by each option holder;

         o pay cash to any or all option holders in exchange for the cancellation of their outstanding options in an amount equal to the difference between the option price of such options and the greater of the per share tender offer price, the per share value of the consideration to be paid in the change of control transaction for the underlying stock or the fair market value of the underlying stock on the date of the cancellation of the options;

         o cause the surviving or acquiring corporation to substitute or assume the options; and

         o make any other adjustments or amendments to the outstanding options.

EXECUTIVE COMPENSATION

         PentaStar was founded in March of 1999 and has had no significant operations. No compensation has been paid to any executive officer.

         We anticipate entering into employment agreements with Messrs. Lazzeri and Tomblyn following completion of this offering. We believe that the employment agreements will contain provisions for compensation, severance payments, confidentiality and restrictions on competing with PentaStar for a reasonable period of time subsequent to termination of their employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION


         Our bylaws provide that we will indemnify our directors and officers, and may indemnify employees and agents, to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to PentaStar and its shareholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.


         Each director will continue to be subject to liability for:

         o    breach of the director's duty of loyalty to PentaStar;

         o acts or omissions not in good faith or involving intentional misconduct;

         o    knowing violations of law;

         o any transaction from which the director derived an improper personal benefit;

         o    improper transactions between the director and PentaStar; and


         o improper distributions to shareholders and improper loans to directors and officers.


         We intend to enter into indemnity agreements with each of our directors and executive officers to indemnify them against expenses and losses incurred for claims brought against them in their capacities as directors or executive officers. PentaStar's board of directors has authorized its officers to investigate and obtain directors' and officers' liability insurance.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and control persons of PentaStar pursuant to the foregoing provisions, or otherwise, PentaStar has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


         Craig J. Zoellner, Richard M. Tyler, Blair W. McNea, Robert S. Lazzeri and Jeffrey A. Veres are the founders of PentaStar. Mr. Zoellner and Mr. Tyler, who are directors and executive officers of PentaStar, are the members of BACE Investments and BACE Industries. Mr. McNea is the sole member of Black Diamond. Mr. Lazzeri will become PentaStar's chief executive officer and a director upon this offering. Mr. Veres is the shareholder of Access and will become an employee of PentaStar upon our acquisition of Access.

         Pursuant to a consulting agreement, effective September 1, 1999, BIBD provides consulting services to PentaStar concerning acquisitions. BIBD is owned 60% by BACE Industries and 40% by Black Diamond, and is managed by BACE Industries. BIBD was created for the purpose of entering into the consulting agreement with, and rendering services, to PentaStar and does not have any other activities. BIBD is compensated by a monthly fee that varies from $12,000 per month to $21,000 per month depending on PentaStar's annualized revenue. This fee is also subject to increase based on the Consumer Price Index. PentaStar is obligated to reimburse BIBD for expenses incurred in providing services under the consulting agreement and to provide medical, dental, disability and other similar benefits for up to six employees or members of BIBD, BACE Industries and Black Diamond. BIBD, BACE Industries and Black Diamond are subject to non-competition provisions expiring one year after the termination of the consulting agreement and are subject to confidentiality provisions. The consulting agreement continues in effect until the earliest of:

         o    PentaStar's termination of the consulting agreement for cause;

         o BIBD's termination of the consulting agreement on 30 days prior notice; or

         o automatic termination upon PentaStar's sale of all or substantially all of its assets or its acquisition for cash by an unaffiliated party, or upon PentaStar becoming the subject of a proceeding under Chapter 11 of the Federal Bankruptcy Code.

         On March 17, 1999, PentaStar issued 1,708,979 shares of common stock to BACE Investments for $500.

         On March 31, 1999, PentaStar issued 732,419 shares of common stock to Black Diamond, for $321; 469,499 shares of common stock to Robert S. Lazzeri for $206; and 219,100 shares of common stock to Jeffrey A. Veres for $96.

         On March 31, 1999, Mr. Lazzeri, entered into agreements with each of BACE Investments and Black Diamond pursuant to which Mr. Lazzeri has purchased for $10.00 options to buy 167,480 shares of PentaStar's common stock held by BACE Investments and 73,242 shares of PentaStar's common stock held by Black Diamond. These options become effective upon the completion of this offering and can be exercised upon the earlier of a sale of all or substantially all of PentaStar's assets or stock or March 31, 2000. The options terminate on March 31, 2004. The exercise price per share is equal to the public offering price per share in this offering.


         Since March 15, 1999, PentaStar has issued promissory notes to BACE Industries for funds loaned by BACE Industries to PentaStar for its use to pay expenses associated with the organization of PentaStar, the acquisitions of ICM and Access and this offering. The notes bear interest at 5% per annum and are payable upon completion of this offering. At September 23, 1999, the outstanding principal amount of the notes was $86,000. On September 23, 1999 the promissory notes were assigned from BACE Industries to BACE Investments. PentaStar and BACE Investments have agreed that, immediately prior to this offering, PentaStar will issue 86 shares of Series A preferred stock to BACE Investments as payment in full of the aggregate principal amount of the notes. The issuance has been approved by the existing shareholders and by our sole independent director. The Series A preferred stock will:

         o have a $1,000 par value per share;
         o bear dividends at the rate of 5% per year, payable annually;
         o be non-voting (except for the limited voting rights mandated by the Delaware General Corporation Law);
         o not be convertible into common stock or any other capital stock of PentaStar;
         o not be redeemable or callable; and
         o be junior to all other preferred stock.

         PentaStar leases 1,875 square feet of office space from BACE Real Estate, LLC, which is owned by BACE Industries, for $3,000 per month (subject to increases based on the Consumer Price Index and increases in operating expenses). This lease agreement has a 36-month term commencing September 1, 1999.






         PentaStar and Mr. Veres are parties to an agreement pursuant to which PentaStar will acquire Access concurrently with the closing of this offering for $500,000 in cash and 205,000 shares of our common stock. Mr. Veres will receive all of the cash and common stock.

         We have also entered into an employment agreement with Mr. Veres that will be effective upon our acquisition of Access. Mr. Veres' employment agreement has a term from the completion of this offering until the earlier of the date of a change of control of PentaStar (as defined in the agreement) or five years after the completion of this offering, provided that it can be earlier terminated for cause (as defined in the agreement). Mr. Veres' annual salary will be $120,000 and he will be eligible to receive an annual cash bonus of up to 5% of his area's operating income before amortization expense. This agreement generally restricts Mr. Veres from competing with us for a period that is the greater of three years from the date of the agreement or one year after his termination date. We will also reimburse Mr. Veres for reasonable out-of-pocket expenses and he will be eligible to participate in our benefit plans and programs.

         Commencing upon the acquisition of Access, PentaStar will lease 4,800 square feet of office space from Mr. Veres for $3,000 per month. Access presently occupies this space. This lease expires on December 31, 2001.

         PentaStar believes that the transactions summarized above were made on terms no less favorable than terms PentaStar could have obtained from unaffiliated third parties. At the time these transactions were entered into, we lacked sufficient disinterested independent directors to ratify these transactions. They were subsequently ratified by Carleton A. Brown, the independent director of PentaStar. The board of directors has determined that any future transactions between PentaStar and its officers, directors or principal shareholders will be approved by a majority of the disinterested directors who had access, at PentaStar's expense, to PentaStar's counsel or independent legal counsel and will be on terms no less favorable than PentaStar could obtain from an unaffiliated third party. We currently have only one independent director. Within 90 days after the completion of this offering, we will appoint an additional independent director. The board of directors may obtain independent counsel or other independent advice to assist in that determination.



                             PRINCIPAL SHAREHOLDERS


GENERAL

         The following table details information with respect to the beneficial ownership of PentaStar's common stock as of the date of this prospectus, prior to and after giving effect to the issuance of shares of common stock in connection with the ICM and Access acquisitions and this offering, by:


         o each shareholder known by PentaStar to beneficially own more than 5% of our common stock;


         o each person who is or will be an executive officer following completion of this offering;

         o    each director; and

         o    all directors and executive officers as a group.


                                                       SHARES PRIOR TO                                SHARES AFTER
                                                  ACQUISITIONS AND OFFERING                    ACQUISITIONS AND OFFERING
                                               --------------------------------              ------------------------------
                                               SHARES OWNED             PERCENT              SHARES OWNED           PERCENT
BACE Investments, LLC                            1,674,800                53.5                1,674,800               33.5

Craig J. Zoellner                                1,674,800                53.5                1,674,800               33.5

Richard M. Tyler                                 1,674,800                53.5                1,674,800               33.5

Black Diamond Capital, LLC                         732,419                23.4                  732,419               14.6
   7101 LaVista Place, Suite 100
   Niwot, Colorado 80503

Blair W. McNea                                     732,420                23.4                  732,420               14.6
   7101 LaVista Place, Suite 100
   Niwot, Colorado 80503

                                                       SHARES PRIOR TO                                SHARES AFTER
                                                  ACQUISITIONS AND OFFERING                    ACQUISITIONS AND OFFERING
                                               --------------------------------              ------------------------------
                                               SHARES OWNED             PERCENT              SHARES OWNED           PERCENT
Robert S. Lazzeri                                  469,499                15.0                  469,499                9.4

Jeffrey A. Veres
   7076 S. Alton Way, Bldg. A                      219,100                 7.0                  424,100                8.5
   Englewood, Colorado  80112

R. Neal Tomblyn                                          0                 *                     55,000                1.1

David L. Dunham                                          0                 *                     18,750                *

Carleton A. Brown                                        0                 *                     10,000                *

All directors and                                2,144,299                68.5                2,228,049               43.8
 executive officers as a
 group (6 persons)


         Asterisks on the foregoing table indicate beneficial ownership of less than 1%.


         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after the date of this prospectus are deemed outstanding, while these shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Applicable percentages are based on 3,129,997 shares of common stock outstanding as of the date of this prospectus and 4,999,997 shares of common stock outstanding after completion of this offering. Unless otherwise indicated in the following paragraphs, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table above, the address of each person who beneficially owns or will own more than 5% of our common stock is 1522 Blake Street, Denver, Colorado 80202.

         The shares listed as being owned by BACE Investments include 140,000 shares that will be placed in escrow pursuant to an agreement with the representative of the underwriters, as to which BACE Investments will have voting but not dispositive power until certain events described in the "Shares Eligible for Future Sales" section. The shares listed as being owned by Messrs. Zoellner and Tyler, the members of BACE Investments, include the shares listed as being owned by BACE Investments. The shares listed as being owned by BACE Investments do not include 34,179 shares owned by an employee of BACE Industries which BACE Investments has the right to acquire upon termination of the employee's employment.

         The shares listed as being owned by Black Diamond include 60,000 shares that will be placed in escrow pursuant to an agreement with the representative of the underwriters, as to which Black Diamond will have voting but not dispositive power until certain events described in the "Shares Eligible for Future Sales" section. The shares listed as being owned by Mr. McNea, the sole member of Black Diamond, include shares listed as being owned by Black Diamond.


         Shares listed as being owned by Mr. Veres after the acquisition of Access include 68,265 shares that will be subject to the escrow and contingent stock agreement described below, as to which he will have voting but not dispositive power until the earlier of the sale of all or substantially all of the assets or stock of PentaStar or the fifth anniversary of the acquisition of Access.

         The shares listed for Mr. Tomblyn include 55,000 shares that will be subject to a stock option to be granted upon this offering. The stock option will be exercisable within 60 days of this offering.


         The shares listed for Mr. Dunham include 18,750 vested shares that will be subject to a stock option to be granted upon this offering. The stock option will be exercisable within 60 days of this offering.


         The shares listed for Mr. Brown include 10,000 shares that will be subject to a stock option to be granted upon this offering. The stock option will be exercisable within 60 days of this offering.

ESCROW AND CONTINGENT STOCK AGREEMENTS


         Each of Mr. Schillinger and Mr. Veres, as principal owners of ICM and Access, will enter into escrow and contingent stock agreements on closing of the acquisitions. These agreements adjust the final consideration paid to those shareholders in return for their interests in ICM and Access. Under these agreements, Mr. Schillinger and Mr. Veres will place 40,000 and 68,265 shares of the PentaStar common stock each receives upon the acquisition of his company into escrow. Based upon the earnings performance of an acquired company relative to that of all other acquired companies for the 12-month period prior to the earlier of a sale of substantially all of the assets or stock of PentaStar or five years, the shareholder associated with that company will receive back from escrow all, some or none of the shares he placed in escrow. In addition, based again upon the relative earnings performance of the acquired company, that shareholder may receive additional shares of common stock from PentaStar. The agreements are designed, however, so that there will be no net change to the total number of shares of PentaStar common stock outstanding after the combined adjustments are made for all of the acquired companies. We expect that the owners who manage other agent companies that we acquire will be required to receive the majority of the purchase price in PentaStar common stock and place into escrow from 25% to 50% of their PentaStar common stock pursuant to similar arrangements.

                          DESCRIPTION OF CAPITAL STOCK

         The following description summarizes some of the terms of our capital stock and provisions of our certificate of incorporation and bylaws. Please refer to our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement.


         On the closing of this offering, our authorized capital stock will consist of 20,000,000 shares of common stock, $.0001 par value per share, and 1,000,000 shares of preferred stock, $.0001 par value per share, 86 shares of which have been designated Series A preferred stock. As of the date of this prospectus, without giving effect to the shares to be issued in the ICM and Access acquisitions, there were 3,129,997 shares of common stock outstanding held of record by five shareholders, and 86 shares of Series A preferred stock outstanding held of record by one shareholder.


COMMON STOCK


         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available.


         In the event of a liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding on completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


         The board of directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including:


         o    dividend rights;

         o    conversion rights;

         o    voting rights;

         o    terms of redemption;

         o    liquidation preferences;

         o    sinking fund terms; and

         o the number of shares constituting any series or the designation of such series.


Any such issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control of PentaStar. We will not offer any shares of preferred stock to promoters except (1) on the same terms offered to all other existing shareholders or to new shareholders or (2) upon the approval of a majority of our independent directors.


WARRANTS

         Upon completion of this offering, we will sell to the representative of the underwriters for $10 warrants to purchase 150,000 shares of common stock. These warrants will become exercisable one year after the effective date of the offering at a per share exercise price of 120% of the initial public offering price and will expire five years from the effective date of the offering. The common stock issuable on exercise of the representative's warrants is subject to adjustment in some circumstances to prevent dilution.

REGISTRATION RIGHTS

         The holders of the representative's warrants are entitled to demand and incidental registration rights with respect to the shares of common stock issuable upon exercise of those warrants. We are required to bear all registration expenses in connection with the registration of registrable securities.

DELAWARE ANTI-TAKEOVER LAW AND RELATED CHARTER PROVISIONS


         PentaStar is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

         Our certificate of incorporation provides for a board of directors that is divided into three classes:


         o the directors in class I will hold office until the first annual meeting of shareholders following this offering;

         o the directors in class II will hold office until the second annual meeting of shareholders following this offering; and

         o the directors in class III will hold office until the third annual meeting of shareholders following this offering or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death.


         After each election, the directors in each class will then serve in succeeding terms of three years and until their successors are elected. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of PentaStar and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

         Our corporate documents contain other provisions that might discourage, delay or prevent a change in control of PentaStar or of our management. These provisions could also limit the price that investors might be willing to pay for shares of our common stock. These provisions provide that:


         o    shareholders may not act by written consent;

         o special meetings of shareholders may be called by the board of directors, the chairman of the board or the chief executive officer;


         o only the board of directors may change the authorized number of directors;

         o no director can be removed without cause, subject to the right of any holders of preferred stock; and


         o directors may be removed for cause only by a majority vote of the shareholders.


LISTING

         We have applied for listing of our common stock on the Nasdaq SmallCap Market under the trading symbol "PNTA."

TRANSFER AGENT AND REGISTRAR

         American Securities Transfer & Trust, Inc. has been appointed as the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for PentaStar's common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time.


         After this offering, PentaStar will have a total of 4,999,997 shares of common stock outstanding assuming that 370,000 shares are issued in the acquisitions of ICM and Access. Of these shares, the 1,500,000 shares sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except for any shares held by "affiliates" of PentaStar, as that term is defined in Rule 144 under the Securities Act. The remaining 3,499,997 shares of common stock held by existing shareholders and persons who will acquire shares in the acquisitions of ICM and Access are "restricted securities," as that term is defined in Rule 144 under the Securities Act. All restricted shares were issued and sold by PentaStar in private transactions, which relied on the registration exemptions detailed in the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

         PentaStar's executive officers, directors and existing shareholders and persons who will acquire shares in the acquisitions of ICM and Access collectively hold an aggregate of 3,499,997 restricted shares. These persons have each agreed with Schneider Securities, Inc., as representative of the underwriters, not to sell, offer to sell, consent to sell, grant any option for the sale of, grant any security interest in, pledge, hypothecate or otherwise sell or dispose of any of those shares, for a period of twelve months from the date of this prospectus.

         Persons who receive in connection with this offering options to acquire an aggregate of 375,000 shares of common stock will agree with Schneider Securities, Inc., as representative of the underwriters, not to sell the common stock issued upon exercise of an option pursuant to the exemption under Rule 701 of the Securities Act for a period of 12 months after the effectiveness of this offering. Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions in Rule 144, including the holding period requirement of Rule 144. Any employee, officer or director of or consultant to PentaStar who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell shares acquired pursuant to Rule 701 in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

         Beginning 12 months following the effectiveness of this offering, PentaStar will be permitted to file a registration statement on form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under its stock option plan. We have reserved 1,000,000 shares for issuance pursuant to the exercise of options granted under our stock option plan. Upon this offering, we will grant options to purchase 375,000 shares of our common stock to a director, two executive officers, some employees of ICM and Access and a consultant at an exercise price per share equal to the initial per share offering price.


         The representative has undertaken that it will not shorten or waive the lock-up period. PentaStar has undertaken that it will not, for a period of one year following the date of this offering, issue or reserve for issuance options or warrants to purchase common stock that in the aggregate exceeds 15% of the shares of common stock outstanding on completion of this offering except for some limited exclusions.

         Excluded from the 15% limitation are:

         o the representative's warrants and any other warrants or options exercisable at or above the public offering price of the common stock;

         o options that are issued or reserved for issuance to employees or consultants that are not promoters under a qualified stock option plan;

         o options or warrants granted to unaffiliated institutional investors in connection with loans, subject to satisfaction of certain additional conditions; and

         o options and warrants granted in connection with acquisitions, mergers and certain other transactions to persons unaffiliated with PentaStar that will not materially dilute PentaStar earnings.


              In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which number of outstanding shares will equal 4,999,997 shares immediately after this offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144. Sales under Rule 144 are also subject to the manner of sale provisions under Rule 144 and notice requirements and to the availability of current public information about PentaStar. Under Rule 144(k), a person who is deemed not to have been an affiliate of PentaStar at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Taking into account the various lock-up agreements described in this section, no shares will be available for sale in the public market under the provisions of Rules 144, 144(k) or 701 during the 365 days after the date of this prospectus.

         Registration of any shares under the Securities Act pursuant to outstanding registration rights would result in the shares becoming freely tradable without restriction.


         In addition, BACE Investments will deposit 140,000 shares and Black Diamond will deposit 60,000 shares of common stock of PentaStar owned by those shareholders in an escrow account pursuant to an escrow agreement with the representative and American Securities Transfer & Trust, Inc. The common stock deposited in the escrow account will be subject to release to the shareholders on the earlier to occur of:

         o PentaStar achieving pro forma (based on a full 12-month period for all acquired operations, giving effect to such acquisitions as if they had occurred on January 1, 2000) adjusted diluted earnings per share of $0.50 in fiscal year 2000;
         o PentaStar achieving pro forma (based on a full 12-month period for all acquired operations, giving effect to such acquisitions as if they had occurred on January 1, 2001) adjusted diluted earnings per share of $1.25 in fiscal year 2001;
         o a merger, acquisition or exchange in which PentaStar is not the surviving entity or in which the shareholders of PentaStar own less than 50% of the outstanding capital stock of the surviving entity following that transaction or the sale of all or substantially all of the assets of PentaStar that is approved by a majority of the holders of the outstanding shares, excluding the shares held in the escrow account; or

         o    seven years after the date of this prospectus.


         The shares of common stock held in escrow are not transferable or assignable, although they may be voted by the shareholders. The earnings levels set forth above were determined by negotiation between PentaStar and the representative of the underwriters and should not be construed to imply or predict any future earnings by PentaStar or the market price of the common stock.

         Finally, the officers, directors, all existing shareholders and persons, except as described in the last sentence of this paragraph, who will acquire shares in the acquisitions of ICM and Access, as well as persons who acquire our common stock upon exercise of options, are contractually bound by PentaStar not to sell any of their stock for 18 months after the completion of this offering. They may sell up to 33.33% of the shares owned by them after 18 months, an additional 16.67% after 24 months and the remaining 50% only at the earlier of the sale of substantially all of the assets or stock of PentaStar or five years after the completion of this offering. However, the shareholders of ICM, other than Mr. Schillinger, may sell up to 33.33% of the 45,000 shares that will be acquired by them in the acquisition of ICM after 18 months, an additional 33.33% of those shares after 24 months and the remaining 33.33% of those shares 30 months after the completion of this offering.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which Schneider Securities, Inc. is acting as representative, have severally agreed to purchase from PentaStar the respective number of shares of common stock set forth opposite each underwriter's name.

                                                                  NUMBER
UNDERWRITERS                                                     OF SHARES
------------                                                    ----------
Schneider Securities, Inc.................................
                                                                ----------
     Total................................................       1,500,000
                                                                ==========



         The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent, including the absence of any material adverse change in PentaStar's business and the receipt of certain certificates, opinions and letters from PentaStar, its counsel and independent auditors. The nature of the underwriters' obligations is that they are obligated to purchase and pay for all the shares of common stock offered hereby, if any shares are purchased.

         The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $___ per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the representative of the underwriters. The representative has advised PentaStar that the underwriters do not expect any sales to accounts for which any of the underwriters will exercise discretion as to such sale.

         PentaStar has granted to the representative an option, expiring at the close of business on the 45th day after the date of this prospectus, to purchase up to 225,000 additional shares at the initial public offering price, less the underwriting discounts, all as set forth on the cover page of this prospectus. The representative may exercise this option only to cover over-allotments made in connection with the sale of common stock in this offering.

         The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

         Upon completion of this offering, PentaStar will sell to the representative for $10 warrants to purchase 150,000 shares of common stock. The representative's warrants will become exercisable one year from the effective date of this offering at a per share exercise price equal to 120% of the initial public offering price and will expire five years from the date of this prospectus. The representative's warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the registration statement, except to the officers and employees of the representative, underwriters, the selling group members and their officers, employees or partners. During the exercise period, holders of the representative's warrants are entitled to demand and incidental registration rights with respect to the shares of common stock issuable upon exercise of the representative's warrants. The common stock issuable on exercise of the representative's warrants is subject to adjustment in some circumstances to prevent dilution.

         PentaStar will pay the representative a nonaccountable expense allowance of 3% of the gross proceeds of the offering, which will include proceeds from the over-allotment option, if exercised. The representative's expenses in excess of the nonaccountable expense allowance, including its legal expenses, will be borne by the representative. PentaStar has paid $25,000 to the representative as an advance for expenses.

         PentaStar has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make regarding these liabilities.


         PentaStar has agreed to give notice to the representative of meetings of the board of directors and to grant access to those meetings to a nominee of the representative to attend the meetings as an observer.


         The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

         Neither PentaStar nor the underwriters can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither PentaStar nor the underwriters represent that the underwriters will engage in those transactions. If commenced, those transactions may be discontinued at any time without notice. It is anticipated that certain of the underwriters will make a market in the common stock on completion of this offering, as permitted by applicable law. The underwriters are not obligated to make a market in the common stock and if they do so may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.

         Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between PentaStar and the representative. The principal factors to be considered in determining the initial public offering price include:

         o the information set forth in this prospectus and otherwise available;

         o the history and the prospects for the industries in which PentaStar will compete;

         o    the ability of PentaStar's management;

         o    the prospects for future earnings of PentaStar;

         o the present state of PentaStar's development and its current financial condition;

         o the general condition of the securities markets at the time of this offering; and

         o the recent market prices of, and the demand for, publicly traded stock of generally comparable companies.

         The estimated initial public offering price per share range set forth on the cover of this preliminary prospectus is subject to change as a result of the above and other factors.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for PentaStar by Sherman & Howard L.L.C., Denver, Colorado. Certain legal matters will be passed upon for the representative by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                     EXPERTS

         The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS


                                                                               Page
                                                                               ----
PENTASTAR COMMUNICATIONS, INC.
    UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
       Introduction of Unaudited Pro Forma Combined Financial Statements        F-2
       Unaudited Pro Forma Combined Balance Sheet                               F-3
       Unaudited Pro Forma Combined Statement of Operations                     F-4
       Notes to Unaudited Pro Forma Combined Financial Statements               F-6

PENTASTAR COMMUNICATIONS, INC.
    Report of Independent Public Accountants                                    F-9
    Balance Sheets                                                              F-10
    Statement of Operations                                                     F-11
    Statement of Cash Flows                                                     F-12
    Notes to Financial Statements                                               F-13


ICM COMMUNICATIONS INTEGRATION, INC.
    Report of Independent Public Accountants                                    F-16
    Balance Sheets                                                              F-17
    Statement of Operations                                                     F-18
    Statement of Shareholders' Equity                                           F-19
    Statement of Cash Flows                                                     F-20
    Notes to Financial Statements                                               F-21

DMA VENTURES, INC., dba. ACCESS COMMUNICATIONS
    Report of Independent Public Accountants                                    F-28
    Balance Sheets                                                              F-29
    Statement of Operations                                                     F-30
    Statement of Shareholder's Equity                                           F-31
    Statement of Cash Flows                                                     F-32
    Notes to Financial Statements                                               F-33

                         PENTASTAR COMMUNICATIONS, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                              BASIS OF PRESENTATION



The following unaudited pro forma condensed combined financial information gives effect to (a) the acquisitions by PentaStar Communications, Inc. ("PentaStar"), of the outstanding capital stock and other equity interests of ICM Communications Integration, Inc., ("ICM") and DMA Ventures, Inc., dba Access Communications ("Access") (together, the Acquired Companies) and (b) the closing of PentaStar's initial public offering (the Offering). The acquisitions (the Acquisitions) will occur simultaneously with the closing of the Offering and will be accounted for using the purchase method of accounting. The unaudited pro forma condensed combined financial information is derived from the historical financial statements of PentaStar, Access and ICM.


The unaudited pro forma combined balance sheet gives effect to the Acquisitions and related transactions, and the Offering, as if they had occurred on June 30, 1999. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred at the beginning of the earliest period presented on January 1, 1998. The purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial information are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial information.

PentaStar has analyzed the savings that it expects to realize from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Acquired Companies have contractually agreed to prospective changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, PentaStar has not and cannot quantify these savings until completion of the Acquisitions. It is anticipated that these savings will be partially offset by costs related to PentaStar's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma combined financial information of PentaStar.


The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that PentaStar management deems appropriate and may be revised as additional information becomes available. Management does not expect any material adjustments to the preliminary purchase accounting adjustments. The pro forma financial data do not purport to represent what PentaStar's combined financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of PentaStar's combined financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

             PENTASTAR COMMUNICATIONS, INC. AND ACQUIRED COMPANIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JUNE 30, 1999
                                 (In thousands)


                                                                               ICM
                                ASSETS                      PentaStar     Communications     Access       Pro Forma
                                ------                   Communications,   Integration,  Communications  Acquisition
                                                            Inc. (9)         Inc. (9)          (9)       Adjustments      Pro Forma
                                                         --------------   -------------- --------------  -----------      ---------
     CURRENT ASSETS:
         Cash and cash equivalents                         $       1        $     210     $       4       $    (214)(2)   $       1



         Accounts receivable, net                                 --            1,294           271              --           1,565
         Prepaid and other                                        24              234           184              --             442
                                                           ---------        ---------     ---------       ---------       ---------
                   Total current assets                           25            1,738           459            (214)          2,008

     PROPERTY AND EQUIPMENT, net                                  --              160           409              --             569

     GOODWILL                                                     --               --            --           3,814 (2)       3,814


     OTHER                                                        --              507            --              --             507
                                                           ---------        ---------     ---------       ---------       ---------
                   Total assets                            $      25        $   2,405     $     868       $   3,600       $   6,898
                                                           =========        =========     =========       =========       =========


                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current borrowings                                     $      27        $      29     $     206       $    (235)(2)   $   2,450
                                                                                                              2,423 (3)
    Other current liabilities                                     --            1,338           394            (612)(2)       1,120
                                                           ---------        ---------     ---------       ---------       ---------
              Total current liabilities                           27            1,367           600           1,576           3,570

LONG-TERM BORROWINGS                                              --               --           156            (156)(2)          --

SHAREHOLDERS' EQUITY:
    Series A preferred stock                                      --               --            --              --              --
    Common stock                                                  --               --           114            (114)(5)          --
    Additional paid in capital                                    --               --            --           3,330 (2)       3,330
                                                                                                                                 --
    Retained earnings (deficit)                                   (2)           1,038            (2)         (1,036)(5)          (2)
                                                           ---------        ---------     ---------       ---------       ---------
              Total shareholders' equity                          (2)           1,038           112                           3,328
                                                           ---------        ---------     ---------       ---------       ---------
              Total liabilities and shareholders' equity   $      25        $   2,405     $     868       $   3,600       $   6,898
                                                           =========        =========     =========       =========       =========


                                ASSETS                        Pro Forma
                                ------                        Offering               Pro Forma
                                                             Adjustments            As Adjusted
                                                             -----------            -----------
     CURRENT ASSETS:
         Cash and cash equivalents                            $  (2,423)(3)          $  10,037
                                                                 12,400 (4)
                                                                     59 (11)

         Accounts receivable, net                                    --                  1,565
         Prepaid and other                                           --                    442
                                                              ---------              ---------
                   Total current assets                          10,036                 12,044

     PROPERTY AND EQUIPMENT, net                                     --                    569

     GOODWILL                                                        --                  3,814


     OTHER                                                           --                    507
                                                              ---------              ---------
                   Total assets                               $  10,036              $  16,934
                                                              =========              =========


                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current borrowings                                        $  (2,423)(3)          $      --
                                                                    (27)(11)
    Other current liabilities                                        --                  1,120
                                                              ---------              ---------
              Total current liabilities                          (2,450)                 1,120

LONG-TERM BORROWINGS                                                 --                     --

SHAREHOLDERS' EQUITY:
    Series A preferred stock                                         86 (11)                86
    Common stock                                                     --                     --
    Additional paid in capital                                   12,400 (4)             15,730
    Retained earnings (deficit)                                      --                     (2)
                                                              ---------              ---------
              Total shareholders' equity                         12,486                 15,814
                                                              ---------              ---------
              Total liabilities and shareholders' equity      $  10,036              $  16,934
                                                              =========              =========


           See accompanying notes to pro forma financial information.

             PENTASTAR COMMUNICATIONS, INC. AND ACQUIRED COMPANIES

         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (In thousands, except per share data)


                                                                            ICM
                                                         PentaStar    Communications    Access
                                                      Communications, Integration,   Communications  Pro Forma      Pro Forma
                                                         Inc. (9)       Inc. (9)           (9)       Adjustments     Combined
                                                      --------------  -------------- --------------  -----------    ---------
REVENUES:
    Advanced communication services                   $        --      $     3,681    $  2,038        $     --       $  5,719
    Basic dial tone services                                   --              594         344              --            938
                                                      -----------      -----------    --------        --------       --------
                                                               --            4,275       2,382              --          6,657

COSTS AND EXPENSES:
    Salaries and commissions                                   --            2,746       1,201 (6)        (255)         3,692
    Other general and administrative expenses                  --              952         577 (7)         180          1,709
    Goodwill amortization                                      --               --          -- (2)         191            191
                                                      -----------      -----------    --------        --------       --------
              Income from operations                           --              577         604            (116)         1,065
                                                      -----------      -----------    --------        --------       --------
OTHER (INCOME) EXPENSE:
    Interest expense                                           --                1          52 (2)         (53)            --
    Other (income) expense                                     --               (9)         (3)             --            (12)
                                                      -----------      -----------    --------        --------       --------
              Other (income) expense                           --               (8)         49             (53)           (12)
                                                      -----------      -----------    --------        --------       --------
INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE PROVISION FOR INCOME TAXES:                                         585         555             (63)         1,077
       Provision for income taxes                              --              200         212 (8)          48            460
                                                      -----------      -----------    --------        --------       --------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS          $        --      $       385    $    343        $   (111)      $    617
                                                      ===========      ===========    ========        ========       ========

EARNINGS PER SHARE - BASIC AND DILUTED:
    Net income from continuing operations per share                                                           (10)  $   0.18

    Shares used in computing net income per share
      from continuing operations                                                                              (10) 3,499,997



           See accompanying notes to pro forma financial information.

              PENTASTAR COMMUNICATIONS, INC. AND ACQUIRED COMPANIES

               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                   OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                      (In thousands, except per share data)


                                                                            ICM
                                                         PentaStar    Communications    Access
                                                      Communications, Integration,   Communications Pro Forma      Pro Forma
                                                         Inc. (9)       Inc. (9)           (9)      Adjustments     Combined
                                                      --------------  -------------- -------------- -----------    ---------
REVENUES:
    Advanced communication services                   $        --     $     1,795    $   784         $     --        $ 2,579
    Basic dial tone services                                   --             348         69               --            417
                                                      -----------     -----------    -------         --------        -------
                                                               --           2,143        853               --          2,996

COSTS AND EXPENSES:
    Salaries and commissions                                   --           1,364        661 (6)         (141)         1,884
    Other general and administrative expenses                   2             438        280 (7)           90            810
    Goodwill amortization                                      --              --         -- (2)           95             95
                                                      -----------     -----------    -------         --------        -------
              Income (loss) from operations                    (2)            341        (88)             (44)           207
                                                      -----------     -----------    -------         --------        -------
OTHER (INCOME) EXPENSE:
    Interest expense                                           --               4         15 (2)          (19)            --
    Other (income) expense                                     --              (1)         9               --              8
                                                      -----------     -----------    -------         --------        -------
              Other (income) expense                           --               3         24              (19)             8
                                                      -----------     -----------    -------         --------        -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE PROVISION FOR INCOME TAXES:                         (2)            338       (112)             (25)           199
       Provision (benefit) for income taxes                    --             133        (42)(8)          (26)            65
                                                      -----------     -----------    -------         --------        -------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS          $        (2)    $       205    $   (70)        $      1        $   134
                                                      ===========     ===========    =======         ========        =======


EARNINGS PER SHARE - BASIC AND DILUTED:
    Net income from continuing operations per share                                                           (10)   $  0.04

    Shares used in computing net income per share from
      continuing operations                                                                                   (10) 3,499,997



           See accompanying notes to pro forma financial information.

                         PENTASTAR COMMUNICATIONS, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL INFORMATION

              (Dollar amounts in thousands unless otherwise noted)



     (1)    GENERAL


     PentaStar was founded to create a national company to design, sell and facilitate the installation and usage of communications services for small- and medium-size business customers. PentaStar plans to implement cost effective local access, long distance, wireless, and Internet voice and data communications services for customers in a combined package. PentaStar has conducted no operations to date and will acquire the Acquired Companies concurrently with and as a condition to the closing of the Offering.


     (2)    ACQUISITION OF ACQUIRED COMPANIES

     Concurrently with and as a condition to the closing of the Offering, PentaStar will acquire all of the outstanding capital stock and other equity interests of the Acquired Companies. The acquisitions will be accounted for using the purchase method of accounting, with PentaStar being the accounting acquirer.

     The following table sets forth the consideration to be paid (a) in cash and
     (b) in shares of common stock to the shareholders of each of the Acquired Companies. For purposes of computing the purchase consideration, the value of the shares was determined using an estimated fair value of $9 per share (or approximately $3.3 million), which represents a discount of 10 percent from the assumed initial public offering price of $10 per share due to: (1) restrictions on the sale and transferability of the shares issued and (2) avoided offering costs for shares issued to the Acquired Companies.



                                     Common
                           Cash      Stock       Total
                          ------     ------     ------
Access                    $  500     $1,845     $2,345
ICM                        1,923      1,485      3,408
                          ------     ------     ------
       Total              $2,423     $3,330     $5,753
                          ======     ======     ======

The purchase price will be subject to certain working capital adjustments at closing. These adjustments will exclude certain liabilities (principally borrowings, taxes and past due obligations) and will provide for the distribution of excess cash balances. Upon closing of the acquisitions, the purchase consideration will be allocated to the identifiable assets and liabilities of the Acquired Companies. A preliminary allocation of the purchase price has been made below based upon information available to management of PentaStar at the date of preparation of the accompanying pro forma condensed combined financial information.



      Purchase consideration                           $ 5,753
      Historical net book value:
         Access                                           (112)
         ICM                                            (1,038)
      Working capital to be distributed to sellers         214
      Excluded liabilities                                (612)
      Excluded borrowings                                 (391)
                                                       -------
      Goodwill                                         $ 3,814
                                                       =======



PentaStar expects the amount of excess consideration allocated to goodwill to be amortized over twenty years. The factors considered in determining the appropriate amortization period included the expected life of the associated technology, legal and regulatory issues, future changes in technology, anticipated market demand and competition. The result is annual amortization of $191 ($95 for six months). PentaStar will evaluate the period of amortization continually to determine whether events and circumstances warrant revised useful lives. Annual amortization would increase $63 ($32 for six months) for a five year reduction in the goodwill amortization period.



Upon the closing of the acquisitions, the step-up in the fair value of the Acquired Companies' assets and liabilities will be allocated to its specific identifiable tangible and intangible assets and liabilities. Based upon information available to management at the date of preparation of the accompanying pro forma condensed financial information, the allocation to identifiable intangible assets (if any), is not expected to be significant. Assuming a 10 year life, each $100 of consideration allocated to intangible assets other than goodwill would have the effect of decreasing net income in subsequent periods of approximately $3 annually.


OTHER PRO FORMA ADJUSTMENTS



3. For purposes of presentation the $2,423 adjustment to Current Borrowings in the Pro Forma Acquisition Adjustments column of the Unaudited Pro Forma Condensed Combined Balance Sheet, represents the cash portion of the purchase price for Access and ICM. The adjustment to Current Borrowings in the Pro Forma Offering Adjustments column represents the payment of the $2,423 using proceeds from the Offering, as described in
       Note 4 below.


4. Reflects the proceeds from the issuance of 1,500,000 shares of common stock at $10 per share, net of estimated offering costs. Offering costs consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses estimated at $2.

5.     To eliminate the historical equity of ICM and Access.


6. Reflects the reduction in salaries, bonuses and benefits derived from contractual agreements which establish the compensation of the owners and certain key employees of the Acquired Companies subsequent to the Offering. The new agreement provides for salaries of $195 and bonuses of 5% of EBIT.

7. Reflects contractually agreed management and administrative charges due BIBD subsequent to the acquisition based upon an executed consulting agreement.


8. Reflects the tax effect of the pro forma adjustments (except goodwill amortization which will not be tax deductible) at an effective rate of 37.5%. The acquisition will be treated as a tax-free transaction and no step-up will be allowed for tax purposes. To the extent an allocation is made to identifiable intangibles in the final purchase price allocation, deferred taxes and additional goodwill will need to be recorded for the lack of tax basis.

9      Represents the historical balances of PentaStar, ICM and Access.

10. The number of shares estimated to be outstanding on completion of the Offering includes the following:


                  Shares outstanding (as adjusted to
                     reflect a stock split)                     3,129,997
                  Issued to acquire the Acquired Companies        370,000
                                                                ---------
                         Shares estimated to be outstanding     3,499,997

       Assuming the 1,500,000 shares issued in the initial public offering were outstanding for purposes of computing earnings per share, basic and diluted earnings per share would have been $0.03 for the six months ended June 30, 1999 and $0.12 for the year ended December 31, 1998.



11. Reflects the conversion of the outstanding borrowings of PentaStar into Series A preferred stock (see "Certain Transactions").

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
    PentaStar Communications, Inc.:

We have audited the accompanying balance sheets of PentaStar Communications, Inc. (a Delaware corporation) as of June 30, 1999, and the related statements of operations, and cash flows for the period from inception (March 15, 1999) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PentaStar Communications as June 30, 1999, and the results of its operations and its cash flows for the period from inception (March 15, 1999) through June 30, 1999, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Denver, Colorado,
    August 10, 1999.

                         PENTASTAR COMMUNICATIONS, INC.

                                  BALANCE SHEET
                               AS OF JUNE 30, 1999
                    (In thousands, except share information)



                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                             $  1
    Prepaid expenses                                                        24
                                                                          ----
              Total assets                                                $ 25
                                                                          ====


                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

RELATED PARTY BORROWINGS                                                  $ 27


SHAREHOLDERS' EQUITY (DEFICIT):
    Common stock, $0.0001 par value; 3,417,960 shares
         authorized, 3,129,997 outstanding                                 --
    Retained earnings (deficit)                                             (2)
                                                                          ----
              Total shareholders' equity (deficit)                          (2)
                                                                          ----
              Total liabilities and shareholders' equity (deficit)        $ 25
                                                                          ====



               The accompanying notes to financial statements are
                    an integral part of this balance sheet.

                         PENTASTAR COMMUNICATIONS, INC.

                             STATEMENT OF OPERATIONS
                 FOR THE PERIOD FROM INCEPTION (MARCH 15, 1999)
                              THROUGH JUNE 30, 1999
                                 (In thousands)




REVENUE                                              $      --
                                                     -----------
COSTS AND EXPENSES
    General and administrative expenses                        2
                                                     -----------
          Loss from operations                                (2)
                                                     -----------
NET LOSS                                             $        (2)
                                                     ===========

EARNINGS PER SHARE - BASIC AND DILUTED:

       Net income (loss) from continuing
           operations per share                      $      --
                                                     ===========
           Shares used in computing net
           income per share                            3,129,997
                                                     ===========



               The accompanying notes to financial statements are
                      an integral part of this statement.

                         PENTASTAR COMMUNICATIONS, INC.

                             STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION (MARCH 15, 1999)
                              THROUGH JUNE 30, 1999
                                 (In thousands)


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                       $ (2)
    Increase in prepaid expenses                                    (25)
                                                                   ----
                  Net cash used by operating activities             (27)
                                                                   ----
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from related party debt                                 27
    Shareholders' contributions                                       1
                                                                   ----
                  Net cash provided by financing activities          28
                                                                   ----
NET INCREASE IN CASH AND CASH EQUIVALENTS                             1

CASH AND CASH EQUIVALENTS, beginning of period                      --
                                                                   ----
CASH AND CASH EQUIVALENTS, end of period                           $  1
                                                                   ====


         The accompanying notes are an integral part of this statement.

                         PENTASTAR COMMUNICATIONS, INC.


                          NOTES TO FINANCIAL STATEMENTS


(1) BUSINESS AND ORGANIZATION


PentaStar Communications, Inc. a Delaware corporation ("PentaStar" or the "Company"), was founded in March 1999, to become a national company to design, sell and facilitate the installation and usage of communications services for small and medium-size business customers. PentaStar intends to acquire two U.S. business (the "Acquired Companies"), complete an initial public offering (the "Offering") of its common stock ("Common Stock") and, subsequent to the Offering, continue to acquire companies to expand its national and regional operations.



PentaStar has not conducted any operations, and all activities to date have related to the Offering and the acquisition of the Acquired Companies. All expenditures of the Company to date have been funded by loans from related parties. PentaStar is dependent upon the Offering to execute the pending acquisitions of the Acquired Companies and to repay PentaStar's borrowings. There is no assurance that the pending acquisition of the Acquired Companies discussed below will be completed or that PentaStar will be able to generate future operating revenues. The ability of PentaStar to generate future operating revenues is dependent upon PentaStar's ability to manage the effect on the combined company of changes in demand for communications services and the effect of business growth, including the availability of key personnel.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     Income Taxes

Deferred tax assets and liabilities are provided for differences between the financial statement and tax basis of assets and liabilities using current enacted tax rates. The provision for income taxes includes the amount due for the current period and the change in deferred taxes between periods.

     Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

(3) SHAREHOLDERS' EQUITY

     Common Stock

PentaStar increased the number of authorized shares of Common Stock to 3,417,960 shares of Common Stock by effecting a 3,417.96-for-1 stock split in 1999, for each share of Common Stock then outstanding. The effects of the stock split and the increase in the shares of authorized Common Stock have been retroactively reflected in these financial statements.


In connection with the organization and initial capitalization of PentaStar, the Company issued 3,129,997 shares (as restated for the 3,417.96-for-1 stock split) of Common Stock at $.0001 par value.


(4) ACQUIRED COMPANY ACQUISITIONS

PentaStar has signed definitive agreements to acquire the following entities (Acquired Companies) to be effective contemporaneously with the Offering. The entities to be acquired are:

     o   ICM Communications Integration, Inc.
     o   DMA Ventures Inc. (dba Access Communications)


The aggregate consideration that will be paid by PentaStar to acquire the Acquired Companies is approximately $2,423,000 in cash and 370,000 shares of common stock. The cash portion of the consideration is subject to adjustment based upon the initial public offering price and certain closing balance sheet amounts. Additional shares of common stock and cash may be issued to two of the Shareholders of the Acquired Companies provided certain earnings thresholds are satisfied after the consummation of the Offering.

In addition, the Company has entered into employment agreements with certain key executives of the Acquired Companies. These employment agreements generally prohibit such individuals from disclosing confidential information and trade secrets and restrict such individuals from competing with the Company for a period of one to two years following termination of employment. The initial term of these employment agreements is the earlier of a change in control of PentaStar or five years.

(5) BORROWINGS

     Notes Payable

At June 30, 1999, notes payable consisted of the following:

       Note payable to BACE Industries, LLC, Denver,
       Colorado; interest at 5.0% per annum; due on
       the earlier of the initial public stock offering
       of PentaStar or December 31, 2000.                                 $ 27
                                                                          ====

The carrying amount of the note approximates its fair value due to its short-term nature.


(6) Prepaid expenses

     At June 30, 1999, prepaid expenses are comprised of amounts prepaid to third parties in connection with the Offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
  ICM Communications Integration, Inc:

We have audited the accompanying balance sheets of ICM Communications Integration, Inc. (a Washington corporation) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICM Communications Integration, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Denver, Colorado,
    July 23, 1999.

                      ICM COMMUNICATIONS INTEGRATION, INC.

                                 BALANCE SHEETS
                      (In thousands, except share amounts)



                                                               December 31,           June 30,
                                                          ----------------------     ----------
                                                            1997           1998        1999
                                                          -------        -------      -------
                                                                                     (unaudited)

                                ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                             $   181        $   138        $   210
    Accounts receivable, net                                  736          1,229          1,267
    Related party receivables                                  40             27             27
    Deferred income taxes                                      37             90             90
    Prepaid expenses and other                                 51             79            144
                                                          -------        -------        -------
              Total current assets                          1,045          1,563          1,738

PROPERTY AND EQUIPMENT, net                                   119            178            160

DEFERRED INCOME TAXES                                          19             13             13

OTHER ASSETS - Related Party Note Payable                      56            281            494
                                                          -------        -------        -------
              Total assets                                $ 1,239        $ 2,035        $ 2,405
                                                          =======        =======        =======

              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Line of credit                                        $  --          $     4        $  --
    Current maturities of capital leases                       10           --             --
    Accounts payable and accrued expenses                     128            101             78
    Compensation related accruals                             284            465            407
    Income taxes payable                                      282            442            575
    Deferred revenue                                           49            159            278
    Shareholder note payable                                 --               31             29
                                                          -------        -------        -------
              Total current liabilities                       753          1,202          1,367
                                                          -------        -------        -------
COMMITMENTS AND CONTINGENCIES (Notes 2, 4 and 8)

SHAREHOLDERS' EQUITY:
    Common stock, no par value; 1,000,000
       shares authorized; 520,000 shares issued
       and 514,000 shares outstanding                          10           --             --
    Retained earnings                                         476            833          1,038
                                                          -------        -------        -------
              Total shareholders' equity                      486            833          1,038
                                                          -------        -------        -------
              Total liabilities and shareholders'
                 equity                                   $ 1,239        $ 2,035        $ 2,405
                                                          =======        =======        =======


                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.

                      ICM COMMUNICATIONS INTEGRATION, INC.

                            STATEMENTS OF OPERATIONS
                                 (In thousands)



                                                                                                Six Months
                                                            For the Years Ended                    Ended
                                                                December 31,                     June 30,
                                                          -----------------------         -----------------------
                                                            1997            1998           1998            1999
                                                          -------         -------         -------         -------
                                                                                              (unaudited)


REVENUES:
    Advanced communication services                       $ 2,910         $ 3,681         $ 1,638         $ 1,795
    Basic dial tone services                                  611             594             197             348
                                                          -------         -------         -------         -------
                                                            3,521           4,275           1,835           2,143
                                                          -------         -------         -------         -------
COSTS AND EXPENSES:
    Salaries and commissions                                1,858           2,746           1,227           1,364
    Other general and administrative expenses                 811             952             359             438
                                                          -------         -------         -------         -------
                                                            2,669           3,698           1,586           1,802
                                                          -------         -------         -------         -------
              Income from operations                          852             577             249             341
                                                          -------         -------         -------         -------
OTHER (INCOME) EXPENSE:
    Interest income                                            (6)             (9)             (3)             (1)
    Interest expense                                            3               1               1               4
                                                          -------         -------         -------         -------
              Other (income) expense                           (3)             (8)             (2)              3
                                                          -------         -------         -------         -------
INCOME BEFORE PROVISION FOR INCOME TAXES                      855             585             251             338

    Provision for income taxes                                338             200              96             133
                                                          -------         -------         -------         -------
NET INCOME                                                $   517         $   385         $   155         $   205
                                                          =======         =======         =======         =======

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                      ICM COMMUNICATIONS INTEGRATION, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      (In thousands, except share amounts)


                                                 Common Stock                               Total
                                             ---------------------        Retained      Shareholders'
                                              Shares       Amount         Earnings         Equity
                                             --------     --------        --------      -------------

BALANCES, December 31, 1996                      520        $  10         $   (41)        $   (31)

  Net income                                    --            --              517             517
                                               -----        ----          -------         -------

BALANCES, December 31, 1997                      520           10             476             486

  Retirement of repurchased shares                (6)         (10)            (28)            (38)
  Net income                                    --            --              385             385
                                               -----        ----          -------         -------

BALANCES, December 31, 1998                      514          --              833             833

  Net income (unaudited)                        --            --              205             205
                                               -----        ----          -------         -------

BALANCES, June 30, 1999 (unaudited)              514        $ --          $ 1,038         $ 1,038
                                               =====        ====          =======         =======


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                      ICM COMMUNICATIONS INTEGRATION, INC.


                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                               For the Year Ended       For the Six Months Ended
                                                                   December 31,                 June 30,
                                                              --------------------      ------------------------
                                                               1997          1998        1998             1999
                                                              ------        ------      ------           ------
                                                                                              (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                $ 517         $ 385         $ 155           $ 205
    Adjustments to reconcile net income to net cash
       provided by operating activities-
          Provision for disputed items                           99           141            61             --
          Deferred income tax provision (benefit)               (56)          (47)          --              --
          Depreciation                                           10            37            18              25
          Changes in operating assets and liabilities-
              Accounts receivable                              (775)         (621)         (184)            (38)
              Prepaid expenses and other                        (16)          (28)          (36)            (65)
              Accounts payable and accrued expenses             238           154           123             (81)
              Income taxes                                      282           160            56             133
              Deferred revenue                                   10           110            98             119
                                                              -----         -----         -----           -----
          Net cash provided by operating activities             309           291           291             298
                                                              -----         -----         -----           -----
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                         (106)          (96)          (66)             (7)
    Advances to related parties                                 (31)         (225)         (106)           (213)
                                                              -----         -----         -----           -----
          Net cash used in investing activities                (137)         (321)         (172)           (220)
                                                              -----         -----         -----           -----

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net change in line of credit                                --              4           --               (4)
    Treasury stock repurchase                                   --             (7)          --               (2)
    Payments on capital lease obligations                        (9)          (10)           (6)            --
                                                              -----         -----         -----           -----
          Net cash used in financing activities                  (9)          (13)           (6)             (6)
                                                              -----         -----         -----           -----

NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS                                        163           (43)          113              72

CASH AND CASH EQUIVALENTS, beginning of year                     18           181           181             138
                                                              -----         -----         -----           -----
CASH AND CASH EQUIVALENTS, end of year                        $ 181         $ 138         $ 294           $ 210
                                                              =====         =====         =====           =====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
       Cash paid for interest                                 $   3         $   1         $   1           $   4
                                                              =====         =====         =====           =====
       Cash paid for taxes                                    $ 131         $  88         $  44           $ --
                                                              =====         =====         =====           =====

SUPPLEMENTAL SCHEDULE OF NON CASH
    INVESTING AND FINANCING ACTIVITIES:
       Acquisition of treasury stock for note payable         $ --          $  38         $ --            $ --
                                                              =====         =====         =====           =====

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                      ICM COMMUNICATIONS INTEGRATION, INC.


                          NOTES TO FINANCIAL STATEMENTS
                          (Dollar amounts in thousands)



(1) BUSINESS AND ORGANIZATION

ICM Communications Integration, Inc., a Washington corporation (the "Company"), was incorporated on January 3, 1995. On July 31, 1997, International Communications Management, Inc. (the former parent of the Company) distributed its shares in the Company to its shareholders.

     Dependence Upon U S WEST

The Company acts as a sales agent for and generates substantially all of its revenues from U S WEST Communications, Inc. ("U S WEST"), a regional Bell operating company. The loss of the relationship with U S WEST or a material diminishment in the volume of business with U S WEST would adversely affect the Company. Management believes the Company could become a sales agent for another provider with comparable terms if it were to lose its relationship with U S WEST.

     Interim Financial Information

The financial statements as of and for the six months ended June 30, 1998 and 1999, are unaudited; however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over its estimated useful lives. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations. Property and equipment consists of the following:

                                                                                            December 31,
                                                                 Estimated Useful        ------------------
                                                                  Life in Years           1997        1998
                                                             ----------------------      ------      ------


         Computer and telephone equipment                              3-5               $ 118       $ 191
         Office furniture and fixtures                                 7                    17          40
                                                                                         -----       -----
                                                                                           135         231
         Less:  Accumulated depreciation                                                   (16)        (53)
                                                                                         -----       -----
         Property and equipment, net                                                     $ 119       $ 178
                                                                                         =====       =====

Depreciation expense was approximately $10 and $37 for the years ended December 31, 1997 and 1998, respectively.

     Revenue Recognition

Revenue and the related commission expense are recognized in the month when services are installed by U S WEST. Deferred revenue in the accompanying balance sheets represents cash collected from U S WEST on uninstalled services.

Beginning in 1998, the Company received advanced communication service commissions from a related entity for telecommunication agency services not related to U S WEST. The revenue approximated $32 for the year ended December 31, 1998.

The Company has not received payment for 1997 and 1998 installed services of $333 and $685, at December 31, 1997 and 1998, respectively. The delay in payment for these disputed items has been due to deficiencies in documentation required by U S WEST and discrepancies in the amounts believed receivable from U S WEST. An allowance of $99 and $240 at December 31, 1997 and 1998, respectively, has been established for these disputed receivables.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant estimates which could change in the near future include the allowance provided for disputed receivables.

     Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, investments, accounts receivable, accounts payable and borrowings. The carrying value of these financial instruments on the accompanying balance sheets approximates their fair value because of their short-term nature.

     Concentration of Credit Risk

The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains their cash in institutions which the Company considers of high credit quality. The balances, at times, may exceed federally insured limits. Credit risk with respect to accounts receivable is limited due to the credit worthiness of the Company's primary customer, U S WEST. Management does not anticipate significant credit losses from such financial instruments.

     Asset Impairment

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets, which are held and used in operations would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value. If an asset is determined to be impaired, it is written down to its fair value.

     Advertising and Promotion

Advertising and promotional related expenses are charged to operations when incurred or the first time the advertising occurs. Advertising expense totaled $6 and $30 for the years ended December 31, 1997 and 1998, respectively.

     Income Taxes

Deferred tax assets and liabilities are provided for differences between the financial statement and tax basis of assets and liabilities using current enacted tax rates. The provision for income taxes includes the amount due for the current period and the change in deferred taxes between periods.

Prior to July 31, 1997, the Company was included in the consolidated tax return of International Communications Management, Inc. (the "Parent"). The Company paid or received from the Parent, the incremental taxes resulting from its inclusion in the consolidated tax return. The amounts reported in the Company's financial statements approximates the amounts which would have been reported had the Company been a stand-alone tax payor.

     Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

(3) BORROWINGS

     Line of Credit

In June 1997, the Company established a line of credit with SeaFirst Bank ("SeaFirst"), which permits the Company to borrow up to $50 at a rate equal to the prime rate plus 3% (8.75% at December 31, 1998). The line of credit expires on November 5, 1999. A related party, who is a shareholder and director, guarantees borrowings under the agreement. The line of credit was increased to $150 in April of 1999 and three additional shareholders and directors became guarantors.

     Capital Lease Obligations

The Company had two capital lease agreements with Ameritech Leasing Services to purchase computer and telephone equipment. The implicit interest rate was 11% per annum.

(4) OPERATING LEASES

The Company leases three office facilities in Bellevue, Washington and Portland, Oregon. The Company has sublet a portion of one of the Bellevue, Washington leases to a related party. The Company is required to pay executory costs such as property taxes, maintenance and insurance under its operating leases.

As of December 31, 1998, future minimum lease payments required under operating leases, net of sublease payments, are as follows:

                                                           Minimum
                                                Gross      Sublease          Net
                  Years Ended December 31-   Obligation   Commitments    Obligation
                                             ----------   -----------    ----------

                  1999                         $  195        $   49        $  146
                  2000                            199            49           150
                  2001                            182            49           133
                  2002                            150            45           105
                                               ------        ------        ------
                                               $  726        $  192        $  534
                                               ======        ======        ======

Rent expense, net of sublease payments, charged to operations totaled approximately $71 and $106 for 1997 and 1998, respectively. Sublease charges to the related party were $19 and $16 for 1997 and 1998, respectively.

(5) PROVISION FOR INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 1997 and 1998:

                                                 1997          1998
                                                -----         -----

     Current provision:
        Federal                                 $ 342         $ 213
        State                                      52            34
                                                -----         -----

              Total current                       394           247
                                                -----         -----

     Deferred provision:
        Federal                                   (48)          (41)
        State                                      (8)           (6)
                                                -----         -----

              Total deferred                      (56)          (47)
                                                -----         -----

        Provision for income taxes              $ 338         $ 200
                                                =====         =====

A reconciliation of the statutory income tax rate to the provision for income taxes is as follows:

                                                            1997         1998
                                                            ----         ----

     Federal income tax at statutory rate                   34.0%        34.0%
     State income taxes, net of federal
         tax effect                                          3.3          3.3
     Other                                                   2.2         (3.1)
                                                            ----         ----
         Total provision                                    39.5%        34.2%
                                                            ====         ====

The tax effects of temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                                   1997     1998
                                                                   ----     ----

          Allowance for disputed receivables                       $ 37    $  90
          Basis difference in property                               19       13

          Deferred tax asset                                       $ 56    $ 103


(6) RETIREMENT SAVING PLAN

The Company adopted an IRA plan in October 1997. Under the plan, qualified employees may elect to defer up to $6 of their calendar year compensation. The plan provides for contributions by the Company to match the first 3% of the qualified compensation. The Company may match less than 3%, but not below 1%, in no more than two out of the past five years. Alternatively, the Company may contribute 2% of compensation to all eligible employees, whether or not they participate in the plan. The Company's contributions for the years ended December 31, 1997 and 1998 were $16 and $24, respectively.

(7) RELATED-PARTY TRANSACTIONS

     Noncurrent Receivable

The Company has a note receivable from a related entity. The related entity and the Company have some common shareholders. The receivable consists of cash advances, commissions receivable from sales made on behalf of the related entity and shared expenses. Management believes that the amount is fully collectible and repayments will begin in the year 2000. The balance was approximately $56 and $281 at December 31, 1997 and 1998, respectively.

Amounts charged to the related entity for the shared expenses, commissions earned from the sales made on behalf of the related entity and cash advances to the related entity were as follows:

                                               For the Year Ended     For the Six Months Ended
                                                  December 31,                June 30,
                                               ------------------     ------------------------
                                                1997        1998          1998         1999
                                               ------      ------        ------       ------
                                                                             (unaudited)

     Commissions earned                         $  --        $  32        $  17        $  52

     Salaries and bonuses                          20           53           26           46

     Other expenses                                35           63           29           21

     Cash advances                                 --          102           39           94

     Current Receivables

The Company has a note receivable from one of its shareholders. Interest accrues at 12% per annum and the monthly principal and interest payments are $1. The note matures on July 15, 1999. The principal balances as of December 31, 1997 and 1998 were $15 and $2, respectively.

The Company had a $25 non-interest bearing receivable from a related entity outstanding at December 31, 1997 and 1998. The advance was repaid in July 1999.

     Shareholder Notes Payable

In November of 1998, the Company repurchased six shares of non-par stock from a Shareholder for $38. Consideration for the repurchase was a note payable with monthly payments of $3, maturing in October of 1999. Interest accrues at a rate of 6%. The current balance as of December 31, 1998 was $31.

     Sublease Income

In October 1998, the Company sublet space to a related entity. The terms of the sublease mirror the terms of the master lease. The related entity is responsible for all lease payments and related property expenses.

     Guarantees

In June 1997, a shareholder and director guaranteed the Company's line of credit from SeaFirst Bank. Subsequent to December 31, 1998, the line of credit was amended to include among other things, additional shareholders and directors as guarantors.

(8) COMMITMENTS AND CONTINGENCIES

     Litigation


The Company is involved in litigation which arose in the ordinary course of business. It is the opinion of management and counsel that the outcome of such litigation will not have a material effect on the financial statements of the Company.


(9) SUBSEQUENT EVENT


Subsequent to yearend, the shareholders of the Company entered into a definitive agreement with PentaStar Communications, Inc. ("PentaStar"), pursuant to which all outstanding shares of the Company's stock will be exchanged for cash and shares of PentaStar common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
     DMA Ventures, Inc.
      dba Access Communications:

We have audited the accompanying balance sheets of DMA Ventures, Inc. dba Access Communications (a Colorado corporation) as of December 31, 1997 and 1998, and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DMA Ventures, Inc. dba Access Communications as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Denver, Colorado,
    August 6, 1999.

                               DMA VENTURES, INC.
                            dba ACCESS COMMUNICATIONS

                                 BALANCE SHEETS
                      (In thousands, except share amounts)


                                                                                          December 31,
                                                                                      --------------------       June 30,
                                                                                       1997          1998          1999
                                                                                      ------        ------      ----------
                                                                                                                (unaudited)

                              ASSETS

     CURRENT ASSETS:
         Cash and cash equivalents                                                    $  591        $   83        $    4
         Accounts receivable, net                                                        124           179           271
         Prepaid expenses and other                                                       29            46            35
         Deferred income taxes                                                           352           149           149
         Net current assets of discontinued operations                                  --              60          --
                                                                                      ------        ------        ------
                   Total current assets                                                1,096           517           459

     PROPERTY AND EQUIPMENT, net                                                         465           399           409
                                                                                      ------        ------        ------
                   Total assets                                                       $1,561        $  916        $  868
                                                                                      ======        ======        ======


                 LIABILITIES AND SHAREHOLDER'S EQUITY

     CURRENT LIABILITIES:
         Related party borrowings, current maturities                                 $   67        $    5        $    5
         Current maturities of long-term borrowings                                       63            72            65
         Current maturities of capital leases                                             76            63            41
         Line of credit                                                                 --            --              95
         Accounts payable                                                                 46            71            76
         Accrued expenses                                                                335           161           198
         Income taxes payable                                                            273            82          --
         Deferred revenue                                                                 95           114           120
         Net current liabilities of discontinued operations                               26          --            --
                                                                                      ------        ------        ------
                   Total current liabilities                                             981           568           600
                                                                                      ------        ------        ------
     RELATED PARTY BORROWINGS                                                              5          --            --

     LONG-TERM BORROWINGS                                                                243           185           156

     CAPITAL LEASE OBLIGATIONS                                                            92            18          --

     COMMITMENTS AND CONTINGENCIES (Notes 2, 4 and 9)

     SHAREHOLDER'S EQUITY:
         Preferred stock, no par value; 10,000,000 shares authorized;
            no shares issued and outstanding                                            --            --            --
         Common stock, no par value; 25,000,000 shares authorized;
            10,000,000 shares issued and outstanding                                       1             1           114
         Retained earnings (deficit)                                                     239           144            (2)
                                                                                      ------        ------        ------
                   Total shareholder's equity                                            240           145           112
                                                                                      ------        ------        ------
                   Total liabilities and shareholder's equity                         $1,561        $  916        $  868
                                                                                      ======        ======        ======


                 The accompanying notes to financial statements
                  are an integral part of these balance sheets.

                               DMA VENTURES, INC.
                            dba ACCESS COMMUNICATIONS

                            STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                                                                        Six Months
                                                                     For the Year Ended                   Ended
                                                                         December 31,                    June 30,
                                                                   -----------------------         ---------------------
                                                                     1997            1998           1998           1999
                                                                   -------         -------         ------         ------
                                                                                                       (unaudited)

     REVENUES:
         Advanced communication services                           $ 1,921         $ 2,038         $  683         $  784
         Basic dial tone services                                    1,040             344            226             69
                                                                   -------         -------         ------         ------
                                                                     2,961           2,382            909            853
                                                                   -------         -------         ------         ------
     COSTS AND EXPENSES:
         Salaries and commissions                                    1,504           1,201            647            661
         Other general and administrative expenses                     637             577            312            280
                                                                   -------         -------         ------         ------
                                                                     2,141           1,778            959            941
                                                                   -------         -------         ------         ------
                   Income (loss) from operations                       820             604            (50)           (88)
                                                                   -------         -------         ------         ------
     OTHER (INCOME) EXPENSE:
         Interest income                                                (7)             (3)          --             --
         Interest expense                                               91              52             35             15
         Other expense                                                --              --               12              9
                                                                   -------         -------         ------         ------
                   Other (income) expense                               84              49             47             24
                                                                   -------         -------         ------         ------
     INCOME (LOSS) FROM CONTINUING OPERATIONS
         BEFORE PROVISION FOR INCOME TAXES                             736             555            (97)          (112)

            Provision (benefit) for income taxes                       309             212            (34)           (42)
                                                                   -------         -------         ------         ------
     NET INCOME (LOSS) FROM CONTINUING
         OPERATIONS                                                    427             343            (63)           (70)

     LOSS FROM DISCONTINUED OPERATIONS
         (less applicable income tax benefit of $129, $219,
            $129 and $40, respectively)                               (198)           (370)          (225)           (76)
                                                                   -------         -------         ------         ------
     NET INCOME (LOSS)                                             $   229         $   (27)        $ (288)        $ (146)
                                                                   =======         =======         ======         ======

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                               DMA VENTURES, INC.
                            dba ACCESS COMMUNICATIONS

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                      (In thousands, except share amounts)



                                                           Common Stock          Preferred Stock       Retained         Total
                                                     -----------------------     ----------------      Earnings     Shareholder's
                                                       Shares         Amount     Shares    Amount      (Deficit)        Equity
                                                     ----------       ------     ------    ------      ---------    -------------


     BALANCES, December 31, 1996                     10,000,000        $   1       --       $ --         $  90         $  91

       Distributions to shareholder                        --           --         --         --           (80)          (80)
       Net income                                          --           --         --         --           229           229
                                                     ----------        -----     ----       ----          ----         -----

     BALANCES, December 31, 1997                     10,000,000            1       --         --           239           240

       Distributions to shareholder                        --           --         --         --           (68)          (68)
       Net loss                                            --           --         --         --           (27)          (27)
                                                     ----------        -----     ----       ----          ----         -----

     BALANCES, December 31, 1998                     10,000,000            1       --         --           144           145

       Contribution from
          Shareholder (unaudited)                          --            113       --         --          --             113
       Net loss (unaudited)                                --           --         --         --          (146)         (146)
                                                     ----------        -----     ----       ----          ----         -----
     BALANCES, June 30, 1999
       (unaudited)                                   10,000,000        $ 114       --       $ --         $  (2)        $ 112
                                                     ==========        =====     ====       ====         =====         =====



                 The accompanying notes to financial statements
                    are an integral part of these statements.

                               DMA VENTURES, INC.
                            dba ACCESS COMMUNICATIONS

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                     Six Months
                                                                    For the Year Ended                 Ended
                                                                       December 31,                  June 30,
                                                                   ---------------------      ----------------------
                                                                    1997           1998         1998           1999
                                                                   ------         ------      -------        -------
                                                                                                   (unaudited)

     CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income (loss)                                         $ 229         $ (27)        $(288)        $(146)
         Adjustments to reconcile net income to net cash
            provided by operating activities-
               Deferred income tax provision (benefit)              (262)          203          --            --
               Provision for disputed items                          130            10          --            --
               Depreciation                                           55            79            41            40
               Other                                                --            --               6          --
               Changes in operating assets and liabilities-
                   Accounts receivable                              (254)          (65)         (236)          (92)
                   Prepaid expenses                                   (9)          (17)          (11)           11
                   Accounts payable                                   32            25           (10)            5
                   Accrued expenses                                  246          (174)          (28)           37
                   Income tax payable                                355          (191)         (165)          (82)
                   Deferred revenue                                    4            19            20             6
                   Discontinued operations                            33           (86)          302            60
                                                                   -----         -----         -----         -----
                   Net cash provided by (used in)
                      operating activities                           559          (224)         (369)         (161)
                                                                   -----         -----         -----         -----
     CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of property and equipment                          (42)          (13)         --             (50)
                                                                   -----         -----         -----         -----
                   Net cash used in investing activities             (42)          (13)         --             (50)
                                                                   -----         -----         -----         -----
     CASH FLOWS FROM FINANCING ACTIVITIES:
         Increase in line of credit                                 --            --            --              95
         Principal payments on related party borrowings              (42)          (67)          (51)         --
         Proceeds from long-term borrowings                          300          --            --            --
         Principal payments on long-term borrowings                 (238)          (49)           (2)          (36)
         Payments on capital lease                                   (36)          (87)          (44)          (40)
         Distributions to shareholder                                (80)          (68)          (56)         --
         Capital contribution                                       --            --            --             113
                                                                   -----         -----         -----         -----
                   Net cash provided by (used in)
                       financing activities                          (96)         (271)         (153)          132
                                                                   -----         -----         -----         -----

     NET (DECREASE) INCREASE IN CASH AND
         CASH EQUIVALENTS                                            421          (508)         (522)          (79)

     CASH AND CASH EQUIVALENTS, beginning of year                    170           591           591            83
                                                                   -----         -----         -----         -----

     CASH AND CASH EQUIVALENTS, end of year                        $ 591         $  83         $  69         $   4
                                                                   =====         =====         =====         =====

     SUPPLEMENTAL DISCLOSURES OF CASH
         FLOW INFORMATION:
            Cash paid for interest                                 $  33         $  67         $  36         $  15
                                                                   =====         =====         =====         =====
            Cash paid for taxes                                    $  23         $  12         $  12         $   0
                                                                   =====         =====         =====         =====

                 The accompanying notes to financial statements
                    are an integral part of these statements.

                               DMA VENTURES, INC.
                            dba ACCESS COMMUNICATIONS


                          NOTES TO FINANCIAL STATEMENTS
                          (Dollar amounts in thousands)


(1)    BUSINESS AND ORGANIZATION

DMA Ventures, Inc., dba Access Communications, a Colorado corporation (the "Company") was incorporated on August 10, 1993 and acts as a sales agent for U S WEST Communications, Inc. ("U S WEST"). In addition, the Company is a network integrator, focused on converging technologies for voice, data and video communication ("Hardware Business"). Subsequent to year end, the Company decided to discontinue the operations of the Hardware Business (see Note 10).

     Fiscal Year


The Company's fiscal year ends on July 31. The accompanying financial statements have been conformed to a December 31 year end in connection with the acquisition of the Company by PentaStar Communications, Inc. ("PentaStar")(see Note 11).


     Dependence Upon U S WEST

The Company acts as a sales agent for and generates all of its continuing revenues from U S WEST, regional Bell operating company. The loss of the relationship with U S WEST or a material diminishment in the volume of business with U S WEST would adversely affect the Company. Management believes the Company could become a sales agent for another provider with comparable terms if it were to lose its relationship with U S WEST.

     Interim Financial Information

The financial statements as of and for the six months ended June 30, 1998 and 1999 are unaudited; however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the useful lives or the remaining lease term.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Property and equipment consists of the following:

                                                                        December 31,
                                             Estimated Useful       ---------------------
                                              Life in Years          1997           1998
                                             ----------------       ------         ------

          Computer and telephone equipment          3-6              $ 242         $ 250
          Office furniture and equipment           5-10                104           112
          Leasehold improvements                   3-10                140           140
          Vehicles                                    5                 77            74
                                                                     -----         -----
                                                                       563           576
          Less:  accumulated depreciation                              (98)         (177)
                                                                     -----         -----
          Property and equipment, net                                $ 465         $ 399
                                                                     =====         =====

Depreciation expense was $55 and $79 for the years ended December 31, 1997 and 1998, respectively.

     Revenue Recognition

Revenue and the related commission expense are recognized in the month when services are installed by U S WEST. Deferred revenue in the accompanying balance sheets represents cash collected from U S WEST on uninstalled services.


The Company has not received payment for certain 1997 and 1998 installed services of $314 and $150, at December 31, 1997 and 1998, respectively, due to a dispute with U S WEST. The delay in payment for these disputed items has been due to deficiencies in documentation required by U S WEST and discrepancies in the amounts believed receivable from U S WEST. Total allowances of $190 and $180 at December 31, 1997 and 1998, respectively, has been established for receivables.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates which could change in the near future include the allowance for disputed receivables.

     Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The carrying value of these financial instruments in the accompanying balance sheets approximates their fair value because of their short-term nature.

     Concentration of Credit Risk

The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains their cash in institutions which the Company considers of high credit quality. The balances, at times, may exceed federally insured limits. Credit risk with respect to accounts receivable is limited due to the credit worthiness of the Company's primary customer, U S WEST. Management does not anticipate significant credit losses from such financial instruments.

     Asset Impairment

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets which are held and used in operations would be impaired if the undiscounted future cash flows related to the asset did not exceed the net book value. If an asset is determined to be impaired, it is written down to its fair value.

     Advertising and Promotion

Advertising and promotional related expenses are charged to operations when incurred or the first time the advertising appears. Advertising expense totaled $13 and $1 for the years ended December 31, 1997 and 1998, respectively.

     Income Taxes

Deferred tax assets and liabilities are provided for differences between the financial statement and tax basis of assets and liabilities using current enacted tax rates. The provision for income taxes includes the amount due for the current period and the change in deferred taxes between periods.

A valuation allowance is provided for a portion or all of the deferred tax asset when it is more likely than not that the Company will not be able to realize the benefits of the deferred tax assets in future years.

     Stock-Based Compensation

The Company accounts for its stock-based employee compensation agreements using the intrinsic value method under which no compensation is generally recognized for options granted to employees with an exercise price equal to or greater than the fair market of the underlying stock. Equity instruments granted to non-employees are recorded at fair value on the date of grant.

     Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

(3) BORROWINGS

       Line of Credit

The Company has a line of credit with Colorado Business Bank, N.A. which permits the Company to borrow up to $350 at a rate equal to the prime rate plus 1% (8.75% at December 31, 1998). The line of credit is renewed on a yearly basis. Borrowings under the agreement are collateralized by all accounts, inventory, equipment and general intangibles of the Company, as well as shareholder owned marketable securities and the shareholder's life insurance policy. The Company's borrowings are limited to 75% of the total accounts receivable balance less than ninety days (approximately $90 borrowing limitation at December 31, 1998). At December 31, 1997 and 1998, there were no amounts outstanding under this line.

       Notes Payable
       -------------
                                                                                      1997        1998
                                                                                     ------      ------

At December 31, 1997 and 1998, notes payable consisted of the following:

          Note payable to Colorado Business Bank, N.A., Denver, Colorado;
          interest at 9.5% per annum; collateralized by all accounts, inventory, equipment, general intangibles, and shareholder owned marketable securities; cross collateralized with the line of credit; co-borrower with the Company's shareholder and an officer; payable in monthly
          installments of $6.3; due April 2002.                                       $ 265       $ 220

                                                                                      1997        1998
                                                                                     ------      ------

          Note payable to Lexus Financial Services Corporation; interest at
          8.5% per annum; collateralized by a vehicle; payable in monthly
          principal and interest installments of $.884; due April 2002.              $ --         $ 31

          Note payable to Colorado Business Bank, N.A., Littleton, Colorado;
          interest at 10.5% per annum; collateralized by a vehicle; payable in
          monthly principal and interest installments of $.798; due August 1999.       15            6

          Note payable to Bank One, Denver, Colorado; interest at 9.25%;
          collateralized by a vehicle; payable in monthly principal and interest
          installments of $.759; paid April 1998.                                      26           --

          Note payable to shareholder; interest at the annual federal rate (5.1%
          at December 31, 1998), unsecured; due July 1999.                             72            5
                                                                                    -----        -----

                                                                                      378          262
          Less: current maturities                                                   (130)         (77)

          Long-term borrowings, net of current maturities                           $ 248        $ 185
                                                                                    =====        =====


Maturities of long-term borrowings are as follows:

         Years Ending December 31-
             1999                                 $   77
             2000                                     72
             2001                                     72
             2002                                     41
                                                  ------

             Total                                 $ 262


     Capital Leases

The Company leases certain office furniture and equipment under agreements which are classified as capital leases. The Company acquired $127 and $0 assets under capital lease arrangements in 1997 and 1998, respectively. Cost of such assets at December 31, 1997 and 1998 totaled $237 for each yearend and accumulated amortization totaled $37 and $76, respectively.

As of December 31, 1998, future lease payments under capital leases are as follows:

         Years Ended December 31-
             1999                                 $ 65
             2000                                   22
                                                  ----
         Total future minimum lease payments        87
         Less: amount representing interest         (6)
                                                  ----

         Present value of future minimum
           lease payments                           81
         Less: current portion                     (63)
                                                  ----

           Long-term portion                      $ 18
                                                  ====


(4) OPERATING LEASES

The Company leases office and warehouse facilities from its shareholder and other office space and equipment from unrelated parties under long-term leases expiring in various years through the year 2016. Generally, the Company is required to pay executory costs such as property taxes, maintenance and insurance.

As of December 31, 1998, future minimum lease payments required under operating leases are as follows:

                                                                      Related
                                                            Others    Parties
                                                            ------    -------

                  Years Ended December 31-
                      1999                                  $  81      $  36
                      2000                                     47         36
                      2001                                     --         36
                      2002                                     --         36
                      2003                                     --         36
                      Thereafter                               --        456
                                                            -----      -----
                                                            $ 128      $ 636
                                                            =====      =====

Total rent expense charged to income for leases totaled $70 and $79 for the years ended December 31, 1997 and 1998, respectively, of which, $36 and $36 represents rent expense for the related party leases in 1997 and 1998, respectively.

(6) PROVISION FOR INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 1997 and 1998:

                                                      1997          1998
                                                      ----          ----

     Current provision (benefit):
         Federal                                     $ 400         $ (182)
         State                                          42            (28)
                                                     -----         ------
            Total current                              442           (210)
                                                     -----         ------
     Deferred provision (benefit):
         Federal                                      (238)           176
         State                                         (24)            27
                                                     -----         ------
            Total deferred                            (262)           203
                                                     -----         ------
         Provision (benefit) for income taxes        $ 180         $   (7)
                                                     =====         ======

A reconciliation of the statutory income tax rate to the provision for income taxes from continuing operations is as follows:

                                                              December 31,
                                                          --------------------
                                                           1997          1998
                                                          -----         -----

     Federal income tax at statutory rate                  34.0%         34.0%
     State income taxes, net of federal tax effect          3.5           3.3
     Other                                                  4.5            .9
                                                          -----         -----
        Total provision                                    42.0%         38.2%
                                                          =====         =====

Deferred income taxes result from differences in the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                      1997          1998
                                                     -----         ------

     Deferred tax assets (liabilities):
        Accounts receivable                          $ (96)        $ (173)
        Accrued expenses                               184            127
        Deferred revenue                               129             91
        Allowance for disputes                         145            121
        Other                                          (10)           (17)
                                                     -----         ------
            Net deferred tax asset                   $ 352         $  149
                                                     =====         ======


(7) STOCK OPTION PLAN


In February 1998, the Company adopted a stock option plan which provides for the granting of options to employees, directors and consultants. A maximum of 700,000 shares of common stock may be issued under the plan. The option price, number of shares and grant date are determined at the discretion of the Company's Board of Directors. The exercise price of the options granted have been established at no less than the fair market value at the date of grant. Options granted under the plan expire ten years after the grant date and vest 1/12th on the last day of each fiscal quarter.


A summary of option transactions for the year ended December 31, 1998 and options outstanding at December 31, 1998 are shown below:

                                                                Number       Exercise
                                                              of Shares       Price
                                                              ---------       -----

     Options Granted in 1998                                   551,500        $0.33
     Exercised                                                    --           --
                                                               -------        -----
               Outstanding at December 31, 1998                551,500        $0.33
                                                               =======        =====

     Exercisable at December 31, 1998                          140,250        $0.33
                                                               =======        =====


The remaining contractual life of options outstanding at December 31, 1998, was
9.5 years. All options outstanding and exercisable have an exercise price of $0.33.

The fair value of the options granted in 1998 was $0.5 per share. Had the Company's stock based compensation cost been determined using their fair value at the grant date, the Company's net income would have been reduced to the pro forma amounts indicated below.

                                                                 Year Ended
                                                                December 31,
                                                                   1998
                                                                -------------

                  Net Income:
                     As reported                                   $ (27)
                     Pro forma                                     $ (32)

The above fair value was determined using the minimum value method (no volatility assumed), a risk free interest rate of 4.55%, an expected life of four years and no dividend payout.

(8) RETIREMENT SAVING PLAN

The Company maintains a qualified retirement savings plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up to 15% of their compensation, subject to Internal Revenue Service limits. The plan allows for discretionary contributions to be made by the Company. No Company contributions were made for the years ended December 31, 1997 and 1998, respectively. The plan is administered by a third party.

(9) COMMITMENTS AND CONTINGENCIES

     Guarantees

In December 1995, the Company, acting as a co-borrower with its shareholder and an officer, obtained a loan from Key Bank ("Key Bank"). The funds were used to purchase, among other items, real estate owned by the shareholder and officer. The loan was secured by the real estate, through a Deed of Trust dated December 28, 1995. In May 1996, the U.S. Small Business Administration ("SBA") guaranteed the Key Bank loan, which resulted in the Deed of Trust being transferred to the SBA. In August of 1998, the Key Bank debt balance was paid in full, with proceeds obtained by the shareholder and officer from the Colorado Business Bank. The Company is a guarantor on the Colorado Business Bank note. The real estate securing the note has been leased by the Company since April of 1996.

The Colorado Business Bank note bears interest at 9% and is due in monthly principal and interest installments of $1. The note is secured by a first deed of trust and an assignment of rents between the Company and its shareholder. At December 31, 1998 the balance due on this note is $138. The note is due January, 2016.

     Litigation


The Company is involved in litigation arising in the ordinary course of business. It is the opinion of management that the outcome of such litigation will not have a material effect on the financial statements of the Company.

(10) DISCONTINUED OPERATIONS

During February 1999, management approved a formal plan to dispose of the Company's Hardware Business. Operations related to this business ceased on April 30, 1999, with the completion of all installations. The Company reduced its labor force, eliminated all inventories, and wrote-down the value of the property and equipment. As a result of this decision, the Company has reflected the operations of the hardware business as discontinued operations in the accompanying financial statements.

Net current assets(liabilities) of discontinued operations as of December 31, 1997 and 1998 are as follows:

                                                                              1997          1998
                                                                             -----         -----

     Current Assets:
        Accounts receivable, net                                             $ 132         $ 284
        Inventory                                                              178           178
                                                                             -----         -----
                  Total current assets                                         310           462
                                                                             -----         -----
     Current Liabilities:
        Accounts payable and accrued expenses                                $ 107         $ 274
        Deferred revenue                                                       229           128
                                                                             -----         -----
                  Total current liabilities                                    336           402
                                                                             -----         -----
                  Net assets (liabilities) of discontinued operations        $ (26)        $  60
                                                                             =====         =====

The results of discontinued operations were as follows: December 31,

                                                                    1997           1998
                                                                  -------         -------

     Revenues                                                     $ 2,411         $ 3,223
     Cost and expenses                                              2,738           3,812
                                                                  -------         -------
            Loss from discontinued operations before taxes        $  (327)        $  (589)
                                                                  =======         =======

(11) SUBSEQUENT EVENTS

Subsequent to year end, the sole shareholder at the Company entered into a definitive agreement with PentaStar Communications, Inc. ("PentaStar"), pursuant to which all outstanding shares of the Company's stock will be exchanged for cash and shares of PentaStar common stock.

                         PENTASTAR COMMUNICATIONS, INC.


                                1,500,000 SHARES

                                  COMMON STOCK


                     ---------------------------------------


                                   PROSPECTUS

                                                 , 1999
                          ----------------------


                     ---------------------------------------


                           SCHNEIDER SECURITIES, INC.




                         PROSPECTUS DELIVERY OBLIGATIONS

         Until _______, 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Since March 15, 1999, the date of its formation, PentaStar has sold unregistered securities as follows:

         1. On March 17, 1999, PentaStar issued 1,708,980 shares of common stock to BACE Investments, LLC for $500.

         2. On March 31, 1999, PentaStar issued 732,419 shares of common stock to Black Diamond Capital, LLC for $321.43; 469,499 shares of common stock to Robert S. Lazzeri for $206.04; and 219,100 shares of common stock to Jeffrey A. Veres for $96.15.

         3. On August 13, 1999, PentaStar entered into Agreements and Plans of Merger with the stockholder of DMA Ventures, Inc. and the stockholders of ICM Communications Integration, Inc. pursuant to which PentaStar will acquire, concurrently with the closing of this offering, all of the outstanding stock of DMA for $500,000 cash and 205,000 shares of PentaStar common stock and all of the outstanding stock of ICM for $1.923 million cash and 165,000 shares (subject to adjustment) of PentaStar common stock.

         The sales and issuance of securities in the transactions described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2). The purchaser in paragraph 1 is an accredited investor. The principal of the entity listed in paragraph 2 is a sophisticated and experienced investor. The individuals listed in paragraph 2 are accredited investors who will become employees of PentaStar in connection with this offering.

         The sales and ultimate issuance of securities in the transactions described in paragraph 3 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 506. The stockholder of DMA, Jeffrey A. Veres, the principal stockholder of ICM, Dennis W. Schillinger, and one other stockholder of ICM are accredited investors. The other stockholders of ICM who will receive PentaStar common stock are persons who PentaStar believes, either alone or with his purchaser representative, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in PentaStar common stock.


Item 27.          Exhibits and Financial Statement Schedules

                  (a)      Exhibits


Exhibit
Number                              Description of Document
-------                             -----------------------
1.1*              Form of Underwriting Agreement.

1.2*              Form of Selected Dealers Agreement.

2.1*              Agreement and Plan of Merger dated August 13, 1999 among PentaStar
                  Communications, Inc., OC Mergerco 1, Inc., DMA Ventures, Inc. and its principal shareholder, Jeffrey A. Veres.

2.2****           Agreement and Plan of Merger dated August 13, 1999 among PentaStar
                  Communications, Inc., OC Mergerco 2, Inc., ICM Communications Integration,
                  Inc. and the shareholders of ICM Communications Integration, Inc.

3.1****           Form of Restated Certificate of Incorporation.

3.2****           Form of Restated Bylaws.

4.1**             Specimen stock certificate representing shares of common stock of PentaStar
                  Communications, Inc.

4.2*              Form of Warrant for the purchase of common stock to be issued to the representatives upon the closing of this offering.

5.1**             Opinion of Sherman & Howard L.L.C. regarding the legality of the securities being registered.

10.1*             PentaStar Communications, Inc. Stock Option Plan.

10.2***           Strategic Agent Sales Agreement by and between U S WEST
                  Communications, Inc. and Access Communications dated
                  February 15, 1998, as amended by memorandum dated
                  March 24, 1999.

Exhibit
Number                              Description of Document
-------                             -----------------------
10.3***           Strategic Agent Sales Agreement by and between U S WEST Communications,
                  Inc. and ICM Communications Integration, Inc. dated February 13, 1998, as amended by memorandum dated March 24, 1999.

10.4****          Consulting Agreement effective September 1, 1999 between Optimal
                  Communications, Inc. (nka PentaStar Communications, Inc.) and BIBD, LLC.

10.5*             Employment and Noncompetition Agreement entered into as of August 13, 1999 between PentaStar Communications, Inc. and Jeffrey A. Veres.

10.6*             Form of Principal Stockholder's Escrow and Contingent Stock Agreement among
                  PentaStar Communications, Inc., OC Mergerco 1, Inc. and Jeffrey A. Veres.

10.7*             Form of Principal Stockholder's Escrow and Contingent Stock Agreement among
                  PentaStar Communications, Inc., OC Mergerco 2, Inc. and Dennis W. Schillinger.

10.8*             Lease Agreement between BACE Real Estate, LLC and PentaStar
                  Communications, Inc.

10.9*             Stock Purchase Agreement dated March 31, 1999 between Optimal
                  Communications, Inc. (nka PentaStar Communications, Inc.) and Robert S.

                  Lazzeri and Addendum thereto.

10.10*            Stock Purchase Agreement dated March 31, 1999 between Optimal
                  Communications, Inc. (nka PentaStar Communications, Inc.) and Black Diamond

                  Capital, LLC and Addendum thereto.

10.11*            Stock Purchase Agreement dated March 31, 1999 between Optimal
                  Communications, Inc. (nka PentaStar Communications, Inc.) and Jeffrey A. Veres

                  and Addendum thereto.

10.12*            Lock-Up Agreement dated March 17, 1999 between Optimal Communications,
                  Inc.  (nka PentaStar Communications, Inc.) and BACE Investments, LLC.

10.13*            Business Lease dated April 10, 1996 between Jeffrey and Linda Veres and DMA
                  Ventures, Inc. (dba Access Communications) and First Amendment to Lease
                  dated August 13, 1999.

Exhibit
Number                              Description of Document
-------                             -----------------------
10.14****         Form of Escrow Agreement among BACE Investments, LLC, Black Diamond
                  Capital, LLC, PentaStar Communications, Inc., Schneider Securities, Inc. and
                  American Securities Transfer & Trust, Inc.

21.1****          Statement re subsidiaries of PentaStar Communications, Inc.

23.1**            Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1).

23.2****          Consent of Arthur Andersen LLP, Independent Public Accountants.

24.1*             Power of Attorney.  Reference is made to II-5.

27.1*             Financial Data Schedule.

99.1****          Consent of Robert S. Lazzeri to be named.

99.2****          Consent of R. Neal Tomblyn to be named.

99.3****          Consent of David L. Dunham to be named.

99.4****          Consent of Dennis W. Schillinger to be named.

99.5****          Consent of Jeffrey A. Veres to be named.


--------------
*        Previously submitted.
**       To be filed by amendment.
*** Previously submitted. The registrant has applied for confidential treatment for portions of this exhibit.
****     Filed herewith.


         All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on the 23 day of September, 1999.


                                         PENTASTAR COMMUNICATIONS, INC.

                                         By:      /s/ Richard M. Tyler
                                            ------------------------------------
                                            Vice President and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               Signature                                 Title                                 Date
               ---------                                 -----                                 ----

/s/   Craig J. Zoellner                      President, Treasurer and Director            September 23, 1999
-------------------------------------        (Principal Executive Officer and
      Richard M. Tyler as                    Principal Financial Accounting
      attorney-in-fact for                   Officer)
      Craig J. Zoellner

/s/   Richard M. Tyler                       Vice President, Secretary and                September 23, 1999
-------------------------------------        Director
      Richard M. Tyler



                                             Director
--------------------------------------
        Carleton A. Brown

                                  EXHIBIT INDEX


Exhibit
Number                     Description of Document
-------                    -----------------------
1.1*                       Form of Underwriting Agreement.

1.2*                       Form of Selected Dealers Agreement.

2.1*                       Agreement and Plan of Merger dated August 13, 1999 among PentaStar
                           Communications, Inc., OC Mergerco 1, Inc., DMA Ventures, Inc. and its
                           principal shareholder, Jeffrey A. Veres.

2.2****                    Agreement and Plan of Merger dated August 13, 1999 among PentaStar
                           Communications, Inc., OC Mergerco 2, Inc., ICM Communications
                           Integration, Inc. and the shareholders of ICM Communications Integration,
                           Inc.

3.1****                    Form of Restated Certificate of Incorporation.

3.2****                    Form of Restated Bylaws.

4.1**                      Specimen stock certificate representing shares of common stock of
                           PentaStar Communications, Inc.

4.2*                       Form of Warrant for the purchase of common stock to be issued to the representatives upon the closing of this offering.

5.1**                      Opinion of Sherman & Howard L.L.C. regarding the legality of the securities being registered.

10.1*                      PentaStar Communications, Inc. Stock Option Plan.

10.2***                    Strategic Agent Sales Agreement by and between U S WEST
                           Communications, Inc. and Access Communications dated February 15,
                           1998, as amended by memorandum dated March 24, 1999.

10.3***                    Strategic Agent Sales Agreement by and between U S WEST
                           Communications, Inc. and ICM Communications Integration, Inc. dated
                           February 13, 1998, as amended by memorandum dated March 24, 1999.

Exhibit
Number                     Description of Document
-------                    -----------------------
10.4****                   Consulting Agreement effective September 1, 1999 between Optimal
                           Communications, Inc. (nka PentaStar Communications, Inc.) and BIBD,
                           LLC.

10.5*                      Employment and Noncompetition Agreement entered into as of
                           August 13, 1999 between PentaStar Communications, Inc. and Jeffrey A.

                           Veres.

10.6*                      Form of Principal Stockholder's Escrow and Contingent Stock Agreement
                           among PentaStar Communications, Inc., OC Mergerco 1, Inc. and
                           Jeffrey A. Veres.

10.7*                      Form of Principal Stockholder's Escrow and Contingent Stock Agreement
                           among PentaStar Communications, Inc., OC Mergerco 2, Inc. and
                           Dennis W. Schillinger.

10.8*                      Lease Agreement between BACE Real Estate, LLC and PentaStar
                           Communications, Inc.

10.9*                      Stock Purchase Agreement dated March 31, 1999 between Optimal
                           Communications, Inc. (nka PentaStar Communications, Inc.) and
                           Robert S. Lazzeri and Addendum thereto.

10.10*                     Stock Purchase Agreement dated March 31, 1999 between Optimal
                           Communications, Inc. (nka PentaStar Communications, Inc.) and Black
                           Diamond Capital, LLC and Addendum thereto.

10.11*                     Stock Purchase Agreement dated March 31, 1999 between Optimal
                           Communications, Inc. (nka PentaStar Communications, Inc.) and
                           Jeffrey A. Veres and Addendum thereto.

10.12*                     Lock-Up Agreement dated March 17, 1999 between Optimal
                           Communications, Inc.  (nka PentaStar Communications, Inc.) and BACE
                           Investments, LLC.

10.13*                     Business Lease dated April 10, 1996 between Jeffrey and Linda Veres and
                           DMA Ventures, Inc. (dba Access Communications) and First Amendment

                           to Lease dated August 13, 1999.

10.14****                  Form of Escrow Agreement among BACE Investments, LLC, Black
                           Diamond Capital, LLC, PentaStar Communications, Inc., Schneider
                           Securities, Inc. and American Securities Transfer & Trust, Inc.

           Exhibit
           Number                     Description of Document
           -------                    -----------------------
           21.1****                   Statement re subsidiaries of PentaStar Communications, Inc.

           23.1**                     Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1).

           23.2****                   Consent of Arthur Andersen LLP, Independent Public Accountants.

           24.1*                      Power of Attorney.  Reference is made to II-5.

           27.1*                      Financial Data Schedule.

           99.1****                   Consent of Robert S. Lazzeri to be named.

           99.2****                   Consent of R. Neal Tomblyn to be named.

           99.3****                   Consent of David L. Dunham to be named.

           99.4****                   Consent of Dennis W. Schillinger to be named.

           99.5****                   Consent of Jeffrey A. Veres to be named.


----------------
*        Previously submitted.
**       To be filed by amendment.
*** Previously submitted. The registrant has applied for confidential treatment for portions of this exhibit.
****     Filed herewith.